As filed with the Securities and Exchange Commission on November 22, 2024

Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

Papa Medical Inc.
(Exact name of Registrant as specified in its charter)

____________________

Delaware	2111	99-0986423
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

202 North California Ave
City of Industry, CA 91744
(626) 855-0800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________

Hua Yao, Chief Financial Officer
Papa Medical Inc.
202 North California Ave
City of Industry, CA 91744
(657) 221-8185
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

copies to:

Meng Ding, Esq. Sidley Austin c/o 39/F, Two Int’l Finance Centre 8 Finance St, Central, Hong Kong +852 2509-7888	Michael Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002 (713) 651-2600

____________________

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy the securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus (Subject to Completion)

Dated [    ], 20[    ]

[          ] Shares of Class A Common Stock

[Company’s Logo]

Papa Medical Inc.

This is the initial public offering of [          ] shares of Class A common stock on a firm commitment basis. The estimated initial public offering price is expected to be in the range of $[          ] to $[          ] per share. Currently, no public market exists for our Class A common stock. We intend to apply to have our Class A common stock listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “PAPA.” The offering is contingent upon final approval of our Nasdaq listing, and we will not complete the offering if our Class A common stock is not listed on Nasdaq.

We have granted the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional [          ] shares of Class A common stock from us at the initial public offering price less the underwriting discount and commissions to cover over-allotments.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as defined under the applicable U.S. federal securities laws and, as such, we are eligible for reduced public company reporting requirements. We will be deemed to be a “controlled company” under the Nasdaq listing rules because Dr. Jian Hua, our chief executive officer and director, holds 95.3% of our outstanding voting power, and is expected to hold more than 50% of our outstanding voting power upon completion of this offering. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements.

See “Risk Factors” beginning on page 7 for factors you should consider before investing in our Class A common stock.

PRICE US$[ ] PER SHARE
	Initial Public Offering Price	Underwriting Discounts and Commissions(1)	Proceeds, before Expenses, to us
Per Share	US$ [ ]	US$ [ ]	US$ [ ]
Total	US$ [ ]	US$ [ ]	US$ [ ]

____________

(1)    For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters have an option to purchase up to [          ] additional Class A common stock from us at the initial public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus, to cover any over-allotment. The underwriters expect to deliver the Class A common stock against payment in U.S. dollars in New York, NY to purchasers on or about [          ], 20[    ].

Prospectus dated [    ], 20[    ]

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This prospectus contains certain estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Class A common stock offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

i

Neither we nor the underwriters have taken any action that would permit a public offering of the Class A common stock outside the United States or permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A common stock and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Until [          ], 20[    ] (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

Prospectus Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the Class A common stock discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the Class A common stock. This prospectus contains information from a report that was commissioned by us and prepared by Frost & Sullivan Limited, an independent market research firm, to provide information regarding our industry and our market position. We refer to this report as the “F&S Report.”

Overview

We are the first end-to-end innovative cannabis dosing solution provider in the US that possesses the medical atomization or nebulizing background and sells nebulizer, according to the Frost & Sullivan Report. We deeply engage in the key activities in the cannabis and consuming E-vapors industry, from the research and development, formulation design, e-liquid production, e-liquid filling to e-liquid co-packing services. We believe our full-cycle operations and leading market position will position us to further capitalize on the growth potential of US’ cannabis E-vapors market.

Leveraging our in-house innovative technology and strong manufacturing capabilities and in-depth insights into end-users’ needs to develop superior e-vapor products, we provide comprehensive innovative cannabis dosing solutions to companies in the cannabis and tobacco industries. Deeply involving in key activities including the formulation designing, the manufacturing and the final brand operating process at the same time, we are able to optimize production process based on designing, or can adjust the designing and manufacturing according to the market’s requirements in a timely manner. This synergy enables us to improve the efficiency of both formulation designing and production process and cover the limits of each other. In addition, as our leading atomization technology, AiMesh® technology, significantly facilitates precise metering control, and our high-end aroma molecule blending technology, feelmixX® technology, perfectly combines traditional CBD oil with modern E-vapor oil, we believe our E-vapors are well-positioned for broader applications across different sectors, especially the medical industry healthcare industry. Our cannabis E-vapors are marketed under the Cannapresso brand name, primarily on an Original Design Manufacturer (“ODM”) basis to other cannabis vapor companies. ODM generally involves the design and customization of the core products to meet each brand’s unique image and needs, and our products are sold by our customers under their own brand names although they may also include our brand name on the products.

Our cannabis E-vapors primarily use the following core technologies:

•        AiMesh® technology.    AiMesh® technology is an innovative atomization technology which adjusts the temperature and wattage of the heating coil in-time by using AI algorithms to analyze puff data, optimizes vaporization for consistent dosing and precise metering control. Such precision of our AiMesh® technology could not only enable our users to have a smoother and enjoyable customized vaping experience, but also ensure that users can adhere to specific dosages, catering to varied therapeutic needs and preferences. Natural cannabis is rich in flavoring substances such as terpenes, which give cannabis its rich flavor and further enhance its effects on the body due to the entourage effect. These substances are very sensitive to temperature. A high temperature can destroy their molecular structure and a low temperature can result in an insufficient amount of atomization, making the substances lose their flavor and potency. Our AiMesh® technology can effectively solve this issue leveraging its ability to maintain perfect atomization temperature balance. Such ability not only allows our users to have a smoother and more enjoyable customized e-cigarette experience, but also ensures that users are able to adhere to specific dosages for various therapeutic needs and preferences. It is well known that different doses of cannabis ingestion produce different effects, and in order to more accurately achieve the pre-determined therapeutic effects, we need more precise dosage control, which our AiMesh® can do very well.

•        feelmixX® technology.    feelmixX® technology is an aroma molecule blending technology that perfectly combines traditional CBD oil with modern E-vapor oil, providing a vaping experience with multiple effects and pleasant aroma and taste. This hybrid oil not only retains the efficacy, taste and aroma characteristics of CBD oil, but combines the physiological satisfaction and a rich variety of flavors offered by E-vapor oil. We select fruity and beverage aroma ingredients, blend them to create specific aromas and tastes that include different top note, middle note and base note, providing users with a joyful vaping experience. During the

R&D of our products, we conduct sensory evaluation and necessary adjustments through precise calculation and multiple vaping tests until the ideal formula is determined, ensuring a harmonious combination of aromas at all levels to form a unified efficacy, aroma and taste experience. We also conduct chemical stability and safety tests to ensure the stability of active ingredients under different storage conditions to prevent decomposition or deterioration, and also that all ingredients are harmless to the human body and comply with relevant regulations and standards. We may adjust the aroma, taste and efficacy of our products from time to time to meet consumers’ expectation after research into consumer preferences and needs of our target markets. We believe the application of our feelmixX® technology effectively improves users’ vaping experience and at the same time creating new possibilities for the innovation and development of cannabis dosing products.

We are one of the few end-to-end innovative cannabis dosing solution providers in the US that engage in the revolutionization of healthier nicotine ingestion experience with No Heat No Burn (NHNB™), according to the Frost & Sullivan Report. The operating principle of NHNB™ vaping technology can be recognized as utilizing methods such as ultrasonic waves to vaporize the medium within the E-vapor without generating heat or steam. By eliminating the heating process, tobacco or cannabis among conventional heat-not-burn (HNB) products is vaporized avoiding the release of harmful compounds associated with heavy metals and other carcinogens. Instead, more desirable compounds are released, minimizing health risks for end-users and offering an extensive array of terpene-enriched products with varying dosages.

We primarily generated revenues from sales of cannabis E-vapors and consuming E-vapors, which collectively accounted for 90.7% and 92.6% of the total revenues for the nine months ended September 30, 2024 and 2023, respectively, and accounted for 89.9% and 91.4% of the total revenues for the years ended December 31, 2023 and 2022, respectively. The following table sets forth our total revenue and percentage for cannabis E-vapors, consuming E-vapors and other revenues by region for the nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023 and 2022, respectively.

	For the nine months ended September 30,				For the years ended December 31,
	2024		2023		2023		2022
	Revenues	%	Revenues	%	Revenues	%	Revenues	%
	(Unaudited)		(Unaudited)
	($ in thousands, except for percentages)
North America	24,587	90.1	12,694	81.3	20,834	82.3	12,089	90.9
Europe	2,300	8.4	1,649	10.6	2,761	10.9	10	0.1
UAE	378	1.4	1,106	7.1	1,209	4.8	—	—
Others	17	0.1	157	1.0	522	2.0	1,199	9.0
Total	27,282	100.0	15,606	100.0	25,326	100.0	13,298	100.0

Our Strategies

We plan to pursue the following growth strategies to expand our business:

•        Global expansion:    We intend to rapidly enter new regional markets to drive growth while preserving our existing market share;

•        R&D innovation:    We intend to fully commit to research, development, and innovation;

•        Diversification:    We plan to explore the medical products sector, aiming to boost our performance in the aforementioned sector alongside the already steadily increasing sales of our existing products;

•        Scale up production:    We seek to enhance production capacity and to diversify our product offerings through a comprehensive upgrade of CANNAPRESSO LAB INC, our wholly-owned subsidiary; and

•        Build up industry leadership:    We seek to position ourselves as the leading provider of the third way of dosing and the integrated medical and commercial cannabis vaporization solutions in the United States.

Summary of Risk Factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section and the other information contained in this prospectus, before you decide whether to purchase the Class A common stock.

We face risks and uncertainties in realizing business objectives and executing strategies, including:

•        Existing laws, regulations and policies and the issuance of new or more stringent laws, regulations, policies and any other restrictions or limitations in relation to the E-vapors industry can materially and adversely affect our business operations;

•        Cannabis E-vapors are subject to regulations and restrictions in the United States and are prohibited in many other countries;

•        While we believe that our business and sales do not violate the Federal Paraphernalia Law, legal proceedings alleging violations of such law or changes in such law or interpretations thereof could adversely affect our business, financial condition or results of operations;

•        Because Dr. Jian Hua, our chief executive officer and director holds 83.6% of our common stock and 70.0% of the equity of our related party, Dr. Hua has a conflict of interest;

•        We are exposed to risks relating to our relationship with certain related parties; and

•        Recently enacted legislation and regulations relating to delivery, sales and shipping restrictions of the tobacco products in the United States may make it more difficult to sell cannabis E-vapors and consuming E-vapors in the United States.

Recent Developments

In February, we entered into a new lease agreement for certain premises located in Los Angeles for a term of five years. We plan to use the premises for manufacturing of cannabis and CBD oil and packaging.

Our revenue generated in the first half of 2024 significantly increased as compared to the same period in 2023, as we further enhanced our product portfolio by introducing the new series of E-vapors, iPrefer in the first quarter of 2024.

Corporate Information

Our principal executive offices are located at 202 North California Ave, City of Industry, CA 91744. Our telephone number at this address is (626) 855-0800. Our corporate website is https://www.cannapresso.com.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. The information contained on our website is not a part of this prospectus.

Controlled Company

We will be deemed to be a “controlled company” under the Nasdaq listing rules because Dr. Jian Hua, our chief executive officer and director, holds 95.3% of our outstanding voting power, and is expected to hold more than 50% of our outstanding voting power upon completion of this offering. For so long as we remain a controlled company under this definition, we are not required to comply with certain of Nasdaq’s corporate governance requirements and are permitted to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our Board must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, other than a majority of the members of our Board not comprising of independent directors, we may in the future take advantage of such exemptions. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our common stock that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (a) we have a public common equity float of more than $250 million, or (b) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Conventions Which Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to [          ] additional shares of Class A common stock from us.

Except where the context otherwise requires:

•        “CAGR” refers to compound annual growth rate;

•        “CBD” or “cannabidiol” refers to an active ingredient in cannabis, which is an essential component of medical marijuana and derived directly from the hemp plant or manufactured in a laboratory;

•        “China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•        “Dr. Hua” refers to Dr. Jian Hua, our chief executive officer and director;

•        “Papa Medical,” “we,” “us,” “our company” and “our” refer to Papa Medical Inc., a Delaware corporation and its subsidiaries;

•        “Shenzhen Feellife” refers to Shenzhen Fanhuo Life Science Co., Ltd., our related party;

•        “Shenzhen LFS” refers to Shenzhen LFS Nebulizer Medical Co., Ltd., our related party;

•        “UAE” refers to the United Arab Emirates;

•        “US,” “U.S.” and “United States” refer to the United States of America; and

•        “US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States.

The Offering

The following assumes that the underwriters will not exercise its option to purchase additional shares of Class A common stock in the offering, unless otherwise indicated.

Shares Offered by Us	[ ] shares of Class A common stock (or [ ] shares of Class A common stock if the underwriters exercise its over-allotment option in full).
Initial Offering Price	We expect that the initial public offering price will be between US$[ ] and US$[ ] per share.
Shares of Common Stock Outstanding Before This Offering	20,000,000 shares of common stock are outstanding as of the date of this prospectus, consisting of 7,634,560 shares of Class A common stock and 12,365,440 shares of Class B common stock.
Shares of Common Stock Outstanding Immediately After This Offering	[ ] shares of common stock (or [ ] shares of common stock if the underwriters exercise its over-allotment option in full).
Underwriter Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to [ ] additional shares of Class A common stock to cover over-allotment.
Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately US$[          ] million (or approximately US$[          ] million if the underwriters exercise its over-allotment option in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering primarily for [          ].

See “Use of Proceeds” for additional information.

Lock-up

We and our directors, executive officers and all of our existing stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any shares of common stock or similar securities or any securities convertible into or exchangeable or exercisable for our shares of common stock, for a period of six months after the date of this prospectus. See “Shares Eligible for Future Sale.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our shares of Class A common stock.
Listing

We will apply to have our Class A common stock listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “PAPA.” We cannot guarantee that we will be successful in listing our Class A common stock on Nasdaq; however, we will not complete this offering unless we are so listed.

Summary Selected Consolidated Financial Data

The following condensed consolidated statements of income and comprehensive income for the nine months ended September 30, 2024 and 2023, condensed consolidated balance sheets data as of September 30, 2024 and 2023, and condensed consolidated statements of cash flow data for the nine months ended September 30, 2024 and 2023, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following consolidated statements of income and comprehensive income for the years ended December 31, 2023 and 2022, consolidated balance sheets data as of December 31, 2023 and 2022, and consolidated statements of cash flow data for the years ended December 31, 2023 and 2022, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this Summary Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

Consolidated Statement of Operations Data:

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
	(Unaudited)
Revenues	$27,282,305	$15,605,622	$25,325,945	$13,298,248
Cost of revenues	(20,519,407)	(11,733,270)	(18,786,928)	(10,644,470)
Gross profit	6,762,898	3,872,352	6,539,017	2,653,778
Operating expenses	(5,276,939)	(2,240,441)	(4,316,580)	(1,295,398)
Operating income	1,485,959	1,631,911	2,222,437	1,358,380
Income before income taxes	1,404,542	1,606,170	2,179,985	978,699
Net income	$1,048,355	$1,167,759	$1,515,579	$686,660
Earnings per share (basic and diluted)	$0.05	$0.06	$0.08	$0.03
Weighted average shares used in calculating net income per share (basic and diluted)	20,000,000	20,000,000	20,000,000	20,000,000

Consolidated Balance Sheet Data:

	As of September 30,	As of December 31,
	2024	2023	2022
	(Unaudited)
Assets	$12,069,222	$11,515,174	$2,706,479
Current assets	8,403,153	8,694,299	1,927,027
Non-current assets	3,666,069	2,820,875	779,452
Total liabilities	$8,903,705	$9,210,012	$1,996,896
Current liabilities	7,501,190	8,126,651	1,822,412
Non-current liabilities	1,402,515	1,083,361	174,484
Shareholders’ equity	$3,165,517	$2,305,162	$709,583

Consolidated Cash Flows Data:

	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
	(Unaudited)
Net cash (used in)/provided by operating activities	$(686,321)	$3,892,383	$4,130,079	$(59,913)
Cash used in investing activities	(350,222)	(70,577)	(86,396)	(87,050)
Net cash used in financing activities	(415,067)	(145,000)	(85,973)	(200,000)
Net (decrease)/increase in cash and cash equivalents	$(1,451,610)	$3,676,806	$3,957,710	$(346,963)

Risk Factors

An investment in our Class A common stock involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our Class A common stock. Any of the following risks could have a material and adverse effect on the business, financial condition and results of operations of us and our Class A common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Existing laws, regulations and policies and the issuance of new or more stringent laws, regulations, policies and any other restrictions or limitations in relation to the E-vapors industry can materially and adversely affect our business operations.

As E-vapors have become more and more popular in recent years, government authorities worldwide have imposed laws, regulations and policies to regulate E-vapors and the vaping industry, and may impose more stringent controls either with changes in existing laws or regulations, with new laws or regulations, or with new interpretations of existing laws or regulations. Some governments have prohibited the use of E-vapors in certain areas, imposed specific taxes on E-vapors or imposed restrictions, in certain areas such as product advertising, flavorings or nicotine concentration. Some governments, primarily state and municipal, have imposed restrictions or prohibitions on smoking in public and on public transportation, such as on trains, airplanes and buses. Such prohibitions have been or may in the future be extended to E-vapors, and such restrictions may be imposed by local, regional or national governments.

We cannot assure you that government authorities will not impose further restrictions on E-vapors in the future, including but not limited to requirements to obtain and maintain licenses, approvals or permits for relevant business operation. Such restrictions, if any, may adversely affect supplies of raw materials, production and sales activities, taxation or other aspects of our business operation. We may not be able to comply with any or all changes in existing laws and regulations or any new laws and regulations and may incur significant compliance costs. All of the above may affect our production or market demand for E-vapors and thus adversely affect our business, financial condition and results of operations. To the extent that we grow in scale and significance, we expect to face increased scrutiny, which may result in increased investment in compliance and related capabilities.

The World Health Organization (“WHO”) and the United State Centers for Disease Control and Prevention (“CDC”) have been clear in their view of the harmful effects of nicotine. Although they recognize that e-cigarettes may expose users to fewer harmful chemicals than burned cigarettes, which are considered very dangerous, any tobacco product, including e-cigarettes, is unsafe particularly for young people and pregnant women.

Countries have taken different steps to address the dangers of nicotine and to consider the difference between e-cigarettes and burned cigarettes. However, instances of death or serious illness resulting or perceived to result from the use of e-cigarettes and E-vapors as well as significant reported use by certain populations, including adolescents as well as nicotine-naive individuals, may spur governments at all levels to increase restrictions on E-vapors. We cannot assure you that the actions taken by municipal, state or provincial and national governments will not materially and adversely affect the market for E-vapors generally and our business of in particular.

Cannabis E-vapors are subject to regulations and restrictions in the United States and are prohibited in many other countries.

We primarily generate revenues from sales of cannabis E-vapors in the United States. In the United States, cannabis E-vapors are subject to federal and state regulation. At the state level, although an increasing number of states in the United States permit adult use of recreational marijuana products (non-hemp cannabis products), states have restrictions as to where the products can be sold and many of the states that permit recreational use of marijuana products require that sales be made only at licensed stores. At the federal level, although “hemp” has been removed from the definition of marijuana under the Controlled Substances Act, the Controlled Substances Act still lists non-hemp cannabis as illegal substance and therefore, sale of non-hemp cannabis products is prohibited. Likewise, under certain circumstances, devices intended for use in consuming federally prohibited non-hemp cannabis may also technically qualify as prohibited drug paraphernalia under the Controlled Substances Act and the laws of certain states that continue to broadly restrict production and sale of non-hemp cannabis products (as further discussed below).

Most European countries have yet to legalized recreational cannabis. Clear generational and social gaps still exist that make legalization and development of the market a slow process, although the potential legalization of adult-use cannabis in Germany is likely to accelerate the cannabis debate within the EU and promote the development of the industry at a regional level. Our ability to expand our marketing of cannabis E-vapors in the European market is dependent upon whether recreational cannabis will become legal in major European countries, and we cannot guarantee that we will be able to sell our cannabis E-vapors in Europe in the future. These restrictions on the sale and use of cannabis could impair our ability to market and sell our products.

While we believe that our business and sales do not violate the Federal Paraphernalia Law, legal proceedings alleging violations of such law or changes in such law or interpretations thereof could adversely affect our business, financial condition or results of operations.

Under the Controlled Substances Act (see U.S. Code Title 21 Section 863, herein referred to as the “Federal Paraphernalia Law”), it is unlawful to sell, offer for sale, transport in interstate commerce, import, or export “drug paraphernalia.” The term “drug paraphernalia” means “any equipment, product or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance.” However, that law exempts “(1) any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items” and “(2) any item that, in the normal lawful course of business, is imported, exported, transported, or sold through the mail or by any other means, and traditionally intended for use with tobacco products, including any pipe, paper, or accessory.” Any non-exempt drug paraphernalia offered or sold by any person in violation of the Federal Paraphernalia Law can be subject to seizure and forfeiture upon the conviction of such person for such violation, and a convicted person can be subject to fines and even imprisonment under the Federal Paraphernalia Law.

Several states with legal cannabis programs, including California, have enacted legislation invoking this exemption to shield state-legal businesses from federal enforcement on paraphernalia grounds. In addition, a 2022 court decision from the U.S. Court of International Trade applied this exemption in prohibiting U.S. Customs and Border Protection from refusing import entry of cannabis paraphernalia components that the importer could legally possess in the state of importation.

While we believe that our business and sales are legally compliant with the Federal Paraphernalia Law in all material respects, any legal action commenced against us under such law could result in substantial costs and could have an adverse impact on our business, financial condition or results of operations. In addition, changes in cannabis laws or interpretations of such laws are difficult to predict, and could significantly affect our business.

Because Dr. Jian Hua, our chief executive officer and director holds 83.6% of our common stock and 70.0% of the equity of our related party, Dr. Hua has a conflict of interest.

Because our chief executive officer and director, Dr. Jian Hua, holds 83.6% of our common stock, consisting of 4,363,656 shares of Class A common stock and 12,365,440 shares of Class B common stock, he has the power to elect all of our directors and to approve any matter which is subject to stockholder approval. Dr. Hua also directly and indirectly owns 70.0% of the equity in and directly controls Shenzhen Feellife, from which we made purchase in the amount of approximately US$1.5 million, US$0.9 million, US$2.4 million and US$5.4 million for the nine months ended September 30, 2024 and 2023 and in 2023 and 2022, respectively. The price and other terms at which Shenzhen Feellife sells products and provides services to us have been largely determined by Dr. Hua. See “Certain Relationships and Related Party Transactions” for more information. In addition, as our chief executive officer, Dr. Hua has significant authority in the implementation of our business plan. Dr. Hua’s interests may be different from our interests. Because of Dr. Hua’s conflict of interest, there is a risk that any actions he may take may have an adverse effect upon the success and development of our business and the price of our Class A common stock.

In addition, pricing will be designed to enable us to sell the products at a price which enables us to generate a gross margin that we consider acceptable, and Dr. Hua will have significant input as to what an acceptable gross margin is. As our chief executive officer, Dr. Hua has the ability to determine whether to pursuant any legal action to enforce our agreements with Shenzhen Feellife. Thus, we will be relying on Dr. Hua taking actions that are in our best interests, and we run the risk that he may not do so.

As a result of the voting power of Dr. Hua, investors will have little, if any, power to influence our business or to approve any action submitted to stockholders for their approval. The fact that he has a controlling interest in us may, by itself, serve as a deterrent to any person seeking to obtain control of us or to enter into any business relationship which might be beneficial to the minority stockholders.

We are exposed to risks relating to our relationship with certain related parties.

We entered into a business process outsourcing service agreement with Shenzhen Feellife, our related party, pursuant to which Shenzhen Feellife shall provide us with services including technology R&D, marketing, financial expertise, production management, business process design and operation. We also entered into a lease agreement with Cpresso, LLC, our related party, pursuant to which we leased 18,000 square feet of a real estate property located in California for processing and distribution of E-liquid. Both entities are directly controlled by Dr. Hua, our principal shareholder. See “Certain Relationships and Related Party Transactions.” Due to the reliance on our business relationship with these related parties, any interruption of their operations, any failure of them to accommodate our growing business demands, any termination or suspension of our cooperation terms, or any deterioration of cooperative relationships with them may materially and adversely affect our operation. Failure by these related parties to provide us with satisfactory services in a timely manner is likely to have a material adverse effect on our business, financial condition and results of operations.

The prices paid to Shenzhen Feellife with respect to supply prices are in line with market rates of other non-related parties. The prices paid to Cpresso, LLC with respect to lease rates are currently more favorable than the market rates of other non-related parties, and we expect to adjust such prices to keep in line with market rates of other non-related parties from January 1, 2025. We have not considered other potential suppliers to provide similar services and leased properties, as there is a risk in relying on third-party suppliers who are not familiar with our products and/or services. Such risk is manageable when the suppliers are controlled by Dr. Hua, our chief executive officer and director. We do not presently have an plans to engage other suppliers to provide similar services.

Recently enacted legislation and regulations relating to delivery, sales and shipping restrictions of the tobacco products in the United States may make it more difficult to sell cannabis E-vapors and consuming E-vapors in the United States.

The Prevent All Cigarette Trafficking Act of 2009 (the “PACT Act”), as amended by the Preventing Online Sales of E-Cigarettes to Children Act (the “POSECC Act”) to extend the provisions of the PACT Act to cover e-cigarettes and other vaping devices (including, based on recent regulations, cannabis and hemp vaporization products that liquids,) as well as e-liquids product, imposes stringent rules on interstate shippers and, in particular, online sellers. Under the PACT Act, interstate shippers must register with the U.S. Attorney General and the tobacco tax administrator of each jurisdiction into which they ship products as well as submit monthly reports to such tobacco tax administrators. In addition, online retailers making delivery sales to consumers must also (i) verify the age of customers using a commercially available database, (ii) use private shipping services that collect an adult signature and verify the recipient’s age using government-issued identification at the point of delivery, (iii) if shipping to jurisdictions that tax vaping products, collect and remit all applicable local and state taxes and comply with all applicable licensing requirements of the recipient’s jurisdiction, (iv) comply with shipping-package quantity restrictions and labeling requirements, and (v) maintain records for five years of any delivery interrupted because the carrier or delivery service determines or has reason to believe that the person ordering the delivery is in violation of the PACT Act. Shippers and delivery sellers who do not comply with the PACT Act are subject to civil and criminal penalties. Accordingly, compliance with the requirements of the PACT Act may significantly increase the costs of our and our customers’ online businesses, increasing the prices of our products sold online and making them less attractive to consumers as compared to products sold at local retailers. In addition, failure to comply with the PACT Act could expose us to significant penalties that could materially adversely affect our business and our financial condition and results of operations.

Further, to implement the PACT Act as amended by the POSECC Act, the United States Postal Service (the “USPS”) issued a rule on October 21, 2021 prohibiting the mailing of e-cigarettes and other vaping devices as well as e-liquids products, subject to potential exceptions already applicable to combusted cigarettes and smokeless tobacco (e.g., for shipments between legally operating businesses). Soon after, major private carriers like Federal Express and United Parcel Service announced that they would cease all deliveries of vapor products. These restrictions on use of the USPS to ship our products and the decisions by major private carriers not to deliver vapor products in the United States could materially impair our ability to sell products in the United States which would adversely affect our business, financial condition and results of operations. We use PACT Act compliant carriers to remain compliant with the tax and delivery restrictions of the PACT Act. To the extent that the carriers that we currently use change their policies and refuse to ship or are prohibited from shipping E-vapors and we are not able to find other carriers that are PACT Act compliant, our business and prospects will be materially impaired, and we may not be able to continue in the cannabis dosing business in the United States.

If it is determined or perceived that the use of cannabis E-vapors and consuming E-vapors poses long-term health risks, the use of E-vapors may decline significantly, which may materially and adversely affect our business, financial condition and results of operations.

Since E-vapors were only introduced to the market in the last two decades and are rapidly evolving, studies relating to the long-term health effects of CBD or tobacco vaping product use are still ongoing. Currently, there remain uncertainties regarding whether E-vapors are sufficiently safe for their intended use, and health risks associated with the usage of E-vapors have been under scrutiny. According to the WHO, there is no conclusive evidence that the use of consuming E-vapors which contain nicotine facilitates smoking cessation. The WHO recommended governments to strengthen relevant laws and regulations on the sale of E-vapors, including to, among others, prohibit marketing strategies targeting the underage and the non-smoking population.

Negative publicity on the health consequences of E-vapors or other similar devices may also adversely affect the use of E-vapors. For example, the FDA and the CDC issued a joint statement on August 30, 2019, linking a number of cases of respiratory illnesses to nicotine vaping product use. On November 8, 2019, the CDC announced that it had preliminarily linked cases of severe respiratory illness to the presence of Vitamin E acetate, which was found in certain cannabis-derived tetrahydrocannabinol-containing vaping cartridges of vaping devices not intended for use with nicotine-containing e-liquids that may have been obtained illegally. However, evidence is not sufficient to rule out the contribution of other chemicals of concern, including chemicals in either cannabis or non-cannabis products. In January 2020, after further research, the FDA and CDC recommended against the use of cannabis-containing E-vapors, especially those from unofficial sources, and that the underage, pregnant women and adults who do not currently use tobacco products should not start using E-vapors. On February 25, 2020, the CDC issued a final update, stating that the number of cases of severe respiratory illnesses had declined to single digits as of February 9, 2020. The CDC also reconfirmed that (i) Vitamin E acetate, which was found in some cannabis-derived vaping cartridges that were mostly obtained illegally, was strongly linked to and indicated to be the primary cause of the severe respiratory illnesses, and (ii) cannabis-derived E-vapors from illicit sources were linked to most cases of severe respiratory illnesses.

Research regarding the actual causes of these illnesses is still ongoing. If vaping product use is determined or perceived to pose long-term health risks or to be linked to illnesses, the use of E-vapors may significantly decline, which would have a material adverse effect on our business, financial condition and results of operations.

The E-vapors market may develop more slowly or differently than we expect.

The consuming E-vapors market worldwide has experienced rapid growth through recent years and the cannabis E-vapors market is developing, with the United States accounting for the overwhelming majority of sales. The growth of cannabis E-vapors is largely confined to those states in the United States where recreational cannabis is legal. The growth rate may decrease or decline due to uncertainties with respect to the acceptance of vaping technologies and products, health studies relating to E-vapors use, general economic conditions, disposable income growth, and pace of development of technologies and other factors. There can be no assurance that the penetration of E-vapors among adult smokers will further deepen, or that the consuming and cannabis E-vapors market will grow at a pace that we expect. Additionally, E-vapors market development is subject to the uncertainty of overall regulatory landscape for such products, which may have a material impact on the market development of E-vapors. There can be no assurance that the regulatory regime will be favorable to nicotine or cannabis E-vapors in general and us. It is also uncertain whether our products will achieve and sustain high levels of market acceptance and meet users’ expectation. Our ability to increase the sales of our E-vapors depends on several factors, some of which may be beyond our control, including users’ receptiveness towards and adoption of vaping technologies and products, market awareness of our brand, the market acceptance of our products, the “word-of-mouth” effects of our products, our ability to attract, retain and effectively train sales personnel, our ability to develop effective relationships with our customers and suppliers, performance and functionality of our products and our ability to meet consumer trends. If we are not successful in implementing our business strategies, developing our E-vapors, anticipating consumer trends or reaching adult smokers, or if these users do not accept our E-vapors, the market for our products may not develop or may develop more slowly than we expect, any of which could materially and adversely affect our profitability and growth prospects.

We face competition from companies in the E-vapors industry as well as other sources of nicotine and cannabis, and we may fail to compete effectively.

The E-vapors industry worldwide is intensely competitive. Our E-vapors compete with tobacco, marijuana cigarettes, and a wide range of other tobacco and legal and illegal cannabis products. Some of our current or future competitors may have longer operating history, greater brand recognition, or greater financial, technical or marketing resources than we do. Certain competitors may be able to secure raw materials and products from suppliers and manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to product development and technology. In addition, the cannabis E-vapors market is in the early stages and at present is mainly limited to the United States. Our ability to be successful in this market is dependent upon our ability to develop vaping systems that attracts and retains consumer interest and the regulatory environment in the United States. Accordingly, increased competition may adversely affect our results of operations, market share and brand recognition, or force us to incur losses. There can be no assurance that we will be able to successfully compete against current and future competitors, and competitive pressures may have a material adverse effect on our business, prospects, financial condition and results of operations of.

Our business, financial condition and results of operations of may be adversely impacted by product defects or other quality issues.

Our products may contain defects that are not detected until after they are shipped or inspected by our users. The failure of our supplier or us to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products, and product defects could cause significant damage to our market reputation and reduce our sales and market share. Defects in these products could result in personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or alleged defects in the products we distribute or sell may give rise to claims against us for losses and expose us to claims for damages. If we deliver any defective products, or if there is a perception that our products are of substandard quality, we may incur substantial costs associated with mass product recalls, product returns and replacements and significant warranty claims, our credibility and market reputation, results of operations and market share may be adversely affected.

Further, defective products may result in compliance issues that could subject us to administrative proceedings and unfavorable results such as product recall and other actions. Such proceedings and unfavorable results could have a material adverse effect on our brand, reputation and results of operations.

We are exposed to product liability and user complaints arising from the products we sell, which could expose us to significant insurance and loss expenses.

The sale of E-vapors involves a certain level of risk of product liability claims in the event that the use of our products results in any personal injury, property damage or health and safety issues. The customers or users of our E-vapors may bring suits against us alleging damages for the failure of our products to meet stated specifications or other requirements.

There is no assurance that we can succeed in defending ourselves, and we may be required to pay significant amounts of damages for product liability claims and, to the extent that we are able to obtain product liability coverage, product liability insurance may not provide sufficient coverage against claims of injury based on the fact that they are inhaling a nicotine product. Further, product liability claims against us, whether or not successful, are costly and time-consuming to defend. These claims, whether against us or another manufacturer, may result in negative publicity that could severely damage our reputation and affect the marketability of our products, and could result in substantial costs and diversion of our resources and management’s attention. Any of the above could in turn materially and adversely affect our business, financial condition and results of operations. Although we may seek indemnification or contribution from our suppliers in certain circumstances, we cannot assure you that we will be able to receive indemnification or contribution in full, or at all.

Since our products involve inhaling CBD or nicotine, we may be subject to claims based on the known effects of CBD or nicotine. We cannot assure you that manufacturers and customers of E-vapors may not face liability resulting from the nature of the product — a device for inhaling CBD or nicotine, which could materially impair our ability to operate profitably if at all.

Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to the quality, functionality and health concerns of E-vapors, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation. Such negative publicity may reduce users’ confidence in us, our products and our brand, which may adversely affect our business and results of operations.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We maintain comprehensive property insurance to cover risks arising from damages to our properties, and labor insurance for our employees. While we believe our insurance coverage addresses the material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. A successful liability claim against us due to injuries or damages suffered by users of our product could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape, medical discovery and market acceptance of E-vapors.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape, medical discovery and market acceptance of E-vapors. Our business and the E-vapors industry are subject to inherent risks, challenges and uncertainties, including but not limited to the following:

•        the regulatory landscape, in the jurisdictions to which we market our products, are constantly evolving, and there may be further restrictions, bans or requirements with respect to E-vapors that may increase our cost of compliance or prevent us from marketing our products to certain jurisdictions;

•        we may face unforeseen capital requirements caused by the changing industry requirements or consumer tastes and demands; demands for our E-vapors may decline significantly due to the decrease in market acceptance for our E-vapors generally;

•        we may not be able to establish business relationships with customers or compete with other more established competitors as, for an evolving industry, customers generally prefer to choose more established suppliers;

•        we may not be able to adjust our procurement and/or production in time to meet the changes in market demands; and

•        future changes in our industry may not be consistent with our prediction. Therefore, our industrial prospects, research and development focus and business plans may not be effective in helping sustain our competitive position in the E-vapors industry.

If we fail to cope with the challenges and compete with other industry players in such uncertain and evolving E-vapors industry, our future prospects, business, financial conditions and results of operations may be materially and adversely affected.

We may not be able to develop and introduce new products or upgrade existing products in a timely and cost-effective manner, which may adversely affect our business, results of operations and prospects.

Our success depends on our ability to develop new products and upgrade existing products, with respect to the latest technological developments in current and new markets, while improving the quality of the products in a timely and cost-effective manner in order to optimize adult smokers’ experience. It is difficult to predict the preferences of users or a specific segment of users. Changes and upgrades to our existing products may not be well received by our users, and newly introduced products may not achieve expected results. Going forward, we may introduce new products with different features. Such efforts may require substantial investments of additional human capital and financial resources. However, if we are not able to develop or obtain rights to the latest technological developments, we may not be able to market a product that meets the adult consumer’s changing taste. If we fail to improve our existing products or introduce new products that meet consumer taste ones in a timely or cost-effective manner, our ability to attract and retain users may be impaired, and our results of operations and prospects may be adversely affected.

We cannot assure you that we can anticipate, identify, develop or market products that respond to changes in users’ preferences and expectations. For example, our surveys may not yield accurate or useful insights on user behaviors, and feedbacks on our products may be different after such products are commercially available to a wider public. There can be no assurance that any of our new products will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts. There can be no assurance that each of our new products will achieve market acceptance and be successful.

We are subject to concentration risks of suppliers and customers.

In 2023 and 2022, there were two and five customers from whom revenues individually represent greater than 10% of our total revenues, respectively. The total sales to these customers accounted for approximately 46.5% and 68.9% of our total revenues, respectively, for the same periods. There were the same two customers from whom revenues individually represent greater than 10% of our total revenues for the nine months ended September 30, 2024 and 2023, respectively. The total sales to these customers accounted for approximately 56.9% and 50.8% of our total revenues for the nine months ended September 30, 2024 and 2023, respectively.

In 2023 and 2022, there were four and two suppliers from whom purchases individually represent greater than 10% of our total purchases, respectively. The total purchase from these suppliers accounted for approximately 62.7% and 65.6% of our total purchase, respectively, for the same periods. There were both three suppliers from whom purchases individually represent greater than 10% of our total purchases for the nine months ended September 30, 2024 and 2023, respectively. The total purchase from these suppliers accounted for approximately 45.8% and 56.8% of our total purchase for the nine months ended September 30, 2024 and 2023, respectively.

Considering such concentration, the loss of these customers and suppliers could have a material adverse effect on our business.

Outbreaks of infectious diseases, epidemics, natural disasters or other events have materially and adversely affected, and in the future, may materially and adversely affect our business, results of operations and financial condition.

The occurrence of infectious diseases and epidemics, including the COVID-19 pandemic, and natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and other disasters disease may adversely affect the business, financial condition or results of operations of us. To combat the COVID-19 pandemic, a global health emergency that spread globally since early 2020, various governments have taken measures to contain the virus, which have affected economic activity in all countries where the consumers of our products live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, social distancing, and securing the supply of materials that are essential to our production process. Although the measures have been lifted as the WHO declared the COVID-19 became an established and ongoing health issue in May 2023, we continue to monitor the macroeconomic risk (including labor shortage, inflation and supply change shortages) and carefully evaluate potential outcomes and work to mitigate risks. For example, to mitigate inflationary pressures, we carefully make annual budgets, manage cost levels, and have formulated cashflow policies. The extent of the impact of COVID-19 on our future financial results will be dependent on future developments such as the length and severity of the COVID-19, the potential resurgence of the COVID-19, future government actions in response to the pandemic and the overall impact of the COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable, and may have an adverse impact on our future operations, financial condition, liquidity and results of operations.

Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or other operation interruptions for us and our service providers or suppliers, which could cause the loss or corruption of data or malfunction of software or hardware as well as adversely affect our ability and the ability of our service providers, suppliers, or customers to conduct daily operations. The occurrence of any of the foregoing could have a material adverse effect on the business, results of operations and financial condition of us.

Misuse or abuse of our products may lead to potential adverse health effects, subjecting us to complaints, product liability claims and negative publicity.

We are unable to control how our users choose to use our products. For example, we cannot prevent the users from misusing or abusing our products or prevent minors from obtaining access to our products. Our users may also use our products to inhale chemicals obtained from informal sources and in other potentially hazardous applications that can result in personal injury, product liability and environmental claims.

Misuse or abuse of our products, including use of our products in combination with other products and components from third parties, may significantly and adversely affect the health of our users, subjecting us to user complaints and product liability litigation, even though such products were not used in the manner recommended by us. Applicable law may render us liable for damages without regard to negligence or fault. The FDA strongly advises against vaping during pregnancy on the ground that any products containing nicotine are not safe to use during pregnancy since nicotine is a health risk for pregnant women and developing babies and can damage a baby’s brain and lungs. We cannot assure you that we would not be subject to liability resulting from a birth defect in a baby born to a woman who used our E-vapors during pregnancy, notwithstanding our warnings not to use during pregnancy. Any such liability may not be covered by insurance and may materially impair our ability to operate profitably.

Regardless of whether these complaints or product liability litigation have merit, they may be costly and time-consuming to defend and resolve, and bring negative publicity that could damage our reputation and result in higher scrutiny by the government or stricter regulations, all of which could materially and adversely affect our business, financial condition and results of operations.

Our business may be impacted by supply chain issues, which are affecting businesses worldwide.

One of effects of the COVID-19 has been delays resulting from supply chain issues, which relate to the difficulty that companies have in having their products manufactured, shipped to the country of destination, and delivered from the port of entry to the customer’s location. During 2022, there were certain delays in the delivery of products to market. To the extent that products are shipped by sea, there are additional risks resulting from ports not being able to unload ships promptly, causing delays in getting into port, including potential damage from seawater and fire, product degradation and the possibility of containers being destroyed, damaged or falling off the ship into the water. We rely on Shenzhen Feellife to provide us with services including technology R&D, marketing, financial expertise, production management, business process design and operation. If Shenzhen Feellife cannot meet our requirements and result in a slowdown in the delivery of products to us, there may be a material adverse impact on our business operations as the inability to delivery products to the ultimate vendor could impair our ability to generate revenue from our E-vapors. After the COVID-19 restrictive measures were lifted in late 2022, the port delays have significantly decreased, and we do not believe that the supply chain issues that previously affected our operations are currently affecting us. However, we cannot assure you that such delays arising from a similar future event will not affect our business in the future, the occurrence of which could materially and adversely affect our business, financial condition and results of operations.

If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.

To ensure adequate inventory supply, we must forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturers and manufacture products based on our estimates of future demand for particular products. Our forecast for demand, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in user spending patterns, supplier back orders and other supplier-related issues, customers’ procurement plans, as well as the volatile economic environment in the markets where we sell our products. In addition, when we launch a new product with new components or raw material, it may be difficult to establish relationships, determine appropriate raw material and product selection, and accurately forecast market demand for such product. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of customer demand with respect to E-vapors may result in inventory write-downs, expiration of products or an increase in inventory holding costs and a potential negative effect on our liquidity. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

Conversely, if we underestimate customer demand, or if our supplier fails to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to purchase our products at higher costs, result in unfulfilled user orders, leading to a negative impact on our financial condition and our relationships with customers. Additionally, our wholesalers largely determine the inventory levels of the retail stores they operate or to whom they sell, based on their estimation, and such inventory levels might not correspond to actual market demands and could lead to under-stocking or over-stocking in the retail stores. We cannot assure you that there will not be under-stocking or over-stocking in these stores which would materially impact the results of our operations and our working capital. As a result, under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for stocks that are in higher demands. These could adversely affect our business, financial condition and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, by our employees, customers, suppliers and manufacturers, may harm our brand and reputation and adversely affect our business and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conduct and behavior, or misuse of corporate authorization by our employees, customers, suppliers and manufacturers and other business partners could subject us to liability and negative publicity. Our employees, customers, suppliers and manufacturers may conduct fraudulent activities or violations of the U.S. Foreign Corrupt Practices Act, such as accepting payments from or making payments to other distribution channel participants or other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our official or authorized distribution channels, disclosing users’ information to competitors or other third parties for personal gains, or applying for fake reimbursement. They may conduct activities in violation of unfair competition law, which may expose us to unfair competition allegations and risks. We cannot assure you that such incidents will not occur in the future. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. Such misconduct could damage our brand and reputation, which could adversely affect our business and results of operations.

Substantially all of our executive officers and directors are located in mainland China, and serve as key employees of Shenzhen Feellife, our related party.

Our executive officers and directors are located in mainland China, except that our Chief Financial Officer Ms. Hua Yao, and our Chief Operating Officer and Human Resource Manager Mr. Johnathan Lin, are located in the United States. As a result, it may be difficult for you to effect service of process upon any of them inside mainland China. It may also be difficult for you to enforce in U.S. courts’ judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against these executive officers and directors as they do not currently reside in the United States or have substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against our directors and officers who are residents of China if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

In addition, our executive officers and directors are key employees of Shenzhen Feellife, our related party. As a result, they may need to split their time between Shenzhen Feellife and us, and thus may not have sufficient time and resource to serve as our executive officers and directors, which could adversely and materially affect our business and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations may significantly limit or completely hinder our ability to offer or continue to offer shares of Class A common stock to investors and cause the value of our shares of Class A common stock to significantly decline or be worthless.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who simultaneously meet the following conditions: (1) in the most recent accounting year, any one of the following indicators of the PRC domestic companies accounts for more than 50% of the relevant data in the issuer’s consolidated financial statements audited during the same period: operating revenue, total profit, total assets, or net assets; (2) the main business activities are conducted within China or the main premises are located in China, or a majority of senior management personnel responsible for business operations and management are Chinese citizens or have their habitual residence in China. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Breaches may result in fines ranging from RMB1 million to RMB10 million, and severe violations could lead to the relevant responsible persons being barred from entering the securities market.

We do not conduct business and we do not have any substantial assets or funds in mainland China. Substantially all of our operations are in the US. Although most of our executive officers and directors are located in mainland China, substantially all of our employees are based in the US and where our research and development activities are conducted. We do not have any variable interest entities arrangements or any similar agreements. As of the date of this prospectus, we have been advised by our counsel as to PRC laws, that our registered public offering in the U.S. is not subject to the review or prior approval of the CSRC.

As of the date of this prospectus, we do not believe we are subject to any other PRC laws applicable to those Chinese companies established in mainland China, according to DeHeng Law Offices (Shenzhen), our adviser as to PRC laws. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in China could change rapidly in the future. We cannot guarantee that the Chinese government will not introduce new regulations or modify existing ones that could impact our business or operations. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer its securities to investors, cause significant disruption to its business operations, and severely damage its reputation, which could materially and adversely affect our financial condition and results of operations and cause its securities, including the securities we have registered for sale in a prospectus, to significantly decline in value or become worthless.

We may become subject to governmental regulations, other legal obligations and liability related to privacy, information security, and data protection, and any security breaches.

To the extent that we market to the public and collect personal data, such as credit card information, we would face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we would face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and cloud servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Furthermore, we are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In June 2018, California adopted the California Consumer Privacy Act, which became effective in 2020, as later amended by the California Privacy Rights Act of 2020 taking effective in 2023 (collectively, the “California Privacy Law”). Under the California Privacy Law, a California consumer has the rights to, among others, demand to see all the personal information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with, and request that the company delete or correct the personal information it has on the consumer. The California Privacy Law broadly defines personal information. The California Privacy Law also has specific requirements for companies subject to the law. The California Privacy Law provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The California Privacy Law also permits class action lawsuits. To the extent that we do business in California, through our website or otherwise through the Internet, provided certain conditions are met, we may become subject to the California Privacy Law and any other similar consumer protection laws.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. In the event that residents of the European Economic Area access our website and input protected information, including information provided in ordering products through our website, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results.

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. However, compliance with any additional laws could be expensive, and may place restrictions on our business operations and the manner in which we interact with our users. In addition, any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities against us, which could materially and adversely affect the business, financial condition, results of operations of us and the value of our Class A common stock. In addition, any negative publicity on our website or platform’s safety or privacy protection mechanism and policy could harm our public image and reputation and materially and adversely affect the business, financial condition, and results of our operations.

Infringement of our intellectual property by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We, through our operating subsidiaries, either own or will own or license as an exclusive licensee patent, trademark, copyright and trade secret and other intellectual property, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with certain third parties who may access our proprietary information, and we control access to our proprietary technology and information. However, intellectual property protection may not be sufficient. Confidentiality agreements may be breached by counterparties, we may not be able to enforce these agreements and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights.

In addition, policing any unauthorized use of our intellectual property, whether owned or licensed, is difficult, time-consuming and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, we may be subject to the risks of losing our intellectual property rights or the intellectual property rights due to several reasons. Specifically, certain intellectual property rights, such as patents, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. Moreover, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may from time to time be subject to infringement claims relating to intellectual properties of third parties, which may be expensive to defend with no assurance of success and may disrupt our business and operations.

We cannot assure you that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. There could also be existing patents or other intellectual property of which we are not aware that we may infringe. While we do not know of any intellectual property rights on which our products or our business infringe, we cannot assure you that holders of patents or other intellectual property rights purportedly relating to some aspect of our technology or business, would not seek to enforce such patents against us or that they will not be successful in any such enforcement action. We may encounter disputes from time to time over rights and obligations concerning intellectual properties, and we may not prevail in those disputes.

We have more than ten patents and patent applications in China and the United States. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or damages or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers and suppliers. All of these endeavors involve risks and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

Our success depends on our ability to retain our core management team and other key personnel.

We depend on the continued contributions of our senior management and other key employees as they are expected to play an important role in guiding the implementation of our business strategies and future plans. If any of our other members of senior management were to terminate his or her employment, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of key personnel or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects. Additionally, we rely on our research and development personnel for product development and technology innovation. If any of our key research and development personnel were to leave us, we cannot assure you that we can secure equally competent research and development personnel in a timely manner, or at all, which could materially impair our business and the results of operations.

Competition for highly skilled employees is intense, and if we are unable to attract and retain the highly skilled employees, our efficiency and operations would be adversely affected.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including management team and financial personnel. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our products and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Any global systemic economic and financial crisis could negatively affect our business, results of operations and financial condition.

Because our sales may depend on end customers’ levels of disposable income, perceived job prospects and willingness to spend, our business and prospects may be affected by global economic conditions. The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is continuously facing new challenges, including the escalation of the European sovereign debt crisis since 2011, the slowdown of the Chinese economy in 2012, the effects the COVID-19 pandemic and steps taken by the governments to address the pandemic. The conflict in Ukraine and the imposition of broad economic sanctions on Russia could also raise energy prices and disrupt global markets. Economic conditions in the markets in which are products are sold are sensitive to both global economic conditions, and the particular changes in each country’s economic and political policies and its expected or perceived overall economic growth rate. A decline in the economic prospects could alter current or prospective customers’

spending priorities. Therefore, a slowdown in global economy or the economy of the regions in which are products are marketed may lead to a reduction in demand for our products, which could materially and adversely affect our financial condition and results of operations.

Our internal control over financial reporting may not be effective, and deficiencies in our internal controls could have a material adverse effect on our business and reputation.

As a privately-owned company, we are not subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. As such, we have not engaged an independent certified public accounting firm to conduct an audit on our internal controls. Upon the completion of this offering, we will become subject to these rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. However, our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in the implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipates that we will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or our consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. In the event that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the stock price of our Class A common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to obtain or maintain listing on Nasdaq.

Risks Related to this Offering and Ownership of Our Common Stock

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A common stocks may view as beneficial.

We have created a dual-class share structure such that our common stock will consist of Class B common stocks and Class A common stocks. In respect of matters requiring the votes of shareholders, holders of shares of Class A common stocks are entitled to one vote per share, while holders of shares of Class B common stock are entitled to five votes per share. We will sell shares of Class A common stock in this offering. Each share of Class B common stock is convertible into one share of Class A common stock at any time by the holder thereof, while shares of Class A common stock are not convertible into shares of Class B common stock under any circumstances.

Dr. Jian Hua, our chief executive officer and director, beneficially owns 4,363,656 issued shares of Class A common stock and 12,365,440 issued shares of Class B common stock and thus beneficially owns 95.3% of the aggregate voting power of our current total issued and outstanding share capital. Dr. Jian Hua will beneficially own (i) [          ]% of the aggregate voting power of our then total issued and outstanding share capital, assuming the underwriters do not exercise their over-allotment option, or (ii) [          ]% of the aggregate voting power of our then total issued and outstanding share capital, assuming the underwriters exercise their over-allotment option in full. See “Principal Stockholders.” As a result of the dual-class share structure and the concentration of ownership, Dr. Hua will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Dr. Hua may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A common stock. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A common stock may view as beneficial.

An active trading market for our Class A common stock may not develop and the trading price for our common stock may fluctuate significantly.

We plan to submit an application to list our Class A common stock on Nasdaq. Prior to the completion of this offering, there has been no public market for our Class A common stock, and we cannot assure you that a liquid public market for our Class A common stock will develop. If an active public market for our Class A common stock does not develop following the completion of this offering, the market price and liquidity of our Class A common stock may be materially and adversely affected. The initial public offering price for our Class A common stock is determined by negotiation between us and the underwriters based upon several factors, and the trading price of our Class A common stock after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their shares.

The trading price of our Class A common stock may be volatile, which could result in substantial losses to investors.

The trading price of our Class A common stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. The securities of some newly public companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial increase followed by a substantial decline in their trading prices. The trading performances of securities of other companies in our industry after their offerings may affect the attitudes of investors toward companies of our same industry listed in the United States, which consequently may impact the trading performance of our Class A common stock, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other companies of our same industry may also negatively affect the attitudes of investors towards us. In addition to the above factors, the price and trading volume of our Class A common stock may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us, our customers, or our industry;

•        announcements of studies and reports relating to our service offerings or those of our competitors;

•        actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•        additions to or departures of our senior management;

•        detrimental negative publicity about us, our management or our industry;

•        release or expiry of lock-up or other transfer restrictions on our outstanding common stock; and

•        sales or perceived potential sales of additional Class A common stock.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A common stock may be more volatile than it otherwise would be.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors may hold a high percentage of Class A common stock sold in this offering, even if the initial sales by the Underwriters are designed to comply with the Nasdaq listing requirements. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares and we may cease to meet the Nasdaq public stockholder requirements.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares than the amount paid by our existing stockholders for their shares of Class A common stock. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price per share, and our net tangible book value per share, after giving effect to the net proceeds to us from this offering. See “Dilution” for a more complete description of how the value of your investment in our Class A common stock will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our shares in the public market could cause the price of our shares to decline.

Sales of our shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our shares to decline. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act, except for the shares our officers may purchase in the offering. For additional information, see “Underwriting.” The remaining shares outstanding after this offering will be available for sale, upon the expiration of the [      -day] lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our shares could decline.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

The Nasdaq Listing Rule provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protection of certain corporate governance requirements which are otherwise required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Dr. Jian Hua, our chief executive officer, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company, we are we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        an exemption from the rule that a majority of our Board must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We have not taken advantage of these exemptions except that a majority of our Board is not comprising of independent directors. As a result, to the extent that we take advantage of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Although we do not currently intend to take advantage of the controlled company exemptions except as set forth above, we cannot assure you that, in the future, we will not seek to take advantage of these exemptions. If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to declare dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Dividends may be declared and paid out of the profits of our company, realized or unrealized, or from any reserve set aside from profits which the directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flows, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A common stock will likely depend entirely upon any future price appreciation of our Class A common stock. There is no guarantee that our Class A common stock will appreciate in value after this offering or even maintain the price at which you purchased the shares of Class A common stock. You may not realize a return on your investment in our Class A common stock and you may even lose your entire investment in our Class A common stock.

We will incur increased costs as a result of being a public company.

Upon the completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance with acceptable policy limits and coverage, should we decide to purchase such insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding our Class A common stock, the market price for our Class A common stock and trading volume could decline.

The trading market for our Class A common stock will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A common stock, the market price for our Class A common stock would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class A common stock to decline.

Special Note Regarding Forward-Looking Statements and Industry Data

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

•        our mission, goals and strategies;

•        our future business development, financial conditions and results of operations;

•        the expected growth of the E-vapors industry in the United States and other related countries and regions;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding our relationships with suppliers, customers and other partners;

•        the effect of regulations relating to the marketing and sale of E-vapors in the United States and other countries and regions;

•        competition in our industry;

•        our proposed use of proceeds;

•        relevant government policies and regulations relating to our industry;

•        our ability to develop and maintain effective disclosure controls and internal controls over financial reporting;

•        our ability to comply with the continued listing standards on the exchange or trading market on which our shares of Class A common stock is listed for trading;

•        the volatility of our operating results and financial condition and the price of our Class A common stock;

•        general economic and business condition in the United States and elsewhere; and

•        assumptions underlying or related to any of the foregoing.

You should read this prospectus and the documents that we refer to in this prospectus thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the industry in which we operate, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

Use of Proceeds

We will receive net proceeds from this offering of approximately US$[          ] million (or US$[          ] million if the underwriters exercise its over-allotment option in full) based on an initial offering price of US$[          ] per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•        US$[          ] million or approximately 30.0% for R&D of our products;

•        US$[          ] million or approximately 30.0% for upgrading our plant and facilities;

•        US$[          ] million or approximately 25.0% for sales and marketing of our products and promotion through marketing channels; and

•        the remainder 15.0% for working capital and other general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, the rate of growth, if any, of our business, and our present plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility and discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

Dividend Policy

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Nevada law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Class A common stock other than those generally imposed by applicable state law.

Capitalization

The following table sets forth our capitalization as of September 30, 2024:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of [          ] shares at an initial public offering price of US$[          ] per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2024
	Actual	Pro Forma As Adjusted(1)
	($ in thousands)
Shareholders’ equity:
Class A common stock ($0.0001 par value; 137,634,560 shares authorized; 7,634,560 shares issued and outstanding as of September 30, 2024 and December 31, 2023*	$763	$	[ ]
Class B common stock ($0.0001 par value; 12,365,440 shares authorized; 12,365,440 shares issued and outstanding as of September 30, 2024 and December 31, 2023*	1,237		[ ]
Additional paid-in capital	580		[ ]
Retained earnings	2,584		[ ]
Total shareholders’ equity	3,166		[ ]
Total capitalization	$3,166	$	[ ]

____________

Note:

(1)      The number of issued and outstanding shares as of September 30, 2024 on a pro forma as adjusted basis reflects our receipt of the net proceeds of approximately US$[          ] resulting from our sale and issuance of [          ] shares of common stock in this offering at an initial public offering price of US$[          ] per share of common stock, after deducting US$[          ] of underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution

If you invest in our common stock, you will incur immediate dilution since the public offering price per share you will pay in this offering is more than the net tangible book value per share of common stock immediately after this offering.

The net tangible book value of our common stock as of September 30, 2024 was US$[          ], or US$0.12 per share, based upon 20,000,000 shares of common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering. After giving effect to the sale of the [          ] shares being sold pursuant to this offering at a public offering price of US$[          ] per share, and after deducting underwriters’ discount and commission payable by us in the amount of US$[          ], non-accountable expenses of US$[          ] payable to the underwriters and estimated offering expenses in the amount of US$[          ], our pro forma net tangible book value would be approximately US$[          ], or US$[          ] per share. This represents an immediate increase in net tangible book value of US$[          ] per share to existing stockholders and an immediate decrease in net tangible book value of US$[          ] per share to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

As of September 30, 2024
Assumed initial public offering price per share of common stock	$	[ ]
Net tangible book value per share as of September 30, 2024	$	[ ]
Increase in net tangible book value per share attributable to existing stockholders	$	[ ]
Pro forma net tangible book value per share after this offering	$	[ ]
Dilution per share to new investors	$	[ ]

Our adjusted pro forma net tangible book value after the offering, and the decrease to new investors in the offering, will change from the amounts shown above if the underwriters’ over-allotment option is exercised.

A US$[          ] increase (decrease) in the assumed public offering price would increase (decrease) our pro forma net tangible book value per share after this offering by approximately US$[          ], and increase (decrease) the dilution per share to new investors by approximately US$[          ], after deducting the underwriters’ discount and estimated offering expenses payable by us.

The following table sets forth, on a pro forma as adjusted basis as of September 30, 2024, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us, using the initial public offering price of US$[          ] per share of common stock:

	Shares Purchased		Total Cash Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	[ ]	[ ]%	$	[ ]	[ ]%	$	[ ]
New investors from public offering	[ ]	[ ]%		[ ]	[ ]%		[ ]
Total	[ ]	[ ]%		[ ]	[ ]%		[ ]

Enforceability of Civil Liabilities

Our executive officers and directors are located in mainland China except that our Chief Financial Officer, and our Chief Operating Officer and Human Resource Manager are located in the United States. As a result, it may be difficult for a stockholder to effect service of process within the United States upon the directors and officers who are located outside of the United States.

We have been advised by DeHeng Law Offices (Shenzhen) that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts obtained against these persons predicated upon the civil liability provisions of the United States federal and state securities laws. DeHeng Law Offices (Shenzhen) has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign stockholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. stockholders to originate actions in the PRC against our directors who are located in the PRC in accordance with PRC laws because we are incorporated under the laws of the State of Delaware and it will be difficult for U.S. stockholders, by virtue only of holding our Class A common stock, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. As a result of the foregoing, it would be very expensive and time-consuming for a stockholder to either seek to enforce a U.S. judgment in China or to commence an action in a Chinese court, with a strong likelihood that the stockholder will not be successful.

Selected Consolidated Financial Data

The following condensed consolidated statements of income and comprehensive income for the nine months ended September 30, 2024 and 2023, condensed consolidated balance sheets data as of September 30, 2024 and 2023, and condensed consolidated statements of cash flow data for the nine months ended September 30, 2024 and 2023, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following consolidated statements of income and comprehensive income for the years ended December 31, 2023 and 2022, consolidated balance sheets data as of December 31, 2023 and 2022, and consolidated statements of cash flow data for the years ended December 31, 2023 and 2022, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

Consolidated Statements of Operations

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
	(Unaudited)
Revenues	$27,282,305	$15,605,622	$25,325,945	$13,298,248
Cost of revenues	(20,519,407)	(11,733,270)	(18,786,928)	(10,644,470)
Gross profit	6,762,898	3,872,352	6,539,017	2,653,778

Operating expenses:
Selling and marketing	(3,282,642)	(1,678,822)	(3,037,006)	(852,147)
General and administrative	(1,483,142)	(300,160)	(872,452)	(236,083)
Research and development	(511,155)	(261,459)	(407,122)	(207,168)
Total operating expenses	(5,276,939)	(2,240,441)	(4,316,580)	(1,295,398)

Operating income	1,485,959	1,631,911	2,222,437	1,358,380

Interest income/(loss), net	30,346	(3,431)	38,776	—
Other loss, net	(111,763)	(22,310)	(81,228)	(379,681)
Income before income taxes	1,404,542	1,606,170	2,179,985	978,699
Income tax expense	(356,187)	(438,411)	(664,406)	(292,039)
Net income attributable to the Company’s shareholders	$1,048,355	$1,167,759	$1,515,579	$686,660

Earnings per share
Basic and diluted	$0.05	$0.06	$0.08	$0.03

Weighted average shares used in calculating net income per share*
Basic and diluted	20,000,000	20,000,000	20,000,000	20,000,000

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization.

Consolidated Balance Sheets

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)	As of September 30,	As of December 31,
	2024	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,667,998	$4,119,608	$161,898
Accounts receivable, net	227,338	357,639	3,116
Inventories	3,921,625	3,427,861	892,213
Amounts due from related parties	11,000	11,000	11,000
Deferred offering cost	783,040	365,973	200,000
Prepayments and other current assets, net	792,152	412,218	658,800
Total current assets	8,403,153	8,694,299	1,927,027

Non-current assets:
Property, plant and equipment, net	1,000,930	786,532	431,701
Right-of-use assets	2,072,771	1,612,129	266,655
Deferred tax assets	329,118	175,974	81,096
Other non-current assets	263,250	246,240	—
Total non-current assets	3,666,069	2,820,875	779,452
Total assets	$12,069,222	$11,515,174	$2,706,479

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$86,853	$138,548	$2,090
Taxes payable	40,410	674,587	224,200
Amounts due to related parties	2,792,926	4,573,213	538,736
Operating lease liabilities, current	735,631	502,498	109,171
Advance from customers	3,389,919	1,842,704	891,518
Accrued expenses and other current liabilities	455,451	395,101	56,697
Total current liabilities	7,501,190	8,126,651	1,822,412

Non-current liabilities:
Operating lease liabilities, non-current	1,402,515	1,083,361	174,484
Total non-current liabilities	1,402,515	1,083,361	174,484
Total liabilities	$8,903,705	$9,210,012	$1,996,896

Shareholders’ equity:
Shares of common stock, $0.0001 par value; 150,000,000 shares authorized; 20,000,000 shares issued and outstanding as of December 31, 2023 and 2022*	$2,000	$2,000	$2,000
Subscription receivable	—	(2,000)	(2,000)
Additional paid-in capital	579,544	769,544	689,544
Retained earnings	2,583,973	1,535,618	20,039
Total shareholders’ equity	3,165,517	2,305,162	709,583
Total liabilities and equity	$12,069,222	$11,515,174	$2,706,479

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization.

Consolidated Statements of Cash Flows

	For the nine months ended September 30,		For the years ended December 31,
(Amounts expressed in US dollars (“$”))	2024	2023	2023	2022
	(Unaudited)
Cash flows from operating activities:
Net income	$1,048,355	$1,167,759	$1,515,579	$686,660
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	137,472	59,271	86,636	62,734
Amortization of right-of-use assets	507,293	62,704	126,268	79,782
Loss on disposal of property and equipment	—	55,821	55,820	16,361
Impairment of inventories	97,467	58,172	116,251	379,681
Allowance for expected credit loss	2,204	—	42,168	75,538
Deferred income tax	(153,144)	(88,028)	(94,878)	67,039
Changes in operating assets and liabilities:
Accounts receivable, net	128,097	(305,465)	(396,691)	(76,542)
Inventories, net	(591,231)	(2,349,724)	(2,651,899)	(471,349)
Prepayments and other current assets, net	(379,934)	(252,024)	246,582	(659,230)
Accounts payable	(51,695)	275,978	136,458	(24,997)
Operating lease liabilities	(415,648)	9,296	(169,538)	(38,782)
Income taxes payable	(634,177)	253,820	450,387	224,200
Amounts due to related parties	(1,971,935)	3,382,491	3,623,586	(949,784)
Other non-current assets	(17,010)	—	(246,240)	—
Advance from customers	1,547,216	1,452,047	951,185	(175,966)
Accrued expenses and other current liabilities	60,349	110,265	338,405	744,742
Net cash (used in)/provided by operating activities	(686,321)	3,892,383	4,130,079	(59,913)

Cash flows from investing activities:
Purchase of property and equipment	(160,222)	(70,577)	(86,396)	(87,050)
Payment for the acquisition of subsidiary	(190,000)	—	—	—
Cash used in investing activities	(350,222)	(70,577)	(86,396)	(87,050)

Cash flows from financing activities:
Deferred offering cost	(417,067)	(145,000)	(165,973)	(200,000)
Capital contribution	2,000	—	80,000	—
Net cash used in financing activities	(415,067)	(145,000)	(85,973)	(200,000)

Net (decrease)/increase in cash and cash equivalents	(1,451,610)	3,676,806	3,957,710	(346,963)
Cash and cash equivalents, beginning of year	4,119,608	161,898	161,898	508,861
Cash and cash equivalents, end of year	$2,667,998	$3,838,704	$4,119,608	$161,898

Supplemental disclosure of cash flows information:
Income taxes paid	1,146,049	283,185	$326,536	$800
Right-of-use assets obtained in exchange for new operating lease liabilities	967,935	—	1,471,742	—

Supplemental disclosure of non-cash information:
Payment netting for purchase of property and equipment	191,648	183,048	$410,891	$—
Capital contribution from debt waiver	—	—	—	689,544

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended December 31, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the nine months ended September 30, 2024 and 2023 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

We are the first end-to-end innovative cannabis dosing solution provider in the US that possesses the medical atomization or nebulizing background and sells nebulizer, according to the Frost & Sullivan Report. We deeply engage in the key activities in the cannabis and consuming E-vapors industry, from the research and development, formulation design, e-liquid production, e-liquid filling to e-liquid co-packing services. We primarily generated revenues from sales of cannabis E-vapors and consuming E-vapors, which collectively accounted for 89.9% and 91.4% of the total revenues for the years ended December 31, 2023 and 2022, respectively. We generated revenues from sales of cannabis E-vapors and consuming E-vapors, which collectively accounted for 90.7% and 92.6% of the total revenues for the nine months ended September 30, 2024 and 2023, respectively.

Reorganization

For the purpose of this offering and listing on the Nasdaq, a reorganization (the “Reorganization”) of our legal structure was completed in January 2024. On April 15, 2024, we entered into a stock purchase agreement with Shenzhen LFS, which we have accounted for the Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control. As all the entities involved in the process of the Reorganization are under common ownership of our shareholders before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. Therefore, the accompanying consolidated financial statements were prepared as if the corporate structure of us had been in existence since the beginning of the periods presented.

Since our businesses are effectively controlled by the same group of the shareholders before and after the Reorganization, they are considered under common control. The above-mentioned transactions were accounted for as recapitalization. The consolidation of PAPA Medical Inc and our subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Key Factors that Affect Results of Operations

Our results of operations have been, and are expected to continue to be, affected by various factors, which primarily include the following:

•        The effect of legislation and regulations affecting the cannabis and consuming E-vapors.

•        The development of an international market for E-vapors, which is presently primarily limited to certain states in the United States.

•        Our ability to obtain regulatory approval to market additional cannabis and consuming E-vapors in the United States, Europe and other target countries and regions.

•        Our ability to develop and market cannabis and consuming E-vapors to meet the changing tastes of users.

Impact of COVID-19 On Our Operations

To combat the COVID-19 pandemic, a global health emergency that spread globally since early 2020, various governments have taken measures to contain the virus, which have affected economic activity in all countries where the consumers of our products live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, social distancing, and securing the supply of materials that are essential to our production process. Although the measures have been lifted as the WHO declared the COVID-19 became an established and ongoing health issue in May 2023, we continue to monitor the macroeconomic risk (including labor shortage, inflation and supply change shortages) and carefully evaluate potential outcomes and work to mitigate risks. We believe that we have not experienced a material adverse impact on our financial conditions. However, the extent of the impact of COVID-19 on our future financial results will be dependent on future developments such as the length and severity of the COVID-19, the potential resurgence of the COVID-19, future government actions in response to the pandemic and the overall impact of the COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable, and may have an adverse impact on our future operations, financial condition, liquidity and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Outbreaks of infectious diseases, epidemics, natural disasters or other events have materially and adversely affected, and in the future, may materially and adversely affect our business, results of operations and financial condition.”

Key Components of Results of Operations

Revenues

We primarily generate revenues from sales of cannabis and consuming E-vapors, which collectively accounted for 89.9% and 91.4% of the total revenues for the years ended December 31, 2023 and 2022, and for 90.7% and 92.6% of the total revenues for the nine months ended September 30, 2024 and 2023, respectively. The following table breaks down our revenues by amounts and as percentages of our total revenues for the periods presented:

	For the nine months ended September 30,				For the years ended December 31,
	2024		2023		2023		2022
	US$	%	US$	%	US$	%	US$	%
	(Unaudited)
Revenues
Cannabis E-vapors	22,906,860	84.0	12,421,389	80.0	20,310,293	80.2	12,154,363	91.4
Consuming E-vapors	1,820,170	6.7	1,989,525	12.6	2,467,976	9.7	—	—
Medical nebulizers	1,576,386	5.8	812,374	5.2	1,924,880	7.6	—	—
Third-party sales of raw materials	46,963	0.1	68,772	0.4	90,327	0.4	—	—
Related party sales of raw materials	7,566	0.1	15,297	0.1	15,837	0.1	1,143,885	8.6
Online candy sales	771,899	2.8	251,123	1.5	439,624	1.7	—	—
Others	152,461	0.5	47,142	0.2	77,008	0.3	—	—
Total revenues	27,282,305	100.0	15,605,622	100.0	25,325,945	100.0	13,298,248	100.0

Cost of Revenues

Our cost of revenues includes the manufacturing cost of cannabis and consuming E-vapors, which primarily consists of direct material costs, salaries and benefits for staff engaged in production activities and related expenses which are directly attributable to the production of products. The following table breaks down our cost of revenues by amounts and as percentages of our total revenues for the periods presented:

	For the nine months ended September 30,				For the years ended December 31,
	2024		2023		2023		2022
	US$	%	US$	%	US$	%	US$	%
	(Unaudited)
Cost of revenues
Cannabis E-vapors	18,515,755	90.2	9,977,673	85.0	16,418,721	87.4	9,668,561	90.8
Consuming E-vapors	1,125,749	5.5	1,390,353	11.8	1,720,635	9.2	—	—
Medical nebulizers	614,041	3.0	156,840	1.3	445,432	2.4	—	—
Third-party sales of raw materials sold	49,578	0.2	42,693	0.4	57,723	0.3	—	—
Related party sales of raw materials sold	8,660	—	24,098	0.3	27,223	0.1	975,909	9.2
Online candy sales	65,991	0.3	38,386	0.3	54,643	0.3	—	—
Others	139,633	0.8	103,227	0.9	62,551	0.3	—	—
Total cost of revenues	20,519,407	100.0	11,733,270	100.0	18,786,928	100.0	10,644,470	100.0

Gross Profit and Gross Profit Margin

Our gross profit increased by approximately 75.0% from US$15.6 million for the nine months ended September 30, 2023 to US$27.3 million for the nine months ended September 30, 2024, primarily attributable to an increase in sales volume and customers’ demands, which resulted from an increasing number of 29 new clients. Additionally, the sales of newly developed medical nebulizers and online candy sales for the nine months ended September 30, 2024 contributed significantly to the overall increase in gross profit with high gross profit margin with our improved brand recognition. Our gross profit margin increased from approximately 24.7% for the nine months ended September 30, 2023 to approximately 24.8% for the nine months ended September 30, 2024, primarily due to the increased sales volume and customers’ demands, as well as the increased medical nebulizers and online candy sales with high gross profit margin.

Our gross profit increased by approximately 140.7% from US$2.7 million for the year ended December 31, 2022 to US$6.5 million for the year ended December 31, 2023, primarily attributable to an increase in sales volume, which resulted from offering price discounts to both returning and new clients. Additionally, the sale of newly developed medical nebulizers in 2023 contributed significantly to the overall increase in gross profit with high gross profit margin. Our gross profit margin increased by approximately 29.0% from approximately 20.0% for the year ended December 31, 2022 to approximately 25.8% for the year ended December 31, 2023, primarily due to the increased sales volume and medical nebulizers sales operated since 2023 with high gross profit margin.

Operating Expenses

The following table sets forth our operating expenses and as percentages of our total revenues for the periods presented:

	For the nine months ended September 30,				For the years ended December 31,
	2024		2023		2023		2022
	US$	%	US$	%	US$	%	US$	%
	(Unaudited)
Operating expenses
Selling and marketing expenses	3,282,642	12.0	1,678,822	10.8	3,037,006	12.0	852,147	6.4
General and administrative expenses	1,483,142	5.4	300,160	1.9	872,452	3.4	236,083	1.8
Research and development expenses	511,155	1.9	261,459	1.7	407,122	1.6	207,168	1.6
Total operating expenses	5,276,939	19.3	2,240,441	14.4	4,316,580	17.0	1,295,398	9.8

Sales and marketing expenses

Our sales and marketing expenses primarily consist of (i) compensation to selling personnel, including the salaries and other benefits; and (ii) commission paid to the third parties relevant to the sales and marketing function.

General and administrative expenses

Our general and administrative expenses primarily consist of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to sales activities, such as depreciation and amortization of fixed assets, legal and other professional services fees, rental and other general corporate related expenses.

Research and development expenses

Our research and development expenses consist primarily of materials cost for testing, payroll and related expenses for research and development professionals and the utilities expenses occurred in designing, developing and operating our technology innovations for launching new products and upgrading existing products.

Operating income

Our profit from operations decreased slightly by approximately 6.3% from US$1.6 million for the nine months ended September 30, 2023 to US$1.5 million for the nine months ended September 30, 2024, and our profit from operations increased by approximately 57.1% from US$1.4 million for the year ended December 31, 2022 to US$2.2 million for the year ended December 31, 2023.

Net income

Our net income decreased slightly by approximately 16.7% from US$1.2 million for the nine months ended September 30, 2023 to US$1.0 million for the nine months ended September 30, 2024, and our net income increased from US$0.7 million for the year ended December 31, 2022 to US$1.5 million for the year ended December 31, 2023.

Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of our management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, we consider possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

Uncertain tax positions

We evaluate each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024, December 31, 2023 and 2022, we did not have any significant unrecognized uncertain tax positions.

We did not accrue any liability, interest or penalties related to uncertain tax positions in the provision for income taxes line of our consolidated statements of operations for the nine months ended September 30, 2024 and 2023, and for the fiscal years ended December 31, 2023 and 2022.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in Note 2 — “Summary of principal accounting policies” of our consolidated financial statements included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions.

Impairment of Right-of-use Assets and Other Long-lived Assets

We review our right-of-use assets, or ROU assets, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors we consider to be important which could trigger an impairment review primarily include:

•        significant underperformance relative to projected operating results;

•        significant changes in the overall business strategy;

•        significant adverse changes in legal or business environment; and

•        significant competition, unfavorable industry trends, or economic outlook.

When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss based on the excess of the carrying value over the fair value of the assets. Fair value is generally determined by discounting the cash flow expected to be generated by the assets, when the market prices are not readily available. As of September 30, 2024 and December 31, 2023, there was no impairment of long-lived assets.

Revenue recognition

We recognize our revenues under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of this Accounting Standards Update (“ASU”) allows us to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

We apply five-step model to recognize revenue from customer contracts. The five-step model requires us to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy the performance obligation.

We recognize revenues at a point in time when control of the products is transferred to the customers, generally occurs upon delivery according to the terms of the underlying contracts. Our standalone selling prices are based on the prices charged to customers for the single performance obligation which is transfer of control of products upon delivery to the customers. Our general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive credit, and therefore we do not estimate returns.

Contract Balances

When either party to a contract has been performed, we present the contract in the consolidated balance sheets as the contract assets or contract liabilities, depending on the relationship between the entity’s performance and the customer’s payment.

Contract assets represent our right to consideration in exchange for products that we have transferred to customers. We have no contract assets as of September 30, 2024, December 31, 2023 and 2022.

Generally, we collect the considerations in advance. The contract liabilities primarily are related to unsatisfied performance obligations when payment has been received from customers before satisfying the corresponding performance obligation. The contract liabilities are recorded as “advance from customers” on the consolidated balance sheets. As of September 30, 2024 and December 31, 2023, the balance of contract liabilities was US$3.4 million and US$1.8 million, respectively. Approximately 94.8% of the balance of 2023 has been recognized as revenue as of the date of this prospectus. We expect to recognize the balance as of September 30, 2024 as revenue within the next 12 months.

Recent accounting pronouncements

See the discussion of the recent accounting pronouncements in the section headed “Summary of Significant Accounting Policies” contained in Note 2 to the combined financial statements.

Results of Operations

	For the three months ended September 30,
	2024		2023
	US$	%	US$	%
Revenues	9,972,437	100.0	6,749,650	100.0
Cost of revenues	(7,533,271)	(75.5)	(5,045,036)	(74.7)
Gross profit	2,439,166	24.5	1,704,614	25.3

Operating expenses:
Selling and marketing expenses	(1,201,905)	(12.1)	(896,710)	(13.3)
General and administrative expenses	(599,785)	(6.0)	(136,315)	(2.0)
Research and development expenses	(195,790)	(2.0)	(102,617)	(1.5)
Total operating expenses	(1,997,480)	(20.1)	(1,135,642)	(16.8)

Operating income	441,686	4.4	568,972	8.5

Interest (expense)/income, net	(14,036)	(0.1)	1,690	—
Other loss, net	(7,235)	(0.1)	(17,390)	(0.3)
Income before taxes	420,415	4.2	553,272	8.2
Income tax expenses	(115,944)	(0.1)	(150,142)	(2.2)
Net income	304,471	4.1	403,130	6.0

The three months ended September 30, 2024 compared to the three months ended September 30, 2023

Revenues:    Our total revenues increased by approximately 49.3% from US$6.7 million for the three months ended September 30, 2023 to US$10.0 million for the three months ended September 30, 2024. The increase was primarily due to the expansion of our cannabis E-vapors customer base in the United States, which is mainly driven by the increased demand on cannabis E-vapors by the customers. Additionally, online candy sales for the three months ended September 30, 2024 contributed to the increase in revenue with our improved brand recognition.

Cost of Revenues:    Our total cost of sales increased by approximately 50.0% to US$ 7.5 million for the three months ended September 30, 2024 from US$5.0 million for the three months ended September 30, 2023, primarily due to our increased cost of raw materials and increased manufacturing cost in line with the increased sales for the three months ended September 30, 2024.

Gross profit and gross profit margin:    As a result of the factors set out above, our gross profit increased by approximately 41.2% from US$1.7 million for the three months ended September 30, 2023 to US$2.4 million for the three months ended September 30, 2024, primarily attributable to an increase in sales volume and customers’ demands with our improved brand recognition, which resulted from an increasing number of 21 new clients for the three months ended September 30, 2024. However, our gross profit margin decreased from approximately 25.3% for the three months ended September 30, 2023 to approximately 24.5% for the three months ended September 30, 2024, primarily due to the increased cost of our new products and the offering price discounts by the Company to new clients in order to stimulate sales and gain more market share.

Selling and marketing expenses:    Our sales and marketing expenses increased by 33.3% to US$1.2 million for the three months ended September 30, 2024 from US$0.9 million for the three months ended September 30, 2023, principally due to the increased cost of sales person and the additional amount of US$0.1 million related to Amazon platform fee in 2024.

General and administrative expenses:    Our general and administrative expenses increased by 500.0% to US$0.6 million for the three months ended September 30, 2024 from US$0.1 million for the three months ended September 30, 2023, primarily due to the increased labor cost and additional rental cost for another workshop operating lease.

Research and Development Expenses:    Our research and development expenses increased by approximately 100.0% from US$1.0 million for the three months ended September 30, 2023 to US$2.0 million for the three months ended September 30, 2024, primarily due to the increased R&D personnel and activities for our new series of E-vapors, iPrefer since the first quarter of 2024.

Interest (expense)/income, net:    We had a net of interest expense of US$14,036 and interest income of US$1,690 for the three months ended September 30, 2024 and 2023, respectively, The interest income recognized for the three months ended September 30, 2024 and 2023 was generated from the highly-liquid investments placed with banks which are unrestricted as to withdrawal and use, and have original maturities of three months or less.

Other loss, net:    We recorded a net of other loss of US$7,235 for the three months ended September 30, 2024, which was mainly due to the impairment loss of raw materials and finished goods of US$21,520. We recorded a net of other loss of US$17,390 for the three months ended September 30, 2023, which was mainly due to the impairment loss of raw materials and finished goods of US$58,172.

Income tax expenses:    Our income tax expense decreased by approximately 22.8% from US$150,142 for the three months ended September 30, 2023 to US$115,944 for the three months ended September 30, 2024, primarily due to the decrease of taxable income generated from operations.

Net income:    As a result of the above, our net income decreased from US$0.4 million for the three months ended September 30, 2023 to US$0.3 million for the three months ended September 30, 2024.

	For the nine months ended September 30,
	2024		2023
	US$	%	US$	%
Revenues	27,282,305	100.0	15,605,622	100.0
Cost of revenues	(20,519,407)	(75.2)	(11,733,270)	(75.2)
Gross profit	6,762,898	24.8	3,872,352	24.8

Operating expenses:
Selling and marketing expenses	(3,282,642)	(12.0)	(1,678,822)	(10.8)
General and administrative expenses	(1,483,142)	(5.4)	(300,160)	(1.9)
Research and development expenses	(511,155)	(1.9)	(261,459)	(1.7)
Total operating expenses	(5,276,939)	(19.3)	(2,240,441)	(14.4)

Operating income	1,485,959	5.5	1,631,911	10.4

Interest income/(expense), net	30,346	—	(3,431)	—
Other loss, net	(111,763)	(0.4)	(22,310)	(0.1)
Income before taxes	1,404,542	5.1	1,606,170	10.3
Income tax expenses	(356,187)	(1.3)	(438,411)	(2.8)
Net income	1,048,355	3.8	1,167,759	7.5

The nine months ended September 30, 2024 compared to the nine months ended September 30, 2023

Revenues:    Our total revenues increased by approximately 75.0% from US$15.6 million for the nine months ended September 30, 2023 to US$27.3 million for the nine months ended September 30, 2024. The increase was primarily due to the expansion of our cannabis E-vapors customer base in the United States, which is mainly driven by the increased demand on cannabis E-vapors by the customers. Additionally, the sale of newly developed medical nebulizers and online candy sales for the nine months ended September 30, 2024 contributed to the increase in revenue with our improved brand recognition.

Cost of Revenues:    Our total cost of sales increased by approximately 75.2% to US$20.5 million for the nine months ended September 30, 2024 from US$11.7 million for the nine months ended September 30, 2023, primarily due to our increased cost of raw materials and increased manufacturing cost in line with the increased sales for the nine months ended September 30, 2024.

Gross profit and gross profit margin:    Our gross profit increased by approximately 75.0% from US$15.6 million for the nine months ended September 30, 2023 to US$27.3 million for the nine months ended September 30, 2024, primarily attributable to an increase in sales volume and customers’ demands, which resulted from an increasing number of 29 new clients. Additionally, the sales of newly developed medical nebulizers and online candy sales for the nine months ended September 30, 2024 contributed significantly to the overall increase in gross profit with high gross profit margin with our improved brand recognition. Our gross profit margin remained stable at 24.7% and 24.8% for the nine months ended September 30, 2023 and 2024, respectively

Selling and marketing expenses:    Our sales and marketing expenses increased by 94.1% to US$3.3 million for the nine months ended September 30, 2024 from US$1.7 million for the nine months ended September 30, 2023, principally due to the increased cost of sales person and the additional amount of US$1.2 million related to Amazon platform fee in 2024.

General and administrative expenses:    Our general and administrative expenses increased by 400.0% to US$1.5 million for the nine months ended September 30, 2024 from US$0.3 million for the nine months ended September 30, 2023, primarily due to the increased labor cost and additional rental cost for another workshop operating lease.

Research and Development Expenses:    Our research and development expenses increased by approximately 66.7% from US$0.3 million for the nine months ended September 30, 2023 to US$0.5 million for the nine months ended September 30, 2024, primarily due to the increased R&D personnel and activities for our new series of E-vapors, iPrefer, since the first quarter of 2024.

Interest income/(expense), net:    We had a net of interest income of US$30,346 and interest loss of US$3,431 for the nine months ended September 30, 2024 and 2023, respectively. The interest income recognized for the nine months ended September 30, 2024 and 2023 was generated from the highly-liquid investments placed with banks which are unrestricted as to withdrawal and use, and have original maturities of three months or less.

Other loss, net:    We recorded a net of other loss of US$111,763 for the nine months ended September 30, 2024, which was mainly due to the impairment loss of raw materials and finished goods. We recorded a net of other loss of US$22,310 for the nine months ended September 30, 2023, which was mainly due to the impairment loss of raw materials and finished goods of US$58,172.

Income tax expenses:    Our income tax expense decreased from US$438,411 for the nine months ended September 30, 2023 to US$356,187 for the nine months ended September 30, 2024, primarily due to the decrease of taxable income generated from operations.

Net income:    As a result of the above, our net income decreased from US1.2 million for the nine months ended September 30, 2023 to US$1.0 million for the nine months ended September 30, 2024.

	For the years ended December 31,
	2023		2022
	US$	%	US$	%
Revenues	25,325,945	100.0	13,298,248	100.0
Cost of revenues	(18,786,928)	(74.2)	(10,644,470)	(80.0)
Gross profit	6,539,017	25.8	2,653,778	20.0

Operating expenses:
Selling and marketing expenses	(3,037,006)	(12.0)	(852,147)	(6.4)
General and administrative expenses	(872,452)	(3.4)	(236,083)	(1.8)
Research and development expenses	(407,122)	(1.6)	(207,168)	(1.6)
Total operating expenses	(4,316,580)	(17.0)	(1,295,398)	(9.8)

Operating income	2,222,437	8.8	1,358,380	10.2

Interest income, net	38,776	0.2	—	—
Other loss, net	(81,228)	(0.3)	(379,681)	(2.9)
Income before taxes	2,179,985	8.7	978,699	7.3
Income tax expenses	(664,406)	(2.6)	(292,039)	(2.2)
Net income	1,515,579	6.1	686,660	5.1

The fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022

Revenues:    Our total revenues increased by approximately 90.2% from US$13.3 million for the year ended December 31, 2022 to US$25.3 million for the year ended December 31, 2023. The increase was primarily due to the expansion of our cannabis E-vapors customer base in the United States, which is mainly driven by the increased demand on cannabis E-vapors by the customers. In addition, since 2023, we have the consuming E-vapors products sales to Spain and Dubai and online sales of medical nebulizers and candies on Amazon platform.

Cost of Revenues:    Our total cost of sales increased by approximately 77.4% to US$18.8 million for the year ended December 31, 2023 from US$10.6 million for the year ended December 31, 2022, primarily due to our increased cost of raw materials and increased manufacturing cost in line with the increased sales for the fiscal year ended December 31, 2023.

Gross profit and gross profit margin:    As a result of the factors set out above, our gross profit increased by approximately 140.7% from US$2.7 million for the year ended December 31, 2022 to US$6.5 million for the year ended December 31, 2023, primarily attributable to an increase in sales volume, which resulted from offering price discounts to both returning and new clients. Additionally, the sale of newly developed medical nebulizers in 2023 contributed significantly to the overall increase in gross profit with high gross profit margin. Our gross profit margin increased by approximately 29.0% from approximately 20.0% for the year ended December 31, 2022 to approximately 25.8% for the year ended December 31, 2023, primarily due to the increased sales volume and medical nebulizers sales operated since 2023 with high gross profit margin.

Selling and marketing expenses:    Our sales and marketing expenses increased by 233.3% to US$3.0 million for the year ended December 31, 2023 from US$0.9 million for the year ended December 31, 2022, principally due to the increased cost of sales person and the increased marketing activities for our cannabis E-vapors in 2023 as well as the addition of Amazon platform fee in 2023 in the amount of US$1.6 million.

General and administrative expenses:    Our general and administrative expenses increased by 350.0% to US$0.9 million for the year ended December 31, 2023 from US$0.2 million for the year ended December 31, 2022, primarily due to the increased labor cost and the professional service in the amount of US$398,000.

Research and Development Expenses:    Our research and development expenses increased by approximately 100.0% from US$0.2 million for the year ended December 31, 2022 to US$0.4 million for the year ended December 31, 2023, primarily due to the increased technology innovation activities for our existing products’ upgrade.

Interest income, net:    We had interest income of US$38,776 and nil for the years ended December 31, 2023 and 2022, respectively, The interest income recognized for the year ended December 31, 2023 was generated from the highly-liquid investments placed with banks which are unrestricted as to withdrawal and use, and have original maturities of three months or less. There was no interest income generated for the year ended December 31, 2022 because all cash balance was deposited in checking account of banks without interest.

Other loss, net :    We recorded a net of other loss of US$81,228 for the years ended December 31, 2023, which was mainly due to the impairment loss of raw materials and finished goods of US$116,251, partially offset by a net income of US$39,353 related to the disposal of fixed assets.. We recorded a net of other loss of US$379,681 for the years ended December 31, 2022, which was mainly due to the impairment loss of raw materials and finished goods of US$379,681.

Income tax expenses:    Our income tax expense increased by approximately 133.0% from US$0.3 million for the year ended December 31, 2022 to US$0.7 million for the year ended December 31, 2023, primarily due to the increase of taxable income generated from operations.

Net income:    As a result of the above, our net income increased from US$0.7 million in 2022 to US$1.5 million in 2023.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of September 30, 2024 and December 31, 2023, we had cash and cash equivalents of US$2.7 million and US$4.1 million, respectively. We believe that our current cash, cash to be generated from our operations and access to capital market will be sufficient to meet our working capital needs for at least the next twelve months. And we do not have any amounts committed to be provided by our related party. We are also not dependent upon future financing to meet our liquidity needs for the next twelve months. In order to implement our growth strategies, we plan to expand our business. To do so, we may need more capital through equity financing to expand our production and meet market demands.

Our primary source of liquidity historically has been cash generated from our business operations and equity contributions from our shareholders, which have historically been sufficient to meet our working capital and capital expenditure requirements.

We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth a summary of our cash flows for the periods presented:

	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
	(Unaudited)
Net cash (used in)/provided by operating activities	$(686,321)	$3,892,383	$4,130,079	$(59,913)
Cash used in investing activities	(350,222)	(70,577)	(86,396)	(87,050)
Net cash used in financing activities	(415,067)	(145,000)	(85,973)	(200,000)
Net (decrease)/increase in cash and cash equivalents	$(1,451,610)	$3,676,806	$3,957,710	$(346,963)
Cash and cash equivalents, at beginning of period	4,119,608	161,898	161,898	508,861
Cash and cash equivalents, at end of period	2,667,998	3,838,704	4,119,608	161,898

Operating Activities

Our net cash used in operating activities was US$0.7 million for the nine months ended September 30, 2024. The difference between our net income of US$1.0 million and the net cash provided by operating activities was primarily due to (i) an adjustment of US$0.6 million in non-cash items, which mainly consisted of depreciation and amortization of US$0.6 million (ii) a decrease of amount due to related parties of US$2.0 million, (iii) an increase of advance from customers of US$1.5 million, partially offset by an increase of inventories of US$0.6 million.

Our net cash provided by operating activities was US$3.9 million for the nine months ended September 30, 2023. The difference between our net income of US$1.2 million and the net cash provided by operating activities was primarily due to (i) an adjustment of US$147,940 in non-cash items, which mainly consisted of depreciation and amortization of US$121,975, loss on disposal of property, plant and equipment of US$55,821, (ii) an increase of amount due to related parties of US$3.4 million, (iii) an increase of accrued expenses and other current liabilities of US$0.1 million, and (iv) an increase of advance from customers of US$1.5 million, partially offset by an increase of inventories of US$2.3 million.

Our net cash provided by operating activities was US$4.1 million for the year ended December 31, 2023. The difference between our net income of US$1.5 million and the net cash provided by operating activities was primarily due to (i) an adjustment of US$0.3 million in non-cash items, which mainly consisted of depreciation and amortization of US$0.2 million, loss on disposal of property, plant and equipment of US$55,820, impairment loss of inventory of US$116,251 and allowance for expected credit loss of US$42,168, (ii) an increase of amount due to related parties of US$3.6 million, (iii) an increase of accrued expenses and other current liabilities of US$0.3 million, and (iv) an increase of advance from customers of US$1.0 million, partially offset by an increase of inventories of US$2.7 million.

Net cash used in operating activities was US$0.06 million for the year ended December 31, 2022. The difference between our net income of US$0.7 million and the net cash used in operating activities was primarily due to (i) an adjustment of US$0.7 million in non-cash items, which mainly consisted of depreciation and amortization of US$0.1 million, loss on disposal of property, plant and equipment of US$16,361, impairment loss of inventory of US$0.4 million, allowance for expected credit loss of US$75,538 and deferred income tax of US$67,039, (ii) a decrease of amount due to related parties of US$0.9 million and (ii) an increase of prepayments and other current assets of US$0.7 million, partially offset by (i) an increase of accrued expenses and other current liabilities of US$0.7 million and (ii) an increase of income tax payable of US$0.2 million.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2024 was US$350,222, mainly due to the purchase of property, plant and equipment of US$160,222 and the payment to Shenzhen LFS related to the acquisition of PAPA Health of US$190,000.

Cash used in investing activities for the nine months ended September 30, 2023 was US$70,577, mainly due to the purchase of property, plant and equipment of US$70,577.

Cash used in investing activities for the year ended December 31, 2023 was US$86,396, mainly due to the purchase of property, plant and equipment of US$86,396.

Cash used in investing activities for the year ended December 31, 2022 was US$87,050, mainly due to the purchase of property, plant and equipment of US$87,050.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2024 was US$415,067, primarily attributable to an increase of deferred offering cost of US$417,067, partially offset by the proceeds from capital contribution of US$2,000.

Net cash used in financing activities for the nine months ended September 30, 2023 was US$145,000, primarily attributable to an increase of deferred offering cost of US$145,000.

Net cash used in financing activities for the year ended December 31, 2023 was US$85,973, primarily attributable to (i) an increase in the proceeds from capital contribution of US$80,000, (ii) an increase of deferred offering cost of US$0.2 million.

Net cash used in financing activities for the year ended December 31, 2022 was US$0.2 million, primarily attributable to an increase of deferred offering cost of US$0.2 million.

Trend Information

Other than as described elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-balance sheet arrangement

The Company has no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchase of property, plant and equipment. Our capital expenditures were US$160,222 and US$70,577 for the nine months ended September 30, 2024 and 2023, respectively. As of the date of this prospectus, there have been no material commitments for capital expenditures. We intend to fund our future capital expenditures with our existing cash balance, proceeds of bank loans and proceeds from this offering.

Our capital expenditures are incurred primarily in connection with purchase of property, plant and equipment. Our capital expenditures were US$86,396 and US$87,050 for the years ended December 31, 2023 and 2022, respectively. As of the date of this prospectus, there have been no material commitments for capital expenditures. We intend to fund our future capital expenditures with our existing cash balance, proceeds of bank loans and proceeds from this offering.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss contingencies,” we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated business, financial position, cash flows or results of operations taken as a whole. As of the date of this prospectus, 2024, the Company is not a party to any material legal or administrative proceedings.

Quantitative and Qualitative Disclosures about Market Risk

Concentration of credit risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash, restricted cash, accounts receivable and amounts due from related parties. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. We deposit our cash and restricted cash with financial institutions located in jurisdictions where the subsidiaries are located. We believe that no significant credit risk exists as these financial institutions have high credit quality.

Concentration of customers and suppliers

Major customers

There were both two customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the three months ended September 30, 2024 and 2023, respectively. The total sales to these customers accounted for approximately 59.6% and 46.2% of total revenues for the three months ended September 30, 2024 and 2023, respectively.

There were both two customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the nine months ended September 30, 2024 and 2023, respectively. The total sales to these customers accounted for approximately 56.9% and 50.8% of total revenues for the nine months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, there are two customer accounted for more than 10% of the Group’s accounts receivable. As of December 31, 2023, no customer accounted for more than 10% of the Group’s accounts receivable.

There were two and five customers from whom revenues individually represent greater than 10% of our total revenues for the years ended December 31, 2023 and 2022, respectively. The total sales to these customers accounted for approximately 46.5% and 68.9% of total revenues for the years ended December 31, 2023 and 2022, respectively.

Major suppliers

There were both four suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the three months ended September 30, 2024 and 2023, respectively. The total purchase from these suppliers accounted for approximately 56.6% and 59.0% of the Group’s total purchase for the three months ended September 30, 2024 and 2023, respectively.

There were both three suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the nine months ended September 30, 2024 and 2023, respectively. The total purchase from these suppliers accounted for approximately45.8% and 56.8% of the Group’s total purchase for the nine months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, two third-party-suppliers accounted for approximately 83.3% of the Group’s accounts payable. As of December 31, 2023, two third-party suppliers accounted for approximately 94.1% of the Group’s accounts payable.

There were four and two suppliers from whom purchases individually represent greater than 10% of our total purchases for the fiscal years ended December 31, 2023 and 2022, respectively. The total purchase from these suppliers accounted for approximately 62.7% and 65.6% of our total purchase for the fiscal years ended December 31, 2023 and 2022, respectively, including one related party supplier accounted for approximately 13.0% and 55.4% for the fiscal years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, two third-party suppliers accounted for approximately 94.1% of our accounts payable. As of December 31, 2022, one third-party supplier accounted for approximately 100% of our accounts payable.

There was one operating service supplier, a related party of the Group, providing selling service and E-vapors technology service to the Group, individually representing 36.7% and 30.9% of the total selling and marketing expenses and 46.6% and 60.6% of the total research and development expenses of the Group for the three months ended September 30, 2024 and 2023, respectively. This service supplier individually represented 30.9% and 37.4% of the total selling and marketing expenses and 51.9% and 58.7% of the total research and development expenses of the Group for the nine months ended September 30, 2024 and 2023, respectively. For the years ended December 31, 2023 and 2022, this supplier individually represented 69.3% and 79.8% of the total selling and marketing expenses and 15.1% and 9.2% of our total research and development expenses, respectively.

See “Risk Factors — Risks Related to Our Business and Industry — We are subject to concentration risks of suppliers and customers.”

Industry Overview

The information presented in this section and information elsewhere in this prospectus that relates to the industry has been derived from, to provide information regarding our industry and our market position. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Definitions and Classifications of Major Components in Vaping Industry

Major components of vaping products in vaping industry include E-liquid and E-vapor.

E-liquid is the liquid used in E-vapor that is heated and turned into aerosol that is inhaled by the user. E-liquid can be mainly classified into traditional E-liquid with and without nicotine, and CBD-related E-liquid. Traditional E-liquid with or without nicotine are used for closed and open system E-vapor, and CBD-related E-liquid is used for CBD-related E-vapor. Compared to traditional E-liquid, CBD-related E-liquid gained popularity rapidly with its lower exposure to toxic combustion products, various flavor profile, and potential capability of pain relief and other healthier properties.

E-vapors are used to vaporize substances for inhalation, which include not only the final vaping product (a closed tank or open-tank vaporizer) and also core vaping components such as atomizers and other accessories (excluding E-liquids). Normally, E-vapor is divided into closed system E-vapor, open system E-vapor and CBD-related E-vapor. Closed system E-vapor refers to E-vapor with built-in atomizers and unchangeable mods (which contain batteries), and replaceable cartridges or pods that are not intended to be refillable. Open system E-vapor refers to E-vapor that enable users to change atomizers and mods, and to purchase different E-liquid to refill into E-vapor by themselves. CBD-related E-vapor refers to E-vapor using E-liquid containing the cannabidiol (CBD) or different forms of cannabinoids from CBD. It shares similar working principle with the closed system and open system E-vapor, as the major difference reflects on the use of E-liquid.

Market Size of E-liquid Industry in the United States

The market size by revenue of CBD-related E-liquid industry in the US increased from USD769.4 million in 2019 to USD2,342.5 million in 2023, with a CAGR of 32.1%. The trend is expected to continue with wider acceptance of CBD-related E-liquid and optimization of cannabinoid formulations. The market size by revenue of CBD-related E-liquid industry in the US is expected to increase from USD2,811.0 million in 2024 to USD7,527.1 million in 2028, with a CAGR of 27.9%.

Market Size of E-liquid Industry in the US by Revenue by Ex-factory Price, 2019-2028E

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Source: Frost & Sullivan Report

Market Size of E-vapor Industry in the United States

In the US, sales of E-vapor are related to the sales of E-liquid, and generally market size by revenue of E-vapor industry is approximately 50% to 70% of that of E-liquid industry. Similar to the E-liquid industry in the US, CBD-related E-vapor market in the US has enjoyed robust growth during past few years, growing rapidly from USD452.6 million in 2019 to USD1,232.9 million in 2023, representing a CAGR of 28.5%. In the future, accompanying with the consistent growth of CBD-related E-liquid, the market size by revenue of CBD-related E-vapor in the US is expected to grow steadily from USD1,405.5 million in 2024 to USD3,136.3 million in 2028, representing a CAGR of 22.2%.

Market Size of E-vapor Industry in the US by Revenue by Ex-factory Price, 2019-2028E

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Source: Frost & Sullivan Report

Market Drivers and Trends of Vaping industry in the United States

Growing Health Awareness

Vaping industry are introduced to the market as a healthier substitute for traditional cigarettes. Specifically, for CBD-related products, they have potential medical use including relief from chronic pain, anxiety and depression. Therefore, CBD-related vaping industry in the US will evolve rapidly with advance in CBD-related chemical formulation and growth in health and medical markets.

Popularity of Differentiated Products

E-vapor brings consumers more than an alternative to traditional inhale device. Manufacturers are upgrading their products from aspects including formulations, atomizing technologies, flavor, design, packaging, etc., in order to differentiate their products. For example, innovative vaping industry participants in the US provide multiple types of tank volume, precise atomization technology and flexible supply chain management to support the popularity of differentiated products.

Scale Production Capacity and Automated Production Flow

Rapidly growing manufacturers in vaping industry set up production bases in different places or countries to enhance their large-scale production capacity while decreasing their production costs. Besides, automated production flow, consistency in quality standards, frequent quality test and safety assurance are keys for innovative manufacturers in vaping industry to expand.

Overview of United States End-To-End Cannabis Dosing Solution Industry

Introduction and Business Model Analysis of End-to-end Cannabis Dosing Solution

End-to-end cannabis dosing solution typically encompasses design, manufacturing, and distribution of CBD-related E-vapor; design, production, and filling of CBD-related E-liquid; packaging, quality testing and certification of CBD-related vaping products; as well as the sales and operation of CBD-related vaping product brands. Notably, as providers of end-to-end cannabis dosing solution must navigate a variety of regulations and standards across different regions, they are required to ensure their products and services adhere to these regulations, which includes obtaining certifications and approvals from the Industrial Hemp Inhalables Authorization. By offering a comprehensive cannabis solution, these providers simplify the process, guaranteeing cost-effectiveness, efficiency, quality, and regulatory compliance throughout the supply chain.

Illustration of Business Model Analysis of End-to-end Cannabis Dosing Solution

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Source: Frost & Sullivan Report

Comparisons between End-to-end Cannabis Dosing Solution Providers and Traditional Vaping Corporations

Comprehensive Solution Offers Superior Cost Control

From the design of formulations to the operation of the final brand, end-to-end cannabis dosing solution providers have the capability to package all associated goods and services. This approach not only ensures better product quality and innovation internally but also effectively controls the costs at each step, significantly mitigating the potential for price fluctuations in core components like E-liquid. Additionally, the end-to-end model contributes to the formation of a global supply chain, reducing unnecessary product transportation, maintaining cooperation, and other overhead costs. After securing major qualification certifications and passing quality tests from associations in the US such as the Industrial Hemp Inhalables Authorization, cannabis products can enter the market more quickly, further reducing inventory and product turnover costs. Therefore, the end-to-end cannabis dosing solution offers superior price control compared to traditional vaping or E-liquid manufacturers.

Direct Customer Outreach Enhances Consumer Satisfaction

Under the concurrent Business-to-Business (“B2B”) and Business-to-Consumer (“B2C”) business models for end-to-end cannabis dosing solution providers, they can more accurately understand changes in end-user needs, continuously tailor products and services to consumer satisfaction, and swiftly coordinate with research and development (R&D) to modify product features. For instance, should market feedback indicate a preference for a specific color or flavor of a product, end-to-end solution providers can adjust the terpene profile and quickly fulfill additional orders to meet consumer demands. Moreover, consumer preferences for cannabis product tank sizes vary across different states in the US, with some preferring larger tank sizes, such as those over 10ml, and others opting for small to medium-sized products. Solution providers have access to these insights, which were previously exclusive to brand owners, thereby improving their product sales matrix alignment. Consequently, compared to traditional brand owners or component manufacturers, end-to-end cannabis dosing solution providers boast quicker market response times and more accurate product matrix configurations.

Relatively Strong Risk Resistance with Wider Business Coverage

The business scope of end-to-end cannabis dosing solution providers encompasses formulation design, production, manufacturing, packaging, quality testing, certification, sales, and operations across the entire industrial value chain. Leveraging their extensive technical knowledge and service capabilities, these innovative providers are also expanding into other industrial chains, including various other cannabinoid products. The creation of a mature end-to-end industry chain allows for more straightforward horizontal development of CBD-related vaping products. This advantage enables end-to-end cannabis dosing solution providers to broaden their product range and mitigate potential industry risks effectively.

Market Size of the United States End-to-end Cannabis Dosing Solution Industry

Following the Agriculture Improvement Act of 2018, also known as the 2018 Farm Bill, end-to-end cannabis dosing solution industry became a flourishing market with its preferable feature over multiple CBD-related products. Therefore, the market size of end-to-end cannabis dosing solution industry in the US surged from USD1,527.5 million in 2019 to USD4,469.3 million in 2023, with a CAGR of 30.8% over this period. In the future, as cannabis will further expand the downstream applications, be significantly clarified by regulatory acts, integrate the value chain from fast-moving consumer goods, and innovate on the product categories, end-to-end cannabis dosing solution industry is expected to continue the growth in the US. The market size will grow from USD5,270.6 million in 2024 to USD13,329.3 million in 2028, with a CAGR of 26.1% over this period.

Market Size of the United States End-to-end Cannabis Dosing Solution Industry by Revenue, 2019-2028E

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Source: Frost & Sullivan Report

Market Drivers and Development Trends of End-to-end Cannabis Dosing Solution Industry in the United States

Broadening Applications beyond Recreation

The expanding application trends in the industry underscore a significant evolution towards precision, efficacy, and diversification in the utilization of cannabis-derived products. At the core of this transformation is the integration of leading atomization technology by providers, which significantly enhances the lung deposition fraction. This technological advancement is pivotal, not merely for optimizing the usage efficiency of E-liquids but also for facilitating precise metering control. Such precision ensures that users can adhere to specific dosages, catering to varied therapeutic needs and preferences. These features are strategically positioning the cannabis dosing solution industry for broader applications across different sectors. Among these, the medical industry stands out, as the potential of cannabis dosing solution to offer pain relief and alleviate anxiety opens up new vistas for therapeutic interventions. By tailoring product applications to include different dosages suited for various conditions, the industry is paving the way for cannabis-derived solutions to become a more integral part of healthcare. This approach not only expands the market opportunities for providers but also aligns with a growing recognition of the medicinal benefits of cannabis at the legislative and societal levels, thereby fostering a more inclusive and innovative landscape.

Regulatory Clarity Fueling Industry Expansion

The regulatory landscape for the vaping industry in the US has undergone significant transformation, particularly following the Agriculture Improvement Act of 2018, more commonly known as the 2018 Farm Bill. This pivotal legislation distinguished hemp from marijuana, thereby legalizing hemp cultivation and catalyzing the development of a legal market for hemp-derived products. This regulatory clarity has been a fundamental driver for industry growth, setting the stage for a flourishing market characterized by innovation and expansion. Moreover, the advent of Industrial Hemp Inhalables Authorization presents a strategic advantage for companies aiming to solidify their presence and expand in this sector. Standing on the global perspectives, in Canada, cannabis products fall under the Controlled Drugs and Substances Act and can be purchased through licensed retailers and online platforms. Starting from April 1st, 2024, German allow adults to possess and purchase small amounts of cannabis for recreational purposes following the pass on law of “Controlled Handling of Cannabis”. These regulatory acknowledgment and the subsequent development of compliant products facilitate market expansion, enabling industry leaders to explore new avenues for growth and innovation.

Strategic Integration Enhances Industry Consolidation

Driven by strategic vertical integration and international resource leverage, the end-to-end cannabis dosing solution industry in the US is witnessing a pronounced trend towards industry consolidation. This trend is epitomized by cannabis dosing solution providers who encompass both E-vapor and E-liquid production capabilities within their operational fold. Such integration across the supply chain allows for a seamless, cost-effective orchestration of production processes, from raw material procurement to final product delivery. By consolidating these stages under a single operational system, companies achieve significant cost reductions, enhancing their price competitiveness in a market where many participants face challenges due to the lack of affordable hardware manufacturing channels. This strategic positioning is further strengthened by the selective incorporation of international resources, thereby navigating around potential cost inflations and supply chain vulnerabilities associated with over-reliance on a single geographic source. The ability to control costs across the production spectrum not only fortifies the market presence of these vertically integrated companies but also sets a high-level competitive bar. As such, this consolidation trend not only drives down consumer prices but also stimulates a healthier, more dynamic market environment, fostering advancements in product quality and delivery mechanisms. This industry evolution signifies a move towards more sustainable and competitive business models, which enhance the overall viability and consumer appeal of the cannabis dosing solution sector.

Diverse Products and Innovations Propel Industry Growth

Innovation and diversification within the industry can be largely attributed to the nuanced exploration and incorporation of terpenes into electronic atomization products and R&D on the latest dosing technology, such as No Heat No Burn (NHNB). Terpenes, the aromatic compounds found in many plants including cannabis, have been leveraged to enhance the sensory experience of vaping products by adding distinct aromas, colors, and flavors. This research and application of terpenes not only enrich the product portfolio but also significantly elevate the consumer experience, offering more personalized and varied choices. By developing a wider range of product categories that feature different terpene profiles, companies are able to cater to the evolving preferences and desires of consumers, ensuring that there is something for everyone. Furthermore, the introduction of products with varied atomization liquid dosages — from small and medium-sized options ranging from 1 to 4ml, to larger capacities like 10ml — addresses the diverse needs and usage patterns of different consumer segments. This strategic diversification in product offerings underscores a commitment to consumer-centric innovation, where the goal is to provide a more engaging, satisfying, and tailored dosing experience. For R&D on the latest dosing technology like NHNB, the operating principle can be recognized as utilizing methods such as ultrasonic waves to vaporize the medium within the E-vapor without generating heat or steam. By eliminating the heating process, tobacco or cannabis among conventional heat-not-burn (HNB) products is vaporized avoiding the release of harmful compounds associated with heavy metals and other carcinogens. Instead, more desirable compounds are released, minimizing health risks for end-users. As a result, the abilities to offer an extensive array of terpene-enriched products with varying dosages and to introduce the latest dosing technology like NHNB are driving the growth and expansion of the cannabis dosing solutions sector, making it more dynamic and accessible to a wide range of consumers.

Entry Barriers of End-to-end Cannabis Dosing Solution Industry in the United States

Technology Barrier

The sophistication required in extraction methodologies and the formulation of hemp-derived cannabinoids products has created immense technological barrier for the entrants to the end-to-end cannabis dosing solutions industry. These processes require a deep understanding of both the chemical properties of cannabinoids and the intricate balance needed to achieve desirable product efficacy. Furthermore, the atomization technology itself presents another layer of challenge, characterized by its demands for non-corrosive materials, high water absorbency, leak resistance, exceptional atomization rates, and nearly zero clogging. The design specifications to ensure that atomizer tablets are durable, resistant to breaking or popping, and capable of delivering safe, consistent, and precise atomization further elevate the entry threshold for newcomers. Mastering these technologies demands significant investment in research and development, as well as a sustained commitment to innovation. Further, innovative cannabis dosing solution providers engage in the incubating of No Heat No Burn (NHNB) in revolutionizing to a healthier ingestion experience while maintaining the industry’s competitive edge. For new entrants, these prerequisites constitute formidable obstacles, not just in terms of financial outlay but also in acquiring the necessary expertise. This technological moat effectively protects established players and maintains a high standard of product quality and safety within the industry.

Supply Chain Barrier

The supply chain in the end-to-end cannabis dosing solutions industry in the US presents significant barriers to entry, primarily due to the advantages established players derived from international production bases and the vertical integration of their supply chains. By situating production in locations where costs are inherently lower, and by controlling multiple or all stages of the supply chain — from raw material procurement through to manufacturing and distribution — established companies achieve substantial reductions in OEM costs. This integration not only streamlines operations but also enhances their ability to respond swiftly to market changes and consumer demands with minimal disruption. For new entrants, replicating such a comprehensive, globally integrated supply chain necessitates a considerable investment of both capital and human resources. Building such an infrastructure from the ground up involves navigating complex international logistics, establishing reliable supplier relationships, and achieving economies of scale that can compete with incumbents. Furthermore, the specific regulatory landscapes of different countries add an additional layer of complexity, requiring expertise and resources to ensure compliance across jurisdictions. These challenges make it difficult for newcomers to quickly or easily establish a foothold in the market, thus maintaining high barriers to entry in terms of supply chain logistics and efficiencies.

Qualification Barrier

The qualification barrier in the industry is notably stringent in the United States, underscoring the regulatory and quality assurance standards that companies must meet to operate within this sector. Pivotal requirements are obtaining the certifications from Industrial Hemp Inhalables Authorization, which permits the production and sale of cannabis products. These authorizations ensure that companies adhere to specific legal and safety standards, reflecting the industry’s commitment to consumer health and regulatory compliance. For new entrants, meeting these qualification criteria demands significant investment. Consequently, these qualification barriers serve to protect consumers by ensuring that only companies capable of meeting these high standards can operate in the market, thereby maintaining the integrity and safety of the cannabis dosing solutions industry.

Brand Barrier

In the end-to-end cannabis dosing solutions industry in the US, the brand barrier constitutes a significant hurdle for newcomers, emphasizing the pivotal role of brand recognition and loyalty in consumer purchase behavior. Consumers of cannabis dosing products demonstrate high levels of loyalty, often opting to stick with brands that they have previously used and trust. This loyalty is cultivated over time through consistent product quality, effective marketing strategies, and positive customer experiences. Established brands have the advantage of a proven track record, having invested considerable resources in building their reputation and consumer base. For new entrants, breaking through this brand barrier requires not only matching the product quality and safety standards set by incumbents but also carving out a unique value proposition that resonates with consumers. This often involves significant investment in marketing and consumer education efforts to build brand awareness and trust from the ground up. Additionally, navigating the nuances of consumer preferences and establishing a strong, positive brand identity in a competitive market landscape can be particularly challenging. The brand barrier thus serves as a formidable deterrent to new market entrants, safeguarding the positions of established players and ensuring that any new brands that do emerge are those that truly meet or exceed the high expectations of consumers in this industry.

Competitive Landscape of United States End-To-End Cannabis Dosing Solution Industry

The cannabis dosing industry in the US is relatively fragmented and highly competitive with more than 400 participants. The market is primarily diversified with three types of potential participants: 1) traditional vaping corporations including cannabis E-liquid and E-vapor manufacturers, 2) cannabis vaping product brand operators, and 3) end-to-end cannabis dosing solution providers. Previous two types constitute the majority of participants while less than 50 participants can be attributed to end-to-end cannabis dosing solution providers. Compared to other market participants, end-to-end cannabis dosing solution providers ensure the high-quality execution on all process in the industry value chain, with the capability to enable direct customer outreach and enjoy the long-term benefits with superior cost control. Innovative end-to-end cannabis dosing solution providers in the US are squeezing the market share of traditional vaping corporations based on advantages of the mode.

According to the Frost & Sullivan Report, our group is the first end-to-end innovative cannabis dosing solution provider in the US that possesses the medical atomization or nebulizing background and sells nebulizer. Our group is also few end-to-end innovative cannabis dosing solution provider in the US that engages in the revolutionization of healthier nicotine ingestion experience with No Heat No Burn (NHNB).

The key successful factors in the industry are represented as followings:

Diversification of R&D Personnel

Diversified R&D experience in pharmaceutical and related industries, other than traditional vaping field, provides all-process technological expertise and superior products. For example, experts in pharmaceutical industry may help to innovate medical-grade core atomization technology, which significantly enhances the lung deposition fraction and optimizes the usage efficiency of E-liquid, thus catering to varied therapeutic needs and preferences. Therefore, diversification of R&D personnel is necessary for participants to deliver pioneering products.

Diversified Product Layout

Due to the evolving preferences and desires of consumers, personalized and varied choices of products are crucial and conductive to sustain different consumer groups. End-to-end innovative cannabis dosing solution providers have launched innovative products such as mixed oil that combines CBD-related oil with the latest E-liquid. Aiming to provide a unique dosing experience with multiple therapeutic benefits, distinctive aroma, and flavor, the mixed oil not only retains the efficacy, taste, and aroma of CBD-related oil but also incorporates the satisfaction and diverse flavor options of the latest E-liquid to cater to the dosing preferences of various consumers, thus achieving better consumer-centric dosing experience.

Efficient Supply Chain

Most end-to-end cannabis dosing solution providers operate on an as-needed basis. Seamless, flexible, automated, and cost-effective orchestration of production processes could streamline the operation and generate substantial reduction in costs for all-process, thereby achieving economies of scale that can compete with other participants.

Overview of United States Nebulizer Industry

Definitions and Classifications of Nebulizer Industry

Different from traditional medical treatment, nebulizer directly atomizes the medicine into tiny particles that enters the respiratory tract and lung deposition through breathing inhalation, thus achieving the purpose of painless, rapid and effective treatment. Based on different working principle to form atomization, nebulizer can be further divided in to ultrasonic, compressor and mesh nebulizers. Mesh nebulizers represent the new type of nebulizer that combines the features of both ultrasonic and compressor ones, available for children with asthma, so portable that easy to use anytime.

Market Size of United States Nebulizer Industry

The United States nebulizer market size expanded from USD1.5 billion in 2019 to USD2.3 billion in 2023, achieving a CAGR of 12.2%. This growth stems from factors including the escalating prevalence of respiratory ailments like asthma and chronic obstructive pulmonary disease (COPD), advancements in nebulizer technology, and a heightened demand for home healthcare services. Moreover, the COVID-19 pandemic served as a catalyst for the industry’s expansion, with increased focus on respiratory illnesses driving up demand for respiratory care products. Looking forward, the United States nebulizer market is expected to continue its growth trajectory from 2024 to 2028, with an anticipated CAGR of 12.3%. This projected growth is primarily attributed to ongoing advancements in nebulizer technology and the growing preference for portable nebulizers.

Market Size of United States Nebulizer Industry by Revenue by Ex-factory Price, 2019-2028E

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Source: Frost & Sullivan Report

Market Drivers and Trends of Nebulizer Industry in United States

Nebulizers Tend to be Widely Used by Civilians

Traditionally, nebulizers were mainly used by medical institutions to treat respiratory diseases or provide emergency care. However, with the continuous advancement of medical technology, nebulizers have gradually entered the lives of ordinary families and individual users in the US. More and more families and individuals in the US are beginning to realize the convenience and effectiveness of nebulization treatment, especially in the treatment of respiratory diseases such as childhood asthma. Therefore, nebulizers are no longer limited to use in medical institutions, but are gradually entering the household and individual user market, bringing convenience and health protection to more people.

Global Standardization of Nebulizers and Stricter Dosage Control Requirements

As the market for nebulizers expands, the demand for quality and safety of nebulizers is increasing. Global qualifications standardize the production and sale of nebulizers. In addition, the requirements for dosage control of nebulized agents are becoming increasingly stringent to ensure treatment effectiveness and safety. Under this trend, manufacturers need to adhere to stricter international standards and fit the dosage control requirement to ensure that their products meet global quality and safety standards.

Technological Innovation and Expanding Application Scenarios

With the advancement of technology and innovation, new nebulization technologies continue to emerge, bringing new development opportunities to the industry. Considering impacts such as air pollution and COVID-19, the number of patients with respiratory diseases has continued to increase, driving the rapid growth in demand for medical devices such as nebulizers. For example, aerosol inhalation can alleviate airway spasms, dilute sputum, and treat and prevent respiratory tract infections. Therefore, nebulizers are used not only for acute and chronic pharyngitis but also for sore throats caused by colds and fevers, as well as respiratory tract infections such as pneumonia, bronchial asthma, chronic obstructive pulmonary disease, adenoid hypertrophy, chronic sinusitis, and more. With economic development and gradual improvements in healthcare, nebulizers are evolving towards being quieter, producing smaller particles, and having shorter atomization periods. Therefore, the nebulizer market will continue to face opportunities for industry transformation and innovation.

Business

Overview

We are the first end-to-end innovative cannabis dosing solution provider in the US that possesses the medical atomization or nebulizing background and sells nebulizer, according to the Frost & Sullivan Report. We deeply engage in the key activities in the cannabis and consuming E-vapors industry, from the research and development, formulation design, e-liquid production, e-liquid filling to e-liquid co-packing services. We believe our full-cycle operations and leading market position will position us to further capitalize on the growth potential of US’ cannabis E-vapors market.

Leveraging our in-house innovative technology and strong manufacturing capabilities and in-depth insights into end-users’ needs to develop superior e-vapor products, we provide comprehensive innovative cannabis dosing solutions to companies in the cannabis and tobacco industries. Deeply involving in key activities including the formulation designing, the manufacturing and the final brand operating process at the same time, we are able to optimize production process based on designing, or can adjust the designing and manufacturing according to the market’s requirements in a timely manner. This synergy enables us to improve the efficiency of both formulation designing and production process and cover the limits of each other. In addition, as our leading atomization technology, AiMesh® technology, significantly facilitates precise metering control, and our high-end aroma molecule blending technology, feelmixX® technology, perfectly combines traditional CBD oil with modern E-vapor oil, we believe our E-vapors are well-positioned for broader applications across different sectors, especially the medical industry healthcare industry. Our cannabis E-vapors are marketed under the Cannapresso brand name, primarily on an Original Design Manufacturer (“ODM”) basis to other cannabis vapor companies. ODM generally involves the design and customization of the core products to meet each brand’s unique image and needs, and our products are sold by our customers under their own brand names although they may also include our brand name on the products.

Our cannabis E-vapors primarily use the following core technologies:

•        AiMesh® technology.    AiMesh® technology is an innovative atomization technology which adjusts the temperature and wattage of the heating coil in-time by using AI algorithms to analyze puff data, optimizes vaporization for consistent dosing and precise metering control. Such precision of our AiMesh® techonlogy could not only enable our users to have a smoother and enjoyable customized vaping experience, but also ensure that users can adhere to specific dosages, catering to varied therapeutic needs and preferences.Natural cannabis is rich in flavoring substances such as terpenes, which give cannabis its rich flavor and further enhance its effects on the body due to the entourage effect. These substances are very sensitive to temperature. A high temperature can destroy their molecular structure and a low temperature can result in an insufficient amount of atomization, making the substances lose their flavor and potency. Our AiMesh® technology can effectively solve this issue leveraging its ability to maintain perfect atomization temperature balance. Such ability not only allows our users to have a smoother and more enjoyable customized e-cigarette experience, but also ensures that users are able to adhere to specific dosages for various therapeutic needs and preferences. It is well known that different doses of cannabis ingestion produce different effects, and in order to more accurately achieve the pre-determined therapeutic effects, we need more precise dosage control, which our AiMesh® can do very well.

•        feelmixX® technology.    feelmixX® technology is an aroma molecule blending technology that perfectly combines traditional CBD oil with modern E-vapor oil, providing a vaping experience with multiple effects and pleasant aroma and taste. This hybrid oil not only retains the efficacy, taste and aroma characteristics of CBD oil, but combines the physiological satisfaction and a rich variety of flavors offered by E-vapor oil. We select fruity and beverage aroma ingredients, blend them to create specific aromas and tastes that include different top note, middle note and base note, providing users with a joyful vaping experience. During the R&D of our products, we conduct sensory evaluation and necessary adjustments through precise calculation and multiple vaping tests until the ideal formula is determined, ensuring a harmonious combination of aromas at all levels to form a unified efficacy, aroma and taste experience. We also conduct chemical stability and safety tests to ensure the stability of active ingredients under different storage conditions to prevent decomposition or deterioration, and also that all ingredients are harmless to the human body and comply with relevant regulations and standards. We may adjust the aroma, taste and efficacy of our products from time to time to meet consumers’ expectation after research into consumer preferences and needs of our target markets. We believe the application of our feelmixX® technology effectively improves users’ vaping experience and at the same time creating new possibilities for the innovation and development of cannabis dosing products.

We are one of the few end-to-end innovative cannabis dosing solution providers in the US that engage in the revolutionization of healthier nicotine ingestion experience with No Heat No Burn (NHNB™), according to the Frost & Sullivan Report. The operating principle of NHNB™ vaping technology can be recognized as utilizing methods such as ultrasonic waves to vaporize the medium within the E-vapor without generating heat or steam. By eliminating the heating process, tobacco or cannabis among conventional heat-not-burn (HNB) products is vaporized avoiding the release of harmful compounds associated with heavy metals and other carcinogens. Instead, more desirable compounds are released, minimizing health risks for end-users and offering an extensive array of terpene-enriched products with varying dosages.

We primarily generated revenues from sales of cannabis E-vapors and consuming E-vapors, which collectively accounted for 90.7% and 92.6% of the total revenues for the nine months ended September 30, 2024 and 2023, respectively, and accounted for 89.9% and 91.4% of the total revenues for the years ended December 31, 2023 and 2022, respectively. The following table sets forth our total revenue and percentage for cannabis E-vapors, consuming E-vapors and other revenues by region for the periods presented, respectively:

	For the nine months ended September 30,				For the years ended December 31,
	2024		2023		2023		2022
	Revenues	%	Revenues	%	Revenues	%	Revenues	%
	(Unaudited)		(Unaudited)
	($ in thousands, except for percentages)
North America	24,587	90.1	12,694	81.3	20,834	82.3	12,089	90.9
Europe	2,300	8.4	1,649	10.6	2,761	10.9	10	0.1
UAE	378	1.4	1,106	7.1	1,209	4.8	—	—
Others	17	0.1	157	1.0	522	2.0	1,199	9.0
Total	27,282	100.0	15,606	100.0	25,326	100.0	13,298	100.0

Our Strategies

We plan to pursue the following growth strategies to expand our business:

•        Global expansion:    We intend to rapidly enter new regional markets to drive growth while preserving our existing market share;

•        R&D innovation:    We intend to fully commit to research, development, and innovation;

•        Diversification:    We plan to explore the medical products sector, aiming to boost our performance in the aforementioned sector alongside the already steadily increasing sales of our existing products;

•        Scale up production:    We seek to enhance production capacity and to diversify our product offerings through a comprehensive upgrade of CANNAPRESSO LAB INC, our wholly-owned subsidiary; and

•        Build up industry leadership:    We seek to position ourselves as the leading provider of the third way of dosing and the integrated medical and commercial cannabis vaporization solutions in the United States.

Matters Relating to PRC Laws

We do not conduct business and we do not have any substantial assets or funds in mainland China. Substantially all of our operations are in the US. Although Dr. Jian Hua, our chief executive officer and director, lives in mainland China, the services that he performs for us in his capacity as our chief executive officer and director are performed primarily in the US. Although most of our executive officers and directors are located in mainland China, substantially all of our employees are based in the US and where our research and development activities are conducted. Our facilities are located primarily in the US, where we lease approximately 49,024 square feet of office, manufacturing and storage space and where our research and development activities are conducted. We do not have any variable interest entities arrangements or any similar agreements. As of the date of this prospectus, we do not believe we are subject to PRC laws applicable to those Chinese companies established in mainland China, according to DeHeng Law Offices (Shenzhen), our adviser as to PRC laws.

Our Corporate Organization

We are a Delaware corporation organized on January 11, 2024. We issued 20,000,000 shares of common stock to the seven stockholders, among which (i) 12,365,440 shares of shares of common stock held by FL MEDICAL LTD were exchanged to 12,365,440 shares of Class B Common Stock on September 23, 2024 and (ii) 7,634,560 shares of common stock held by the remaining six stockholders were exchanged to 7,634,560 shares of Class A Common Stock on September 23, 2024. Subsequently, 100% of the equity of PAPA HEALTH INC., a California corporation incorporated on January 31, 2018 (formerly known as “Cannapresso Health Inc.”), which was a wholly owned subsidiary of Shenzhen LFS Nebulizer Medical Co. (“Shenzhen LFS”) immediately prior to such transfer, was transferred to the Company on April 15, 2024. We established Cannapresso LAB Inc., DEUS LAB INC. and IOTA LAB INC. on February 13, 2024, May 25, 2024 and May 25, 2024 in California, respectively. PAPA HEALTH INC. is our current major operating company.

Our principal executive offices are located at 202 North California Ave, City of Industry, CA 91744. Our telephone number is (626) 887-5777. Our corporate website is https://www.cannapresso.com. The information contained on, or that can be accessed through, our website or any other website, is not a part of this prospectus.

The following chart shows our corporate structure.

Our Solutions

We are a comprehensive end-to-end innovative cannabis dosing solution provider, engaging in the key activities in the cannabis and consuming E-vapors industry, from the research and development, formulation design, e-liquid production, e-liquid filling to e-liquid co-packing services. We primarily provide our customers with cannabis E-vapors and consuming E-vapors on the ODM basis. As of September 30, 2024, we have launched approximately 50 series of E-vapors.

Our Major Products

The followings set forth the descriptions of each of our six core products, namely iPrefer 8-D, iPrefer 20, iPrefer 30, iPrefer 36-A, AIR INS U1 and AIR INS L1.

iPrefer 8-D

iPrefer 8-D has dual heating elements and supports preheating function. It has large vapor volume and large capacity, allowing for 100% flavor experience. We launched iPrefer 8-D in February 2023.

iPrefer 20

iPrefer 20 supports rotating magnetic suction with flexible flavor switching function. It is designed with a full transparent window and dual air path. We launched iPrefer 20 in November 2023.

iPrefer 30

With a fashion and technological style appearance, iPrefer 30 is designed to improve a variety of aspects of the vaping experience, such as sufficient amounts of vapor, big screen reflecting the real-time temperature, and the preheating function ensuring the 100% flavor restoration and the optimal mouthfeel. We launched iPrefer 30 in March 2024.

iPrefer 36-A

iPrefer 36-A has a smart large display screen with flow pattern appearance. It supports button preheating and adjustable voltage. We launched iPrefer 36-A in January 2024.

AIR INS U1

Equipped with our Aimesh® technology, AIR INS U1 provides users with a convenient and easy-to-use-and-install experience, including the fine fog for optimized inhaling experience, as well as removable module and magnetic liquid cup, making it easy to install and replace. We launched AIR INS U1 in November 2023.

AIR INS L1

Equipped with our Aimesh® technology, AIR INS L1 provides users with a convenient and easy-to-use-and-install experience, including the fine fog for optimized inhaling experience, as well as removable module and sliding cover, making it easy to install and replace. We anticipate to launch AIR INS L1 in September 2024.

Others

For the nine months ended September 30, 2024 and 2023, we generated revenue from sales of medical nebulizers and other e-liquid materials to customers, amounted to approximately $2.6 million and $1.2 million, respectively.

For the years ended December 31, 2023 and 2022, we generated revenue from sales of medical nebulizers and other e-liquid materials to customers, amounted to approximately $2.5 million and $1.1 million, respectively.

Sales and Marketing

Our cannabis E-vapors are sold directly by us, with most of our sales being to other cannabis dosing brands who purchase the product from us on an ODM basis and sell the products under their brand name, although our Cannapresso brand name and/or sub-brand names of VLPUL and HOOLOO may be included on the product. We work with the customer in the design and appearance of the product. We are looking to increase our ODM and our sales of consuming E-vapors, which accounted for 84.0% and 6.7% of our revenues for the nine months ended September 30, 2024, and 80.0% and 12.6% of our revenues for the nine months ended September 30, 2023, respectively, and 80.2% and 9.7% of our revenues for the year ended December 31, 2023, and 91.4% and nil of our revenues for the year ended December 31, 2022, respectively.

We believe that we have the ability to evaluate and quickly respond to the market need for E-vapors and develop products for both the cannabis E-vapors and consuming E-vapors markets. We believe that our full-cycle operations and leading market position enables us to stand out in the cannabis E-vapors and consuming E-vapors markets. We believe that we have implemented systems of quality control that cover the key steps of supply chain management to provide high-quality products to end customers in a consistent manner. We strictly uphold our extensive internal standards for various aspects of our products and conduct thorough quality assurance and control practices throughout the entire production cycle.

We utilize various marketing approaches to support our customer acquisition and retention metrics, such as social media marketing, word-of-mouth referrals or introductions, and offline advertisements, including offline exhibitions and door-to-door visits. For the nine months ended September 30, 2024 and 2023, our sales and marketing amounted to approximately US$3.3 million and US$1.7 million, respectively. For the years ended December 31, 2023 and 2022, our sales and marketing amounted to approximately US$3.1 million and US$0.9 million, respectively.

Our continuous efforts in marketing, branding and sales have resulted in a significant increase in brand awareness, as reflected in our sales growth from approximately $13.3 million in the year ended December 31, 2022 to approximately $25.3 million in the year ended December 31, 2023. Our total revenues increased from approximately $15.6 million for the nine months ended September 30, 2023 to approximately $27.3 million for the nine months ended September 30, 2024.

Supply Chain Management

Procurement

Our key raw materials and components primarily include e-liquid, nebulizer, and vaping devices. We apply stringent standards in selecting our suppliers, considering a variety of factors, including their service standards, quality, capacity, supply chain capabilities and price. We typically place purchase orders with our suppliers on an as-needed basis based on rolling forecasts and estimates of our management.

During the nine months ended September 30, 2024 and 2023, we purchased certain raw materials and component from a related-party manufacturer, Shenzhen Feellife, with the purchase amount of US$0.9 million and US$0.5 million, respectively. During the years ended December 31, 2023 and 2022, we purchased certain raw materials and component from a related-party manufacturer, Shenzhen Feellife, with the purchase amount of US$2.4 million and US$5.4 million, respectively.

Production

A majority of our products are currently produced at our California plant, which was established and put in operation in 2018, consisting of three major areas with the gross area of approximately 49,024 square meters.

We have set up nine highly automated production lines in our California plant, assembled with the automatic oil filing machine filling and capping 100pcs pods in 30 seconds, the automatic packing machine supporting customized packages and sustainable materials, and the automatic labelling machine supporting customized labelling methods with labeling speed up to 1,000pcs per minute. Our California plant has the monthly production capability of approximately 2 million finished products and 200 tons of e-liquid. We are committed to complying with the applicable laws, regulations, and national and industrial standards in relation to cannabis E-vapors production and sales. We have been certified to Current Good Manufacturing Practices (cGMP) relating to raw hemp materials, extraction method and manufacturing process of cannabis E-vapors.

Warehousing and logistics

All of the three leased properties could be utilized to store our products, which provides us with sufficient warehousing capacities. We typically engage third-party logistics service providers to transport products for us.

In addition, We have adopted an electronic warehouse system (SAGE), which optimizes our inventory management, flexibility of production planning and efficiency of production resource allocation. All raw ingredients and packaging materials are received into our SAGE.

Quality Control

We believe that our industry-leading quality assurance and control practices and technology and product development capabilities are essential to our success, and we have designed and implemented rigorous and standardized systems of quality assurance and control that cover the key steps of supply chain management to provide high-quality products to our end customers in a consistent manner.

We hold ourselves to comprehensive and strict quality assurance and control standards. In particular, we have implemented an extensive set of strict internal standards that thoroughly encompass all key aspects of our products’ quality assurance and control, including production, packaging, labeling and shipping process, among others.

We conduct thorough quality assurance and control practices throughout the entire production cycle of our products. To ensure that raw materials and packaging materials meet our requirements before commencing production processes, we conduct regular inspections and examinations of them in our state-of-art laboratory. Each raw material undergoes rigorous testing that includes infrared spectrometry (FTIR), Karl Fischer, LOD, ICP-MS for heavy metal determination and a rapid microbial method system for microbiological determination, which can be completed within three days. Furthermore, our dedicated in-house quality assurance and control professionals regularly monitor the production processes to make sure they are on par with our strict procedural requirements. Each intermediate blend is submitted to the lab for a panel of tests, including bulk density, brix and organoleptic testing, to assure the blend is homogenous. Once the production processes are completed, we also carry out rigorous inspection and screening of the finished products after packaging to assure that the physical, chemical and microbial testing, such as product weights, lot code placement, expiration dating, seal integrity, absence of heavy metals, meet the customer specifications and expectations.

Warranties

The warranty offers refund or replacement of products for manufacturer defective items, dead on arrival items and items that do not appear the same as listed on our website, and exclude damaged goods caused by misuse or unauthorized repair. We generally offer a 30-day warranty period from date of purchase for our E-vapors sold on the E-commerce website Amazon. As of September 30, 2024, December 31, 2023 and 2022, products returned for repair or replacement have been immaterial. Accordingly, a warranty liability has not been deemed necessary.

Research and Development

Our R&D center for cannabis E-vapors is located at our California plant and covers an area of 18,000 square feet, and all production meets AEMSA and pharmaceutical-grade production standards. Our R&D team possesses multi-disciplinary expertise and has a proven track record, including the medical grade core atomization technology, AiMesh® technology, and high-end aroma molecule blending technology, feelmixX® technology.

During the years ended December 31, 2023 and 2022 and the six months ended June 30, 2024 and 2023, our research and development effort included the development of our Cannapresso cannabis E-vapors, including AIR INS, one series of our E-vapors empowered by our AiMesh® technology, which adjusts the temperature and wattage of the heating coil in real-time, minimizes overconsumption or underutilization risks and provides our users with a smoother and more enjoyable vaping experience. We are currently in the process of launching and marketing a new series of E-vapors — iPrefer, which provides an advance and expanded heating that achieves much greater flavor and vapor production.

Intellectual Property

We highly value our intellectual property rights, which are fundamental to our success and competitiveness. We rely on a combination of laws relating to patents, trademarks, copyrights, brand names and know-how and confidentiality agreements with employees to protect our intellectual property rights. We have also adopted a comprehensive set of internal rules for intellectual property management. These guidelines set the obligations of our employees and create a reporting mechanism in connection with our intellectual property protection. As of the date of this Prospectus, we held or otherwise had legal rights to use 11 patents and 10 trademarks in multiple jurisdictions, including the U.S. and mainland China.

Though we have taken a series of measures to protect our patents, trademarks, copyrights and brand names, we cannot guarantee that our patent rights are sufficient to protect all aspects of our cannabis E-vapors or that we will be able to enforce those rights against third parties, as patents can be challenged, circumvented, or otherwise found to be invalid. Furthermore, we cannot assure you that our patent and trademark rights are sufficient to protect all aspects of our brands or that we will be to enforce those rights to prevent third parties from using the same or confusingly similar marks, as trademarks can be opposed, cancelled, or otherwise challenged, especially by parties with rights to similar marks.

Competition

The cannabis dosing industry in the US is relatively fragmented and highly competitive with more than 200 participants, among which less than 30 participants can be attributed to end-to-end cannabis dosing solution providers. Compared to other market participants, end-to-end cannabis dosing solution providers ensure the high-quality execution on all process in the industry value chain, with the capability to enable direct customer outreach and enjoy the long-term benefits with superior cost control. End-to-end innovative cannabis dosing solution providers in the US are squeezing the market share of traditional vaping corporations based on advantages of the mode.

According to the Frost & Sullivan Report, we are the first end-to-end innovative cannabis dosing solution provider in the US that possesses the medical atomization or nebulizing background and sells nebulizer. We benefit from a strong first-mover advantage that has enabled us to address and capture the market opportunities in the US ahead of our peers. We are one of the few end-to-end innovative cannabis dosing solution providers in the US that engage in the revolutionization of healthier nicotine ingestion experience with NHNB ™, according to the same source.

The key success factors of participants of cannabis dosing industry in the US include:

•        diversification of R&D personnel;

•        comprehensive qualifications;

•        diversified product layout; and

•        efficient supply chain.

We believe that we are well-positioned to effectively compete on the factors listed above. We are committed to upgrading our cannabis E-vapors from aspects including formulations, atomizing technologies, flavor, design and packaging.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Employees

As of September 30, 2024, we had a total of 38 employees. The following table sets forth the numbers of our full-time employees categorized by function as of September 30, 2024. We may also engage outsourced labor force to assist with our manufacturing from time to time.

Function	Number of Employees
Manufacturing	17
Research and Development	5
General and Administrative	13
Sales and Marketing	3
Total	38

We enter into labor contracts and standard confidentiality and intellectual property agreements with our key employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Property

Our headquarter is located at 202 North California Ave, City of Industry, CA 91744 and we maintain offices, manufacturing and storage facilities at the same location. We do not own any real property, and we leased an aggregate of approximately 49,024 square feet of real property. We do not expect to experience difficulties in renewing any of the leases when they expire. If we require additional space, we expect to be able to obtain additional facilities on commercially reasonable terms.

Insurance

We maintain comprehensive property insurance to cover risks arising from damages to our properties, and labor insurance for our employees. We consider our insurance coverage to be consistent with customary industry standards adopted by other companies in the same industry and of similar size.

Legal Proceedings

From time to time, we may be subject to legal proceedings, investigations and claims incidental to the conduct of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims.

As of the date of this prospectus, we are not a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations. However, litigation or any other legal or administrative proceeding, regardless of the outcome, could result in substantial cost and diversion of our resources, including our management’s time and attention.

Regulation

This section sets forth a summary of the most significant rules and regulations that affect our business activities.

United States

PMTA filings are requirements for electronic nicotine delivery systems (“ENDS”) products, including devices, components, and/or parts that deliver aerosolized e-liquid when inhaled. For existing ENDS products that were on the U.S. market on August 8, 2016, a PMTA was required to be submitted to the FDA by September 9, 2020. For new ENDS products that were not on the U.S. market on August 8, 2016, and not the subject of a pending PMTA filed by September 9, 2020, a premarket authorization is required before introducing the product to the U.S. market. Selling ENDS products without authorization can result in civil penalties, seizures, injunctions, and even criminal prosecutions.

The PMTA pathway continues to be available for us to expand our product offerings. However, introducing new products to the U.S. market now requires securing premarket authorizations. The PMTA process involves significant costs, which we recognize as an important investment in ensuring compliance and maintaining the highest standards of public health and safety.

Under the FD&C Act, a PMTA includes:

•        Full reports of all information published or known to, or which should reasonably be known to, the applicant concerning investigations which have been made to show the health risks of such tobacco product and whether such tobacco product presents less risk than other tobacco products.

•        Full statement of the components, ingredients, additives, and properties, and of the principle or principles of operation.

•        Full description of the methods used in, and the facilities and controls used for, the manufacture, processing, and when relevant, packing and installation.

•        An identifying reference to any tobacco product standard, if applicable. If so, either provide (i) adequate information to show that such aspect of such tobacco product fully meets such tobacco product standard, or (ii) adequate information to justify any deviation from such standard.

•        Samples of the tobacco product as required.

•        Specimens of proposed labeling.

In adopting the Consolidated Appropriations Act, 2021, the COVID-19 relief bill that was signed on December 27, 2020, Congress amended the PACT Act to apply to e-cigarettes and all E-vapors, which includes cannabis E-vapors. The legislation amends the PACT Act’s definition of “cigarette” to include ENDS, which is defined to include “any electronic device that, through an aerosolized solution, delivers nicotine, flavor, or any other substance to the user inhaling from the device. The term “any other substance” has been defined by regulations to include cannabis as well as nicotine. This amendment prohibits mailing covered products through the United States Postal Service to consumers (with exceptions for certain business-to-business mailings) and requires reporting to federal and state agencies. These restrictions make it more difficult for a seller of E-vapors to sell the products in the United States.

Briefly, the PACT Act requires any person who sells, transfers, or ships “cigarettes,” which is defined to include ENDS, which, as noted above, is very broadly defined, in interstate commerce for profit to, or who advertises or offers cigarettes or smokeless tobacco for such sale, transfer, or shipment to:

•        File a statement setting forth the name, address, phone number, email address, website address, with the U.S. Attorney General and the tobacco tax administrator of the State where shipment is being made or in which an advertisement or offer is disseminated;

•        On the 10th day of every month, file a memorandum or a copy of the invoice covering each and every shipment of “cigarettes” during the previous calendar month with the state tobacco tax administrator and, where there are also local taxes on cigarettes, with local/tribal official

•        Comply with (i) certain shipping requirements if using common carriers other than the Postal Service, such as FedEx or UPS (e.g., label requirements, weight restrictions, 21+ age verification on delivery, etc.), and (ii) recordkeeping requirements (e.g., detailed invoices covering every delivery sale, organized by the state, the city or town, and zip code into which the delivery sale is made); (iii) all state, local, tribal, and other laws generally applicable to sales of cigarettes, including: excise taxes, licensing and tax-stamping requirements; restrictions on sales to minors; and other payment obligations or legal requirements relating to the sale, distribution, or delivery of cigarettes or smokeless tobacco.

Importantly, neither the mail ban nor the other PACT Act’s “delivery sale” provisions apply to business-to-business deliveries. Under an exception to the mail ban provision of the PACT Act, tobacco products may be mailed business purposes between legally operating businesses that have all applicable State and Federal Government licenses or permits and are engaged in tobacco product manufacturing, distribution, wholesale, export, import, testing, investigation, or research or for regulatory purposes between any business described above and an agency of the federal government or a state government. A business must apply for and obtain Postal Service approval of an exception to avail itself of this exception.

Except for the mail ban, the amendment to the PACT Act took effect on March 28, 2021. The mail ban took effect on October 21, 2021 pursuant to final regulations issued by the Postal Service. It applies to cannabis and hemp E-vapors that aerosolize liquids only. Further, the most commonly used carriers, Federal Express and UPS, have recently announced that they would cease all deliveries of vapor products in the United States.

The other requirements of the PACT Act applicable to “delivery sellers” and “delivery sales” do not apply to business-to-business sales, as those terms involve delivery to “consumers.” The PACT Act defines “consumer” as “any person that purchases cigarettes or smokeless tobacco” and specifically excludes “any person lawfully operating as a manufacturer, distributor, wholesaler, or retailer of cigarettes or smokeless tobacco.

Starting on February 6, 2020, the FDA has prioritized for immediate enforcement against: (i) flavored, cartridge-based ENDS products (other than tobacco- or menthol-flavored ENDS products), and (ii) any flavored ENDS products (including tobacco and menthol flavors) that are targeted at minors. Several states in the United States have imposed temporary emergency flavor bans on ENDS products, and a few of these bans have been enjoined by courts while several have become permanent. Two states and the District of Columbia have also enacted permanent prohibitions on the sale of flavored ENDS products. Flavor bans are not the same as a total ban on e-cigarettes, and none of the states in the U.S. have imposed a total ban on e-cigarettes.

Our self-branded vaping systems are not affected by the flavor bans. The flavor bans are mainly aimed at ENDS products that are sold with pre-filled non-tobacco flavored or non-menthol-flavored cartridges, and our self-branded products do not contain any pre-filled cartridges.

Cannabis E-vapors are governed by state laws, which vary from state to state. Most states do not permit the adult recreational use of cannabis, and no states permit the sale of recreational cannabis products to minors. As a result of the reduced revenue to states resulting from the effects of the COVID 19 pandemic, states may seek to raise revenue by permitted and taxing the use of cannabis products. We cannot predict what action states will take or the nature and amount of taxes they may impose. However, the shipping restrictions of the USPS under the PACT Act applied to cannabis products, and cannabis products cannot, with certain exceptions, be sent through the USPS. Major overnight courier services, such as Federal Express, do not ship E-vapors that may not be sent using the USPS. We use a combination of advanced accounting software and PACT Act compliant carriers to remain compliant with the tax and delivery restrictions of the PACT Act.

Under federal law and the laws of certain states that continue to broadly restrict production and sale of cannabis, vaping devices intended for use in consuming cannabis products may qualify as prohibited drug paraphernalia. However, the federal Controlled Substances Act includes an exemption for “any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items.” Several states with legal cannabis programs, including California, have enacted legislation invoking this exemption to shield state-legal businesses from federal enforcement on paraphernalia grounds. In addition, a recent court decision from the U.S. Court of International Trade applied this exemption in prohibiting U.S. Customs and Border Protection from refusing import entry of cannabis paraphernalia components that the importer could legally possess in the state of importation.

In distributing cannabis dosing devices in the United States, we rely on this exemption by (i) not selling our own branded cannabis E-vapors directly into states that have maintained complete or near-complete cannabis prohibition, (ii) requiring wholesalers to whom we sell cannabis E-vapors to covenant that they will not sell our products into these states, and (iii) limiting the sale of our custom made and white label cannabis E-vapors to state-licensed dispensaries and entities, such as licensed cultivators or manufacturers.

During the 117th Congress (which ended on January 3, 2023), legislators introduced a number of bills aimed at increasing opportunities for cannabis industry members and their service providers. The most comprehensive legislation introduced to date, the Cannabis Administration and Opportunity Act, would provide for federal regulation of cannabis products by the U.S. Food and Drug Administration (“FDA”) and taxation by the U.S. Alcohol Tobacco Tax and Trade Bureau (TTB) but would afford states continued authority to restrict and regulate such products. The States Reform Act would remove marijuana from Schedule I of the Controlled Substances Act and locate federal regulatory and taxation authority for cannabis products at the TTB while also affording states the ability to continue to restrict or prohibit such products. Passed by the House of Representatives, the Marijuana Opportunity, Reinvestment, and Expungement Act would also remove marijuana from the scope of the Controlled Substances Act and establish a federal excise and occupational tax framework for cannabis products. While none of these bills passed during the 117th Congress, we cannot predict whether or when any of these or other similar bills will be introduced in the new Congress or what specific provisions they will contain if so. However, we believe that the fact that various members of Congress in both houses have recently introduced cannabis reform bills — and that the House of Representatives has passed such legislation — suggests an openness to and momentum towards federal cannabis reform in the near term.

To the extent that we conduct manufacturing operations in California we will be subject to federal and California laws and regulations applicable to manufacturing operations generally, including employee health and safety and environmental laws and regulations.

Europe

The European Commission issued the Tobacco Products Directive (the “TPD’’), which has been entered into force on May 19, 2014 and became applicable in the EU Member States on May 20, 2016. Under the TPD, an e-cigarette is widely defined as a product that can be used for, including all types of vaping devices, HNB devices and their respective components, the consumption of nicotine-containing vapor via a mouthpiece, or any component of that product. The TPD regulates e-cigarettes on five main aspects: (i) the information to be provided by the manufacturer and/or distributor, (ii) the advertising and promotion, (iii) safety issues and warnings, (iv) product presentation, and (v) provisional measures in case of suspected risk. Member states of the European Union are required to ensure that advertisements for any tobacco related product are prohibited, unless the advertisement is specifically targeted at professionals specializing in the electronic cigarettes trading. Moreover, no promotion whatsoever shall be made as to those devices with an intention (direct or indirect) to promote electronic cigarettes.

The sale of cannabis E-vapors for recreational (as contrasted with medical) use is illegal in the European Union, although we believe that a market is developing, particularly in Germany, where the new coalition government stated clearly that it is introducing the controlled supply of recreational cannabis to adults in licensed shops.

United Kingdom

The Medicines and Healthcare Products Regulatory Agency (“MHRA”) is the authority for a notification scheme for e-cigarettes and refill containers in Great Britain and Northern Ireland and is responsible for implementing the majority of provisions under Part 6 of the Tobacco and related Products Regulations (TRPR) and the Tobacco Products and Nicotine Inhaling Products (Amendment) (EU Exit) Regulations 2020.

The TRPR introduced rules which ensure:

•        minimum standards for the safety and quality of all e-cigarettes and refill containers (otherwise known as e-liquids)

•        that information is provided to consumers so that they can make informed choices

•        an environment that protects children from starting to use these products.

The requirements:

•        restrict e-cigarette tanks to a capacity of no more than 2ml

•        restrict the maximum volume of nicotine-containing e-liquid for sale in one refill container to 10ml

•        restrict e-liquids to a nicotine strength of no more than 20mg/ml

•        require nicotine-containing products or their packaging to be child-resistant and tamper evident

•        ban certain ingredients including colorant, stimulants and any carcinogenic, mutanegenic or reprotoxic elements

•        include new labelling requirements and warnings in line with the Classification, Labelling & Packaging regulations of the European Union

•        require all e-cigarettes and e-liquids be notified to the MHRA before they can be sold.

The Tobacco Products and Nicotine Inhaling Products (Amendment) (EU Exit) Regulations 2020 explains the changes from a policy perspective:

The 2020 Regulations sets out the requirements for new products to be notified from January 1, 2021. This will mean that:

•        Producers placing products on the Northern Ireland market will be required to notify using the EU Common Entry Gate (EU-CEG) system for the notification of tobacco and e-cigarette products.

•        Producers placing products on the Great Britain market will be required to notify on the Great Britain domestic system.

•        Notifiers will be required to pay one fee if they notify in relation to placing products on one of the Great Britain or Northern Ireland markets and the same one fee if they notify in relation to placing products on the two markets.

A producer is anyone who manufactures or imports these products or who re-brands any product as their own.

Part 6 of the Tobacco and Related Products Regulations 2016 sets out the requirements for e-cigarettes and refill containers.

Producers must submit information about their products to the MHRA through the MHRA Submission Portal and European Common Entry Gate (EU-CEG) notification portal for UK wide supply.

Under the TRPR, it is the responsibility of the producer to ensure that their products comply with the TRPR requirements. We check notifications submitted for completeness and verify TRPR compliance with producers. Where this review has been completed, the compliance status of products is recorded as ‘declared’ to indicate that the notification is complete, and the product has been declared compliant by the producer.

Producers of new e-cigarette and refill container products must submit a notification to the MHRA six months before they intend to put their product on the market in Great Britain and/or Northern Ireland. Once the notification has been published on the MHRA website, producers can launch the product in the notified region. A product which has been substantially modified will count as a new product and must also follow this process. Further information regarding what qualifies as a substantial modification can be found in the guidance on submission type below.

The TRPR does not include any requirements as to where testing of e-cigarettes and refill containers has to take place nor has any international testing standards been established. The notifier will need to be satisfied as to the standards of any testing carried out as they have to submit a declaration that they bear full responsibility for the quality and safety of the product when placed on the market and used under normal or reasonably foreseeable conditions.

The sale of cannabis products is illegal in the United Kingdom.

Other requirements for e-cigarettes

Replacement e-cigarette parts that could contain nicotine only require notification if they have not already been notified as part of a device or e-cigarette kit. Identical replacement parts that have already been notified as part of another notified e-cigarette product do not need to be separately re-notified if it is clear on the labelling what notified product the part is for. Any non-identical replacement part, particularly one that alters the consumer safety profile of a product (for example by changing its refill capacity), would require a separate notification.

The Conformitè Europëenne (CE) Mark is defined as the European Union’s (EU) mandatory conformity marking for regulating the goods sold within the European Economic Area (EEA) since 1985. The CE marking represents a manufacturer’s declaration that products comply with the EU’s New Approach Directives. These directives not only apply to products within the EU but also for products that are manufactured in or designed to be sold in the EEA. This makes the CE marking recognizable worldwide even to those unfamiliar with the EEA.

Regulations Relating to Privacy and Security

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. To the extent that we deal with the public and obtain private information on our computer system, we would be subject to these laws. To the extent that we conduct internet sales, we may be subject to these laws.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that we delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. To the extent that we sell products to consumers through our website or otherwise on the Internet, we may be subject to the CCPA as well as other consumer protection laws.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, including information provided in ordering through our website, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. We cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Management

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Dr. Jian Hua	55	Chief Executive Officer and Chairman of Board of Directors
Ms. Lina Song	46	Director and Chief Technology Officer
Ms. Fei Xu	44	Director and General Manager
Mr. Joel Adalberto Gallo*	52	Independent Director and Chair of the Audit Committee
Mr. Douglas Bruce Noyes*	64	Independent Director and Chair of the Nominations Committee
Dr. James Jiayuan Tong*	51	Independent Director and Chair of the Compensation Committee
Ms. Hua Yao	49	Chief Financial Officer
Mr. Weilin Ye	34	Deputy Chief Financial Officer
Mr. Johnathan Lin	43	Chief Operating Officer and Human Resource Manager

____________

*        Has accepted our independent director appointment effective upon the SEC’s declaration of effectiveness of our registration statement on Form S-1, of which this prospectus forms a part.

Dr. Jian Hua has served as the CEO and a director of our Company since January 2024 and May 2024, respectively. He has also served as the chairman of our board of directors since November 2024. With over 20 years of experience in the research and development as well as enterprise operation and management in multi-disciplinary positions, Dr. Hua has an in-depth and thorough understanding of biology, medical devices, and healthcare industries. He currently also serves as the chairman of the board of Shenzhen Feellife and Shenzhen LFS, which he founded, since January 2013 and September 2009, respectively. In addition, Dr. Hua joined Shenzhen Topsee Industrial Co., Ltd., a National Equities Exchange and Quotations (“NEEQ”) listed company (stock code: 832042) in China in 2006, where he has served as a director and the general manager from November 2006 to February 2022 and from November 2006 to January 2022, respectively. Dr. Hua is an experienced technical expert and owns more than 20 patents. Dr. Hua received the degree of master of business administration from Dalian University of Technology in China in 2018, and the degree of doctorate of business administration in management (DBA) from INSEEC Business School in France in 2015.

Ms. Lina Song has served as a director and chief technology officer of our Company since May 2024. Ms. Song has more than 20 years of working experience in chemical industry and inhalation industry. She has also served as a director and the general manager of Shenzhen Feellife since September 2009. Ms. Song served as the testing supervisor of Hengchan Coating Co., Ltd. from November 2004 to August 2009. Prior to that, Ms. Song served as a chemical analysist at Guangdong Zhaoqing Sapphire Rare Metal Co., Ltd. from June 2003 to October 2004. Ms. Song obtained the bachelor’s degree in chemical engineering and process from Central South University in China in 2003.

Ms. Fei Xu has served as a director and the general manager of our Company since May 2024 and July 2016, respectively. Ms. Xu has more than 20 years of working experience in chemical industry and inhalation industry. She has also served as the general manager of Shenzhen LFS since July 2016. Ms. Xu served as a financial manager of Shenzhen Topsee Industrial Co., Ltd. from July 2015 to June 2016. Prior to that, Ms. Xu served as a financial manager of Shenzhen Jason Digital Technology Co., Ltd from March 2012 to June 2015. Ms. Xu obtained the bachelor’s degree in accounting from Shenzhen Open University in China in 2009 and has been studying in business administration in Tsinghua Shenzhen International Graduate School in China since August 2022.

Mr. Joel Adalberto Gallo, our independent director, has worked in the fields of global banking, capital markets, asset management and technology for approximately 25 years. Mr. Gallo is currently the CFO of HD EDU in Shenzhen, China. He is also currently an independent director of Santech Holding, serving on Santech’s audit committee. From February 2021 to May 2023, Mr. Gallo served as the CFO of ETAO International Group. From April 2013 to December 2018, he co-founded and served as the principal of GLS Group LLC. From January 2011 to March 2013, he served as the director of financial services of Pricewaterhouse Coopers. Mr. Gallo holds a bachelor of science degree in management from Binghamton University, a master of arts degree in international relations from Tufts University, and a master of public administration degree from Columbia University. Mr. Gallo is also currently an adjunct professor in New York University — Shanghai and Shanghai University of Finance and Economics.

Mr. Douglas Bruce Noyes, our independent director, has served in several managerial positions in the manufacturing industry for approximately 33 years. He is currently the director of manufacturing & continuous improvement at PCI, a company in the aerospace/defense, medical, commercial, and oil & gas industries. From June 2012 to November 2022, he served as the director of global operations of OK International. From December 2009 to May 2012, he served as the director of manufacturing of Quallion LLC. From December 2008 to November 2009, Mr. Noyes served as the interim director of operations at Anodyne Medical. From February 2006 to November 2008, he served as the general manager of Phillips Industries. Mr. Noyes holds a bachelor of arts degree in business administration.

Dr. James Jiayuan Tong, our independent director, has worked in managerial and directorial capacities in the finance sector for approximately 16 years. Dr. Tong is the founder of ThorBay Holdings, a venture capital firm with a focus on healthcare-related investments. He is also currently serving as the board director and the chair of the compensation committee of Horizon Space II, a special purpose acquisition corporation. From November 2019 to February 2022, Dr. Tong served as the director and the venture partner of Korean Investment Partners. From September 2016 to June 2019, Dr. Tong served as the chief executive officer and the director of Bison Capital Acquisition Corp, US. Dr. Tong is also a medical researcher and scholar with a doctor of philosophy degree in neurobiology and behavior from Stony Brook University, and a doctor of medicine degree from Peking University Health Sciences Center in Beijing, China.

Ms. Hua Yao has served as the CFO of our Company since March 2024. Ms. Yao has approximately five years of financial experience across various industries. She has also served as the chief financial officer of PAPA Health Inc. since November 2022. She served as the finance manager at Parler Inc, a high-tech social media company, from April 2022 to August 2023, and at Dynascale Inc, a prominent cloud services provider, from April 2022 to August 2023. From April 2021 to August 2022, Ms. Yao also served as assistant controller at Plump Engineering Inc. from May 2021 to April 2022, where she was in charge of optimizing the financial processes. She served as a senior accountant at BEST Inc., a New York Stock Exchange (“NYSE”) listed company (ticker symbol: BEST), where she was responsible for ensuring precise financial reporting and regulatory compliance from October 2019 to May 2021.

Mr. Weilin Ye has served as the Deputy CFO and the financial manager of our Company since May 2024 and December 2022, respectively. He has approximately ten years of financial experience in accounting and auditing. Prior to joining us, Mr. Ye served as a project manager at RSM China (Shenzhen) from July 2021 to November 2022, as the financial manager at LPG Division, China Gas Holdings Group Limited from August 2018 to June 2021, and as the senior auditor at BDO China (Shenzhen) from October 2015 to July 2018. Mr. Ye obtained his bachelor degree in management from Guangdong Polytechnic Normal University in China in 2014. Mr. Ye became a member of The Chinese Institute of Certified Public Accountants in 2017.

Mr. Johnathan Lin has served as the Chief Operating Officer and the Human Resource Manager of our Company since June 2024 and August 2023, respectively. Prior to joining us, Mr. Lin served as a supervisor of human resource department at Huanqiu Corp. from September 2010 to February 2022, as the managing director at Mr. English LCC from April 2011 to April 2018, as a part-time social science instructor at Tsinghua University in China from August 2009 to May 2010, and as a part-time market analyst at Savills LLC. Mr. Lin obtained his bachelor degree in political science from University of California, Los Angeles in 2005 and obtained the degree of master of business administration from Tsinghua University in China in 2013.

Board of Directors

Our board of directors will consist of six directors upon the SEC’s declaration of effectiveness of our registration statement on Form S-1, of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. Subject to any separate requirement for audit committee approval under applicable law or the Listing Rules of the Nasdaq Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract, proposed contract, arrangement or transaction is considered, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him at or prior to its consideration and any vote in that matter. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our directors has a service contract with us that provides for benefits upon termination of service.

We will be deemed to be a “controlled company” under the Nasdaq listing rules. For so long as we remain a controlled company under this definition, we are not required to comply with certain of Nasdaq’s corporate governance requirements and are permitted to rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our Board must be independent directors.

Committees of the Board

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominations committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong, and will be chaired by Joel A. Gallo. Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the Nasdaq Capital Market and SEC requirements. Our board of directors has also determined that each of Joel A. Gallo and James Jiayuan Tong qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•        reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting periodically with the management and our internal auditor and our independent registered public accounting firm;

•        reporting regularly to the full board of directors;

•        reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•        such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee.    Our compensation committee will consist of Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong, and will be chaired by James Jiayuan Tong. Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong satisfy the “independence” requirements of Section 303A of the Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing and approving to the board with respect to the total compensation package for our chief executive officer;

•        reviewing the total compensation package for our employees and recommending any proposed changes to our management;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing annually and administering all long-term incentive compensation or equity plans;

•        selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominations Committee.    Our nominations committee will consist of Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong, and will be chaired by Douglas B. Noyes. Joel A. Gallo, Douglas B. Noyes and James Jiayuan Tong satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominations committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominations committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Terms of Directors and Executive Officers

Our directors are elected for a term of one year, until the next annual meeting of stockholders and until their successors are elected and qualified. Pursuant to our bylaws, our officers serve at the pleasure of the board of directors subject to any rights they may have pursuant to employment agreements and applicable law.

Executive Compensation

The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2023 and 2022, respectively, to our chief executive officer, chief financial officer and the three most highly paid executive officers other than the chief executive officer and the chief financial officer (the “Named Executive Officers”):

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Jian Hua,	2023	59,314	—	—	—	—	—	—	59,314
CEO and Director(1)(2)(3)	2022	48,685	—	—	—	—	—	—	48,685
Hua Yao,	2023	58,500	—	—	—	—	—	—	58,500
CFO(4)	2022	9,818	—	—	—	—	—	—	9,818
Lina Song	2023	148,286	—	—	—	—	—	—	148,286
Director and CTO(1)(2)(5)	2022	129,097	—	—	—	—	—	—	129,097
Fei Xu,	2023	50,841	—	—	—	—	—	—	50,841
Director and General Manager(1)(6)	2022	48,728	—	—	—	—	—	—	48,728
Weilin Ye,	2023	43,418	—	—	—	—	—	—	43,418
Deputy CFO(1)(7)	2022	3,549	—	—	—	—	—	—	3,549

____________

Notes:

(1)      The compensation in the table for the years ended December 31, 2023 and 2022 reflects compensation paid by Shenzhen Feellife, our related party, and Papa Health Inc. prior to the date it was transferred to us.

(2)      The compensations of Dr. Hua and Ms. Song are paid in Renminbi and converted into U.S. dollars at the average exchange rates of RMB7.0809 to $1.00 and RMB6.7290 to $1.00 in 2023 and 2022, respectively.

(3)      Dr. Hua is only compensated for his service as chief executive officer.

(4)      Ms. Yao joined us in November 2022.

(5)      Ms. Song is only compensated for her service as chief technology officer.

(6)      Ms. Xu’s compensation is paid in Renminbi and converted into U.S. dollars at the average exchange rates of RMB7.0809 to $1.00 and RMB6.7290 to $1.00 in 2023 and 2022, respectively. Ms. Xu is only compensated for her service as general manager.

(7)      Mr. Ye’s compensation is paid in Renminbi and converted into U.S. dollars at the average exchange rates of RMB7.0809 to $1.00 and RMB6.7290 to $1.00 in 2023 and 2022, respectively. Mr. Ye joined us in December 2022.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period which will be automatically extended, unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets which they made, discover, conceive, develop or reduce to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world which the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that are either related to our business, actual or demonstrably anticipated research or development or any of our products or services being developed, manufactured, marketed, sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our customer, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Principal Stockholders

The following table sets forth information concerning the beneficial ownership of our shares of common stock as of the date of this prospectus by:

•        each of our directors and executive officers; and

•        each person known to us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares of Common Stock Beneficially Owned Prior to This Offering						Shares of Common Stock Beneficially Owned After This Offering				% of Aggregate Voting After This Offering(2)
	Class A Common Stock				Class B Common Stock		Class A Common Stock		Class B Common Stock
	Number		%		Number	%	Number	%(1)	Number	%(1)
Directors and Executive Officers(3):
Jian Hua(4)	4,363,656		21.8		12,365,440	61.8	[ ]	[ ]	[ ]	[ ]	[ ]
Lina Song	—		—		—	—	[ ]	[ ]	[ ]	[ ]	[ ]
Hua Yao	—		—		—	—	[ ]	[ ]	[ ]	[ ]	[ ]
Weilin Ye	—		—		—	—	[ ]	[ ]	[ ]	[ ]	[ ]
Fei Xu	*	(5)	*	(5)	—	—	[ ]	[ ]	[ ]	[ ]	[ ]
Johnathan Lin	—		—		—	—	[ ]	[ ]	[ ]	[ ]	[ ]
All Directors and Executive Officers as a Group	16,729,096		83.6		—	—	[ ]	[ ]	[ ]	[ ]	[ ]

Principal Stockholders:											[ ]
Jian Hua	4,363,656		21.8		12,365,440	61.8	[ ]	[ ]	[ ]	[ ]	[ ]
FL MEDICAL LTD(6)	—		—		12,365,440	61.8	[ ]	[ ]	[ ]	[ ]	[ ]
Joincare Healthcare Technology Ltd(7)	2,729,500		13.6		—	—	[ ]	[ ]	[ ]	[ ]	[ ]
FL GLOBE LTD(8)	2,525,860		12.6		—	—	[ ]	[ ]	[ ]	[ ]	[ ]

____________

(1)      The percentage of ownership after the offering is based on [          ] shares of common stock outstanding immediately after the offering, and assumes the over-allotment option is not exercised.

(2)      The percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our shares of Class A common stock and shares of Class B common stock. Each share of Class A common stock shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of the Company. Each share of Class B common stock shall entitle the holder thereof to five votes on all matters subject to vote at general meetings of the Company.

(3)      The business address for our directors and executive officers of the Company is 202 North California Ave, City of Industry, CA 91744.

(4)      Represents shares beneficially owned by Dr. Jian Hua through FL MEDICAL LTD, Joincare Healthcare Technology Ltd and FL GLOBE LTD.

(5)      Represents shares beneficially owned by Ms. Fei Xu through FL GLOBE LTD, which is less than 1% of our outstanding shares of common stock.

(6)      Consists of 12,365,440 shares of Class B common stock directly held by FL MEDICAL LTD, a company incorporated under the laws of the British Virgin Islands, which is wholly owned by Dr. Jian Hua. The business address for FL MEDICAL LTD is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

(7)      Consists of 2,729,500 shares of Class A common stock directly held by Joincare Healthcare Technology Ltd, a company incorporated under the laws of the British Virgin Islands and previously known as PAPA TECHNOLOGY LTD, which is wholly owned by Dr. Jian Hua. The business address for Joincare Healthcare Technology Ltd is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

(8)      Consists of 2,525,860 shares of Class A common stock directly held by FL GLOBE LTD, a company incorporated under the laws of the British Virgin Islands, of which Dr. Jian Hua is the largest shareholder holding 64.7% of the equity interests. The business address for Joincare Healthcare Technology Ltd is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

Certain Relationships and Related Party Transactions

The following are transactions from January 1, 2022 through September 30, 2024 between us, and enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, (a) us, (b) our directors; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling our activities of the Company, including senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Following completion of this offering, our audit committee will review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

•        whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for the Company to enter into the related party transaction;

•        whether the related party transaction would impair the independence of an outside director;

•        whether the related party transaction or the approval of the related party transaction, would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

•        any pre-existing contractual obligations.

The following are forth the major related parties and their relationships with us:

Names of the related parties	Relationship with the Company
Shenzhen Fanhuo Life Science Co., Ltd (“Shenzhen Feellife”)	Affiliate directly controlled by Principal shareholder of the Company
Shenzhen LFS Nebulizer Medical Co., Ltd. (“Shenzhen LFS”)	Affiliate directly controlled by Principal shareholder of the Company
Feel Life Co., Ltd (“Feel Life”)	Affiliate controlled by Shenzhen LFS
Cpresso, LLC (“Cpresso”)	Controlled by Shenzhen LFS
FGP Group Inc. (“FGP”)	Controlled by Shenzhen LFS
Vplus Health Inc. (“Vplus”)	Controlled by Shenzhen LFS
Hooloo Lab Inc. (“Hooloo”)	Controlled by CFO of the Company
Fl Medical Ltd (“Fl Medical”)	Controlled by CEO of the Company
Fl Globe Ltd (“Fl Globe”)	Controlled by CEO of the Company
Joincare Healthcare Technology Ltd(“Joincare”)	Controlled by Fl Medical

Related Party Transactions with Shenzhen Feellife

The following table presents the amounts due to Shenzhen Feellife as of September 30, 2024, December 31, 2023 and 2022 and the transactions with Shenzhen Feellife for the nine months ended September 30, 2024 and 2023, and the fiscal years ended December 31, 2023 and 2022, respectively:

(a) Amounts due to Shenzhen Feellife

	As of September 30, 2024	As of December 31,
		2023	2022
Shenzhen Feellife*	$2,792,926	$4,573,213	$538,736

____________

*        As of September 30, 2024, December 31, 2023 and 2022, amounts due to Shenzhen Feellife included payables for the purchase of consumable E-vapors, packaging materials, and mould equipment from Shenzhen Feellife. Additionally, the Company transferred net amounts due from nine related parties, namely FGP, Cpresso, Vplus, Shenzhen LFS, Feel Life and Hooloo, Fl Medical, Fl Globe, Joincare. totaling $554,682, $548,009 and $405,686 for the nine months ended September 30, 2024 and for the years ended December 31, 2023 and 2022, to Shenzhen Feellife based on the Debit Waiver Agreement dated on April 1, 2024, April 30, 2023 and 2022, respectively:

(i)     As of September 30, 2024, December 31, 2023 and 2022, amounts due from FGP of $1,150, $1,250 and $5,250 were transferred to Shenzhen Feellife by the Company, respectively. There was no material transaction occurred between FGP and the Company for the nine months ended September 30, 2024 and 2023, as well as for the years ended December 31, 2023 and 2022.

(ii)    As of September 30, 2024, December 31, 2023 and 2022, amounts due from Cpresso of $10,279, amounts due to Cpresso of $51,928 and amounts due from Cpresso of $51,928, respectively, were transferred from Cpresso to Shenzhen Feellife by the Company. There was no material transaction occurred between Cpresso and the Company for the nine months ended September 30, 2024 and 2023, as well as for the years ended December 31, 2023 and 2022.

(iii)   As of September 30, 2024, December 31, 2023 and 2022, amounts due from Vplus of $8,291, amounts due to Vplus of $60,275 and amounts due from Vplus of $68,143 were transferred from Vplus to Shenzhen Feellife by the Company, respectively.

         There was no material transaction occurred between Cpresso and the Company for the nine months ended September 30, 2024. For the nine months ended September 30, 2023, there was a total of funds transfer in of $335,000 by Vplus for the Company’s business operation purpose, partially offset by the advance collection $278,859 by Vplus on behalf of the Company for product sales of the Company.

         For the year ended December 31, 2023, there was a total of funds transfer in of $335,000 by Vplus for the Company’s business operation purpose, partially offset by the advance collection $278,859 by Vplus on behalf of the Company for product sales of the Company. For the year ended December 31, 2022, there was a total of advance collection of $1,071,675 by Vplus on behalf of the Company for product sales of the Company, partially offset by funds transfer in of $910,000 by Vplus for the Company’s business operation purpose.

(iv)   As of September 30, 2024, December 31, 2023 and 2022, non-trade amounts due from Shenzhen LFS of $1,075,060, $781,903 and $1,971 were transferred to Shenzhen Feellife by the Company, respectively.

         For the nine months ended September 30, 2024, there was a total of advance collection of $1,096,354 by Shenzhen LFS on behalf of the Company for product sales of the Company. For the nine months ended September 30, 2023, there was a total of advance collection of $1,166,294 by Shenzhen LFS on behalf of the Company for product sales of the Company, partially offset by advance payment of $612,449 by Shenzhen LFS on behalf of the Company for its miscellaneous expenses, as well as advance collection of $117,813 by the Company on behalf of Shenzhen LFS for its product sales.

         For the year ended December 31, 2023, there was a total of advance collection of $1,473,875 by Shenzhen LFS on behalf of the Company for product sales of the Company, partially offset by advance payment of $616,568 by Shenzhen LFS on behalf of the Company for its miscellaneous expenses, as well as an additional advance collection of $117,813 by the Company on behalf of Shenzhen LFS for its product sales. For the year ended December 31, 2022, there was a total of advance collection of $695,415 by the Company on behalf of Shenzhen LFS for product sales of Shenzhen LFS, partially offset by a debt waiver of $689,544 granted by Shenzhen LFS to the Company without any contingent conditions.

         As of September 30, 2024, December 31, 2023 and 2022, trade amounts due to Shenzhen LFS of $578,898, $559,269 and nil were transferred to Shenzhen Feellife by the Company, respectively.

         For the nine months ended September 30, 2024 and 2023, the Company had a total amount of $578,898 and $307,394 inventory purchase from Shenzhen LFS.

         For the year ended December 31, 2023, the Company has a total amount of $559,269 inventory purchase from Shenzhen LFS. The Company has no inventory purchase transaction with Shenzhen LFS occurred for the year ended December 31, 2022.

(v)    As of September 30, 2024, December 31, 2023 and 2022, amounts due from Feel Life of $14,000, $436,328 and amounts due to Feel Life of $532,978 were transferred to Shenzhen Feellife by the Company, respectively.

         There was no material transaction occurred between Feel Life and the Company for the nine months ended September 30, 2024 and 2023.

         For the year ended December 31, 2023, the Company has a total amount of $436,328 for daily funds advance payment by the Company for Feel Life’s business operation purpose. For the year ended December 31, 2022, the Company has a total amount of $532,978 for advance payment by Feel Life for the Company’s business operation purpose.

(vi)   As of September 30, 2024, amounts due from Hooloo of $21,950 were transferred to Shenzhen Feellife by the Company. There was no material transaction occurred between Hooloo and the Company for the nine months ended September 30, 2024 and 2023. The Company has no transaction with Hooloo occurred for the years ended December 31, 2023 and 2022.

(vii)  As of September 30, 2024, amounts due from Fl Medical of $950 were transferred to Shenzhen Feellife by the Company. There was no material transaction occurred between Fl Medical and the Company for the nine months ended September 30, 2024 and 2023. The Company has no transaction with Fl Medical occurred for the years ended December 31, 2023 and 2022.

(viii) As of September 30, 2024, amounts due from Fl Globe of $950 were transferred to Shenzhen Feellife by the Company. There was no material transaction occurred between Fl Globe and the Company for the nine months ended September 30, 2024 and 2023. The Company has no transaction with Fl Globe occurred for the years ended December 31, 2023 and 2022.

(ix)   As of September 30, 2024, amounts due from Joincare of $950 were transferred to Shenzhen Feellife by the Company. There was no material transaction occurred between Joincare and the Company for the nine months ended September 30, 2024 and 2023. The Company has no transaction with Joincare occurred for the years ended December 31, 2023 and 2022.

(b) Transactions with Shenzhen Feellife

	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
Revenue generated from raw materials sales to Shenzhen Feellife	$7,566	$15,297	$15,837	$1,143,885
Other income generated from fixed assets sales to Shenzhen Feellife	$—	$95,173	$95,173	$16,360
Purchase from Shenzhen Feellife(i)	$1,833,502	$1,376,794	$2,380,350	$5,422,694
Service expenses to Shenzhen Feellife(ii)	$1,526,746	$936,003	$1,624,431	$883,037

____________

(i)      For the year ended December 31, 2023, the Group made total payments of $0.7 million to Shenzhen Feellife, which comprised an advance payment of $0.4 million made on behalf of Shenzhen Feellife and a service fee payment of $0.3 million. These amounts were used to offset the Group’s purchase obligations to Shenzhen Feellife. For the year ended December 31, 2022, the Group paid a total of $4.5 million to Shenzhen Feellife for product purchases.

          We entered into a mould purchasing agent contract with Shenzhen Feellife, effective from January 1, 2023 to December 31, 2027, pursuant to which, Shenzhen Feellife shall procure moulds on behalf of us and we shall pay Shenzhen Feellife the actual purchase amounts.

(ii)     We also entered into a business process outsourcing service agreement with Shenzhen Feellife, effective from January 1, 2022 to December 31, 2026, pursuant to which, Shenzhen Feellife shall provide us with certain services, including product technology research and development, marketing, financial expertise, production management, business process design and operation, and we shall pay Shenzhen Feelife the service expenses as the consideration based on the actual salaries, other labor costs and operating costs incurred by Shenzhen Feellife in the ordinary course of performing the business process outsourcing service agreement. The payment is settled quarterly by PAPA Health.

Related Party Transactions with Cpresso, LLC

We have entered into a lease agreement with Cpresso, LLC, effective from January 1, 2021 to December 31, 2025, pursuant to which, we leased 18,000 square feet of a real estate property located in California for the purpose of processing and distribution of E-liquid. The following table presents the amounts due from Cpresso, LLC as of September 30, 2024, December 31, 2023 and 2022 and the transactions with Cpresso, LLC for the nine months ended September 30, 2024 and 2023, and for the fiscal years ended December 31, 2023 and 2022, respectively:

(a) Amounts due from Cpresso, LLC

	As of September 30, 2024	As of December 31,
		2023	2022
Rental deposit	$11,000	$11,000	$11,000

(b) Transactions with Cpresso, LLC

	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022
Rental expenses	$72,000	$72,000	$96,000	$96,000

Description of Capital Stock

Our authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $0.0001 per share, and among the common stock, 137,634,560 shares are designated as Class A Common Stock and 12,365,440 shares are designated as Class B Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of the date of this prospectus, there are (i) 7,634,560 shares of Class A Common Stock outstanding and (ii) 12,365,440 shares of Class B Common Stock outstanding, which are held by seven stockholders. Shares of Class A Common Stock and Class B Common Stock have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Company), share ratably and be identical in all respects and as to all matters, except that holders of our Class A Common Stock are entitled to one vote per share of Class A Common Stock on all matters that such holders are entitled to vote while holders of our Class B Common Stock are entitled to five votes per share of Class B Common Stock on all matters that such holders are entitled to vote. Except as otherwise provided by the Delaware General Corporate Laws or by the resolution or resolutions of the board providing for the issue of any series of preferred stock and subject to the rights and privileges of such preferred stock, the holders of outstanding shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes (including, without limitation, vote for effectuating certain fundamental corporate actions such as liquidation, merger or an amendment to our certificate of incorporation); provided that, the holders of common stock shall not be entitled to vote on any amendment to our certificate of incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any Preferred Stock Designation) or the Delaware General Corporate Laws. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority in voting power of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders, and with the exception of the first board of directors which shall be elected by the incorporator(s), any director of the Company may be elected by the vote of a majority of the votes cast for such director at a stockholders meeting where a quorum is present. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets legally available for distribution to our stockholders, subject to the rights of the holders of any series of preferred stock which may be issued and outstanding as of the time of such liquidation, dissolution or winding up.

Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company. Effective immediately prior to the closing of this public offering, each share of Class B Common Stock shall be automatically converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a transfer (as defined in our certificate of incorporation) of such share of Class B Common Stock, other than a permitted transfer (as defined in our certificate of incorporation). In addition, each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class. Each share of Class B Common Stock that is converted pursuant to our certificate of incorporation shall be retired by the Company and shall not be reissued by the Company.

Holders of our common stock have no pre-emptive rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

The board of directors of the Company is authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of preferred stock, of one or more series of preferred stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company by way of merger, consolidation or other change of control transactions. The rights granted to the holders of a series of preferred stock could restrict or reduce payment of dividends on the common stock, dilute the voting power of the common stock, impair the rights to distribution of the holders of the common stock in a liquidation event or change of control event, and/or delay or prevent a change of control without further action by stockholders. As of the date of this prospectus, we have not issued and have no present plans to issue any shares of preferred stock.

Other Provisions of Our Certificate of Incorporation

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware statutory or decisional law as it presently exists or may hereafter be amended, a director shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this provision of the certificate of incorporation shall have any adverse effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware statutory or decisional law as it presently exists or may hereafter be amended, the Company may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director at the request of the Company or any predecessor to the Company. No amendment to, or modification or repeal of, this provision of the certificate of incorporation shall adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to such amendment, modification, or repeal.

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporate Laws or our certificate of incorporation or bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to this forum selection provision.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent for the common stock is [name and address of the transfer agent], telephone [          ].

Shares Eligible For Future Sale

Prior to this offering, there was no established public trading market for our common stock. We cannot assure you that a liquid trading market for our common stock will develop on Nasdaq or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Further, since a large number of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have [          ] shares of common stock outstanding ([          ] shares if the underwriters’ over-allotment option is exercised in full). All of the shares of common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our shares of common stock in the public market could adversely affect prevailing market prices of our shares of common stock. Prior to this offering, there has been no public market for our shares of common stock, and while we intend to submit application for the shares of common stock to be listed on Nasdaq, we cannot assure you that a regular trading market will develop in the shares of common stock.

Lock-Up Agreements

Our officers, directors and all of our existing stockholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our common stock, or any securities convertible into or exchangeable or exercisable for our common stock, for a period of six months after the date of this prospectus without the consent of the Representative. After the expiration of the six month period, the common stock held by our directors, executive officers and all of our existing stockholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our common stock outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•        1% of the then outstanding shares of common stock of the same class, which will equal approximately [          ] shares of common stock immediately after this offering assuming the over-allotment option is not exercised and [          ] shares of common stock assuming the over-allotment option is exercised in full; or

•        the average weekly trading volume of our shares of common stock on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Material U.S. Federal Income Considerations to Non-U.s. Holders

The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that acquires our Class A common stock in this offering and holds our Class A common stock as a “capital asset” (generally, property held for investment). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could result in U.S. federal income tax consequences that differ from those discussed below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this discussion.

This discussion does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, mutual funds, passive foreign investment companies, controlled foreign corporations, foreign government or sovereign wealth fund, persons that will hold our Class A common stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those discussed below. This discussion does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this discussion is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Class A common stock for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

As used in this discussion, the terms “non-U.S. holder” or “you” refer to a beneficial owner of our Class A common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor a “United States person” which term refers to any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•        a corporation (or other entity or arrangement taxable for U.S. federal income tax purposes as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “Treasury Regulations”) to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted tax basis in our Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “— Gain on Sale, Taxable Exchange or Other Disposition of our Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed Internal Revenue Service (the “IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

However, dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on Sale, Exchange or Other Disposition of our Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale , exchange or other disposition of our Class A Common Stock unless:

•        the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code;

•        the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•        we are or have been a “United States real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. holders are urged to consult their tax advisors regarding the above including the possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will become a U.S. real property holding corporation. Non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our class A common stock.

Underwriting

We are offering our shares of common stock described in this prospectus through the underwriters named below. Benjamin Securities, Inc., or Benjamin, is acting as representative of the underwriters (the “Representative”). The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to issue and sell to the underwriters the number of shares of common stock listed in the following table.

Underwriters	Number of Shares
Benjamin Securities, Inc.
Prime Number Capital LLC
TFI Securities and Futures Limited
Total

The underwriting agreement provides that the underwriters must purchase all of the shares of common stock being sold in this offering if they purchase any of them. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ option to purchase additional shares of common stock as described below.

Our shares of common stock are offered subject to a number of conditions, including:

•        receipt and acceptance of our shares of common stock by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

We have been advised by Benjamin that the underwriters intend to make a market in our shares of common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters may distribute prospectuses electronically.

We agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted the underwriters a 45-day option, exercisable by the Representative, to purchase up to [          ] additional shares of common stock from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

The Representative will offer the shares of common stock to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $            per share of common stock. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

We have granted the Representative an option, exercisable during the 45-day period after the closing of this offering, to purchase up to [          ] shares of common stock, or 15% additional shares of common stock to be issued by the Company at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Fees, Commissions and Expense Reimbursement

Common stock sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to seven percent (7%) of the gross proceeds from the initial public offering price. The underwriters may offer the shares of common stock through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, the Representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares of common stock at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to [          ] shares of common stock, or 15% additional shares of common stock. Amounts are presented in US$.

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Exercise of Over-Allotment Option
Public Offering Price	$	[ ]	$	[ ]	$	[ ]
Underwriting discount	$	[ ]	$	[ ]	$	[ ]
Proceeds to Us, Before Expenses	$	[ ]	$	[ ]	$	[ ]

We and the Representative have agreed to pay commissions of seven percent (7%) per share on the offering proceeds. We have agreed to pay to the Representative upon the consummation of the offering, a non-accountable expense allowance equal to a one-half of one percent (1/2%) of the gross proceeds of the offering. We have also agreed to pay the Representative reasonable out-of-pocket expenses including but not limited to, (i) necessary travel and out-of-pocket expenses, including clearing charges; (ii) background check fees; and (iii) reasonable fees of legal counsel incurred by the Representative in connection with the offering. The total accountable expenses shall not exceed $200,000. We have paid an advance of $25,000 to the Representative at the time of signing the engagement letter for the Representative’s anticipated out-of-pocket expenses; any advance will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). Upon the earlier of the termination of the Representative’s engagement letter or completion of this offering, the Company agrees to pay promptly in cash any unreimbursed expenses that the Representative actually incurred as of such date.

Right of First Refusal

If, for the period beginning on the closing of this offering and ending eighteen (18) months after the closing of the offering (the “ROFR Period”), the Company or any of its subsidiaries or successors engages in: (a) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (b) any tender offer or exchange offer for, debt, convertible debt securities; (c) any merger, consolidation, sale, transfer or other disposition of all or a material portion of the Company’s stocks or asset; or (d) restructuring transactions including, extraordinary dividend, stock repurchase, spin-off, etc. (each transaction, a “Subject Transaction”), the Representative (or any affiliate designated by the Representative) shall have the right of first refusal (“ROFR”) to act as lead or joint investment banker, lead or joint book-runner, or lead or joint placement agent with respect to such Subject Transaction provided however, that the ROFR shall be contingent upon the written agreement by the Representative to participate in any Subject Transaction upon the terms and conditions which shall contain reasonable and customary fees for transactions of similar size and nature.

If, at any time during the ROFR Period, the Company receives a bona fide written offer from a third party for a Subsequent Transaction that the Company desires to accept, the Company shall notify the Representative in writing (the “Offer Proposal”) of such proposed Subject Transaction. At any time within five (5) days after receipt of the Offer Proposal, the Representative may, by giving written notice to the Company, elect to exercise its ROFR. The failure of the Representative to give such notice within such five (5)-day period will be deemed an election not to exercise its ROFR. The Representative’s failure to exercise its ROFR with respect to any particular Subject Transaction does not constitute the waiver of its preferential right relative to any future Subject Transaction during the ROFR Period.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Application for Nasdaq Market Listing

We have applied to have our shares of common stock approved for listing/quotation on the Nasdaq Capital Market under the symbol “PAPA.” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our shares of common stock will in fact be listed.

If our shares of common stock are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

No Public Market

Prior to this offering there has not been a public market for our securities in the U.S. and the public offering price for our shares of common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our shares of common stock will trade in the public market subsequent to this offering or that an active trading market for our shares of common stock will develop and continue after this offering.

Foreign Regulatory Restrictions on Purchase of our Common Stock

We have not taken any action to permit a public offering of our shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the Representative. In addition, the shares of common stock may be sold by the Representative to securities dealers who resell the shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as Representative and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising the underwriters’ option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This permits a particular underwriter to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result of these activities, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our shares of common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Determination of Offering Price

Prior to this offering there was no public market for our shares of common stock. The initial public offering price will be determined by negotiation between us and the Representative. The principal factors to be considered in determining the initial public offering price include, but are not limited to:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock or that the shares of common stock will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Lock-up Agreements

We have agreed that, without the prior written consent of the Representative, for a period of 180 days from the trading date of the securities sold in this offering, not to:

•        offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, share of common stock or any securities convertible into or exercisable or exchangeable for our share of common stock, except to the Representative; or

•        enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our share of common stock or any such other securities convertible into or exercisable or exchangeable for our share of common stock or any such other securities, except to the Representative,

The lock-up restrictions for the Company do not apply to: (A) the securities being offered in this offering, (B) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144)

and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the lock-up period and provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital.

Each of our directors and officers and certain holders of our outstanding shares of common stock (including each holder who holds five percent (5%) or more of our outstanding shares of common stock) on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of twelve months from the effective date of the registration statement of which this prospectus forms a part, without the prior written consent of the Representative not to directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities of the Company (including the issuance of shares of common stock upon the exercise of options) (collectively, the “Lock-Up Securities”), whether now owned or hereafter acquired by such shareholder, directors and/or officers or with respect to which such shareholder, director or officer has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing;

•        enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities;

The shareholders, directors and officers subject to the lock-up restrictions may transfer the Lock-Up Securities without the prior consent of the Representative provided that (1) the Representative receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the SEC, or otherwise and (4) such shareholder, directors and/or officers subject to the lock-up restriction does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)     as a bona fide gift or gifts (including but not limited to charitable gifts); or

(ii)    to any member of the immediate family of shareholder, directors and/or officers subject to the lock-up restriction or to a trust or other entity for the direct or indirect benefit of, or wholly-owned by, such shareholder, directors and/or officers or the immediate family of such shareholder, directors and/or officers (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)   if the shareholder, directors and/or officers subject to the lock-up restriction is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such shareholder, directors and/or officers or (2) distributions of shares of common stock or any security convertible into or exercisable for shares of common stock to limited partners, limited liability company members or stockholders of such shareholder, directors and/or officers; or

(iv)   if the shareholder, directors and/or officers subject to the lock-up restriction is a trust, transfers to the beneficiary of such trust; or

(v)    by will, other testamentary document or intestate succession; or

(vi)   by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement.; or

(vii)  pursuant to a trading plan established pursuant to Rule 10b5-1 of the Exchange Act.

There are no existing agreements between the Representative and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the Representative that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia.

This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock, you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

British Virgin Islands

The shares of common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands (the “BVI”) for purchase or subscription by us or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the BVI.

Canada.

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.

This prospectus does not constitute a public offer of the shares of common stock, whether by way of sale or subscription, in the Cayman Islands. Shares of common stock have not been offered or sold, and will not be offered or sold, directly or indirectly, to members of the public in the Cayman Islands.

Dubai International Financial Centre (“DIFC”).

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the shares of common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares of common stock may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France.

Neither this prospectus nor any other offering material relating to the shares of common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of common stock has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the shares of common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong.

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan.

Shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the shares of common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.

This prospectus may not be circulated or distributed in the PRC and the shares of common stock may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC means the mainland of China.

Qatar.

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.

This prospectus or any other offering material relating to the shares of common stock has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the shares of common stock have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such shares of common stock in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

i.       to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.      where no consideration is or will be given for the transfer;

iii.     where the transfer is by operation of law;

iv.      as specified in Section 276(7) of the SFA; or

v.       as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.

The shares of common stock will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of common stock.

United Arab Emirates.

The shares of common stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.

This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam.

This offering of shares of common stock has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

In addition to the public offering of the shares of common stock in the United States, the underwriters may, subject to applicable foreign laws, also offer the shares of common stock in certain countries.

Legal Matters

We are being represented by Sidley Austin with respect to the registration of our securities under the Securities Act. The validity of the common stock offered by us in this offering will be passed upon for us by Sidley Austin. The underwriters are being represented by Winston & Strawn LLP with respect to certain legal matters as to U.S. laws.

Experts

The financial statements as of and for the years ended December 31, 2022 and 2023 and the related financial statement schedule included in this prospectus have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as stated in its report appearing herein.

The office of Onestop Assurance PAC is located at 10 Anson Road, #06-15 International Plaza, Singapore 079903.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of
PAPA Medical Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of PAPA Medical Inc. and its subsidiaries (collectively, the “Group”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC
We have served as the Company’s auditor since 2023.
Singapore
July 31, 2024

PAPA MEDICAL Inc.
CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Notes	As of December 31,
		2023	2022
ASSETS
Current assets:
Cash and cash equivalents		$4,119,608	$161,898
Accounts receivable, net	4	357,639	3,116
Inventories	5	3,427,861	892,213
Amounts due from related parties	11	11,000	11,000
Deferred offering cost		365,973	200,000
Prepayments and other current assets, net	6	412,218	658,800
Total current assets		8,694,299	1,927,027

Non-current assets:
Property, plant and equipment, net	7	786,532	431,701
Right-of-use assets	8	1,612,129	266,655
Deferred tax assets		175,974	81,096
Other non-current assets	9	246,240	—
Total non-current assets		2,820,875	779,452
Total assets		$11,515,174	$2,706,479

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		$138,548	$2,090
Taxes payable		674,587	224,200
Amounts due to related parties	11	4,573,213	538,736
Operating lease liabilities, current	8	502,498	109,171
Advance from customers		1,842,704	891,518
Accrued expenses and other current liabilities	10	395,101	56,697
Total current liabilities		8,126,651	1,822,412

Non-current liabilities:
Operating lease liabilities, non-current	8	1,083,361	174,484
Total non-current liabilities		1,083,361	174,484
Total liabilities		$9,210,012	$1,996,896

Shareholders’ equity:
Share of common stock, $0.0001 par value; 150,000,000 shares authorized; 20,000,000 shares issued and outstanding as of December 31, 2023 and 2022*		$2,000	$2,000
Subscription receivable*		(2,000)	(2,000)
Additional paid-in capital		769,544	689,544
Retained earnings		1,535,618	20,039
Total shareholders’ equity		2,305,162	709,583
Total liabilities and equity		$11,515,174	$2,706,479

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Notes	For the years ended December, 31
		2023	2022
Revenues		$25,325,945	$13,298,248
Cost of revenues		(18,786,928)	(10,644,470)
Gross profit		6,539,017	2,653,778

Operating expenses:
Selling and marketing		(3,037,006)	(852,147)
General and administrative		(872,452)	(236,083)
Research and development		(407,122)	(207,168)
Total operating expenses		(4,316,580)	(1,295,398)

Operating income		2,222,437	1,358,380

Interest income, net		38,776	—
Other loss, net		(81,228)	(379,681)
Income before income taxes		2,179,985	978,699
Income tax expense	13	(664,406)	(292,039)
Net income attributable to the Company’s shareholders		$1,515,579	$686,660

Earnings per share
Basic and diluted	12	$0.08	$0.03

Weighted average shares used in calculating net income per share*
Basic and diluted		20,000,000	20,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Number of common stock*	Common Stock	Subscription Receivable	Additional paid-in capital	Retained earnings	Total Equity
Balance as of January 1, 2022	20,000,000	$2,000	$(2,000)	$—	$(666,621)	$(666,621)
Net income	—	—	—	—	686,660	686,660
Capital contribution	—	—	—	689,544	—	689,544
Balance as of December 31, 2022	20,000,000	$2,000	$(2,000)	$689,544	$20,039	$709,583
Net income	—	—	—	—	1,515,579	1,515,579
Capital contribution	—	—	—	80,000	—	80,000
Balance as of December 31, 2023	20,000,000	$2,000	$(2,000)	$769,544	$1,535,618	$2,305,162

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	For the years ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,515,579	$686,660
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	86,636	62,734
Amortization of right-of-use assets	126,268	79,782
Loss on disposal of property and equipment	55,820	16,361
Impairment of inventories	116,251	379,681
Allowance for expected credit loss	42,168	75,538
Deferred income tax	(94,878)	67,039
Changes in operating assets and liabilities:
Accounts receivable, net	(396,691)	(76,542)
Inventories, net	(2,651,899)	(471,349)
Prepayments and other current assets, net	246,582	(659,230)
Accounts payable	136,458	(24,997)
Operating lease liabilities	(169,538)	(38,782)
Income taxes payable	450,387	224,200
Amounts due to related parties	3,623,586	(949,784)
Other non-current assets	(246,240)	—
Advance from customers	951,185	(175,966)
Accrued expenses and other current liabilities	338,405	744,742
Net cash provided by/(used in) operating activities	4,130,079	(59,913)

Cash flows from investing activities:
Purchase of property and equipment	(86,396)	(87,050)
Cash used in investing activities	(86,396)	(87,050)

Cash flows from financing activities:
Deferred offering cost	(165,973)	(200,000)
Capital contribution	80,000	—
Net cash used in financing activities	(85,973)	(200,000)

Net increase/(decrease) in cash and cash equivalents	3,957,710	(346,963)
Cash and cash equivalents, beginning of year	161,898	508,861
Cash and cash equivalents, end of year	$4,119,608	$161,898

Supplemental disclosure of cash flows information:
Income taxes paid	$326,536	$800
Right-of-use assets obtained in exchange for new operating lease liabilities	1,471,742	—
Supplemental disclosure of non-cash information:
Payment netting for purchase of property and equipment	$410,891	$—
Capital contribution from debt waiver	—	689,544

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Organizations and principal activities

(a) Nature of operations and principal activities

PAPA Medical Inc. (the ‘‘Company’’) was incorporated under the laws of the State of Delaware on January 11, 2024 with authorized share capital of US$15,000 divided into 150,000,000 shares of common stock of par value US$0.0001 each and 20,000,000 shares of common stock issued and outstanding. The Company conducts its primary operations through its wholly owned subsidiary, PAPA Health Inc. (“PAPA Health”, formerly known as “Cannapresso Health Inc.”) incorporated on January 31, 2018 in the State of California. The Company through its wholly owned subsidiary (collectively referred to hereinafter as the “Group”), is principally engaged in the research and development, design, commercialization, sales, marketing and distribution of branded e-cigarettes and cannabis E-vapors.

(b) Reorganization

In preparation for its initial public offering (“IPO”) in the United States, the following transaction was undertaken to reorganize the legal structure of PAPA Health. The Company was incorporated in connection with a group reorganization (the “Reorganization”) of PAPA Health.

On April 15, 2024, the Company acquired 10,000,000 shares of PAPA Health representing 100% of the equity interest with an aggregate purchase price of $190,000 from Shenzhen LFS Nebulizer Medical Co., Ltd (“Shenzhen LFS”), a related party directly controlled by Dr. Jian Hua, the principal shareholder of the Company. The Company has accounted for the Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control. As all the entities involved in the process of the Reorganization are under common ownership of the Company’s shareholders before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. Therefore, the accompanying consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

Details of the subsidiaries of the Company are set out below.

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect ownership by the Company
PAPA Medical Inc. (the “Company”)	January 11, 2024	Delaware	Parent Company
Subsidiaries:
PAPA Health Inc. (“PAPA Health”)	January 31, 2018	California	100%
Cannapresso LAB Inc.	February 13, 2024	California	100%
DEUS LAB INC.	May 25, 2024	California	100%
IOTA LAB INC.	May 25, 2024	California	100%

Impact of the COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of the Group’s products live. The Group has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for their personnel, social distancing, and securing the supply of materials that are essential to their production process. They continue to follow the various government policies and advice and, in parallel, they may take further actions that they determine are in the best interests of their employees, customers, and business relationships. Meanwhile, the Group continues to monitor the macroeconomic

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Organizations and principal activities (cont.)

risk arising in part from the COVID-19 pandemic (including labor shortage, inflation and supply change shortages) and continues to carefully evaluate potential outcomes and work to mitigate risks. In terms of the Group’s liquidity, the Group has not experienced a material adverse impact of the COVID-19.

On May 5, 2023, the World Health Organization (“WHO”) declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent of the impact of COVID-19 on the Group’s future financial results will be dependent on future developments such as the length and severity of COVID-19, the potential resurgence of COVID-19 cases, future government actions in response to COVID-19 and the overall impact of COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.

2.      Summary of principal accounting policies

(a) Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b) Emerging growth company

The Group is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Group has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Group, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Group’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(c) Principles of consolidation

The financial statements presented herein represent the condensed consolidated financial statements of the Company and its subsidiary. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

(d) Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group continually evaluates its estimates, including, but not limited to, those related to the allowance for expected credit loss for uncollectible accounts receivable and other receivable, recoverability and useful lives of long-lived assets, and valuation allowance for deferred tax assets. The Group bases its estimates on historical experience and on various other assumptions that it believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to the Group’s reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

(e) Fair value of financial instruments

The Company and its wholly owned subsidiaries adopted the guidance of ASC 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•        Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•        Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments. The Group did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and 2022.

(f) Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g) Accounts receivable, net

Accounts receivables include trade accounts due from customers. The Group maintains an allowance for credit losses which reflects its best estimate of amounts that potentially will not be collected. The Group determines the provision for credit losses taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Group to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. The Group adopted this guidance effective January 1, 2022. The Group makes specific expected credit loss provisions based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections and future economic

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

conditions (extend data and macroeconomic factors). Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2023 and 2022, the Group had a provision for expected credit loss of US$116,206 and US$74,038, respectively.

(h) Inventories

Inventories of the Group consist of raw materials, finished goods, goods in transit and work in progress. Inventories are stated at the lower of cost or net realizable value on a weighted average basis. Inventory costs include expenses that are directly or indirectly incurred in the purchase, including shipping and handling costs charged to the Group by suppliers, and production of manufactured product for sale, such as include the cost of materials and supplies used in production, direct labor costs and allocated overhead costs such as depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. The Group assesses the valuation of inventory and periodically writes down and writes off the value for estimated excess and obsolete inventory based upon the product life cycle.

(i) Property, plant and equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation and impairment losses. Gains and losses on disposal of property, plant and equipment are included in other income, net. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets as follows:

Category	Estimated useful lives
Leasehold improvements	Over the shorter of the lease term or the estimated useful lives
Machinery and equipment	10 years
Office furniture	10 years
Electronic equipment	3 – 5 years

(j) Deferred offering costs

In accordance with ASC 340-10-S99-1 and SEC Accounting Bulletin Topic 5A, specific incremental costs incurred by the Group directly attributable to a proposed initial public offering have been deferred and will be charged against the gross proceeds of the offering. These offering costs include fees paid to underwriters, attorney, financial consultants as well as printers and other third parties directly related to the offering. Costs such as management salaries or other general administrative expenses that are not incremental to the offering are not included in the deferred costs. If the proposed initial public offering is no longer probable of occurring, the deferred costs will be expensed at that time. The balance of deferred offering costs recognized as at the year ended December 31, 2023 and 2022 were US$365,973 and US$200,000, respectively.

(k) Leases

On January 1, 2022, the Group adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840. The Group elected to apply practical expedients permitted under the transition method that allow them to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. The Group used modified retrospective method. On January 1, 2022, the Group recognized approximately US$346,437 of right-of-use assets and approximately US$322,437 of operating lease liabilities upon the adoption of ASC 842.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

Under the new lease standard, the Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group consider only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of December 31, 2023 and 2022.

(l) Impairment of long-lived assets

The Group evaluates its long-lived assets, including property, plant and equipment and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group recognizes an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. As of December 31, 2023 and 2022, there was no impairment of long-lived assets.

(m) Revenue recognition

Under ASC606, Revenue from Contracts with Customers, the Group recognizes revenue when a customer obtains control of promised goods or services and recognizes in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

The Group recognized revenue according to the following 5-step revenue recognition criteria based on ASC 606: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price; 5) recognize revenue when or as the entity satisfies a performance obligation. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all of the revenue streams, and (2) the presentation of revenue as gross versus net.

The Group generates revenues primarily from sales of branded Consuming E-vapors and cannabis E-vapors. In addition, the Group also generates other revenues from sales of e-liquid materials to customers. The following table presents the Group’s revenues disaggregated by revenue sources for the fiscal years ended December 31, 2023 and 2022:

	For the years ended December 31,
	2023		2022
	US$	%	US$	%
Disaggregation of revenues
Consuming E-vapors	2,467,976	9.7	—	—
Cannabis E-vapors	20,310,293	80.2	12,154,363	91.4
Medical nebulizers	1,924,880	7.6	—	—
Third-party sales of raw materials	90,327	0.4	—	—
Related party sales of raw materials	15,837	0.1	1,143,885	8.6
Candy sales online	439,624	1.7	—	—
Others	77,008	0.3	—	—
Total revenues	25,325,945	100.0	13,298,248	100.0

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

The Group recognizes revenues at a point in time when control of the products is transferred to the customers, generally occurs upon delivery according to the terms of the underlying contracts. The Group’s standalone selling prices are based on the prices charged to customers for the single performance obligation which is transfer of control of products upon delivery to the customers. The Group’s general terms and conditions for its contracts contain a right of return that allows the customer to return products and receive a credit if there are any product quality issued. Given minimal customer returns historically, the Group did not reserve for sales returns as of December 31, 2023 and 2022.

For the Group’s candy online sales, the Group determines the end customers of e-commence platform (as opposed to platform) are our customers according to ASC 606-10-55-39. The Group takes control of the products and is responsible for selling and fulfilling all obligations according to its sales contracts with end customers, including delivering products and providing customer support after sales. The revenue for candy online sales is recognized on a gross basis as the Group is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified candy products to the end customers. According to the sales contracts with end customers, the customer does not have the right to return products without any quality issue after receipt of goods.

The following table presents the Group’s revenues disaggregated by area for the fiscal years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023		2022
	Revenues	%	Revenues	%
North America	20,834,437	82.3	12,088,722	90.9
Europe	2,760,992	10.9	10,170	0.1
UAE	1,208,754	4.8	—	—
Others	521,762	2.0	1,199,356	9.0
Total	25,325,945	100.0	13,298,248	100.0

Contract Balances

Contract assets represent the Group’s right to consideration in exchange for products that the Group has transferred to customers. The Group has no contract assets as of December 31, 2023 and 2022.

Generally, the Group collects the considerations in advance. The contract liabilities primarily are related to unsatisfied performance obligations when payment has been received from customers before satisfying the corresponding performance obligation. The contract liabilities are recorded as “advance from customers” on the consolidated balance sheets. As of December 31, 2023 and 2022, the balance of contract liabilities is US$1,842,704 and US$891,518, respectively. Approximately 99.3% of the balance of 2022 has been recognized as revenue in 2023. The Group expects to recognize the balance of 2023 as revenue within the next 12 months.

(n) Cost of revenues

Cost of revenues includes the manufacturing cost of Consuming E-vapors and cannabis E-vapors, which primarily consists of direct material costs, salaries and benefits for staff engaged in production activities and related expenses which are directly attributable to the production of products.

(o) Sales and marketing expenses

Sales and marketing expenses consist primarily of (i) compensation to selling personnel, including the salaries, performance-based bonus, and other benefits; (ii) service fee related to the sales and marketing function; (iii) advertising, marketing and brand promotion expenses; and (iv) other expenses in relation to the selling and marketing activities.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

(p) General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to research and development activities, such as depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

(q) Research and development expenses

Research and development expenses consist primarily of personnel-related costs directly associated with research and development organization. The Group’s research and development expenses are related to enhancing and developing E-vapors technology for its existing products and new product development. The Group expenses research and development costs as incurred.

(r) Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Group’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the financial and operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

(s) Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Group consider positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

Uncertain tax positions

The Group applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs.

(t) Segment Reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the United States, no geographical segments are presented.

(u) Earnings per share

Basic earnings per share is calculated by dividing net income by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. When inclusion of additional common share equivalents increases the earnings per share or reduces the loss per share, the effect on earnings per share is anti-dilutive, and the diluted net earnings or net loss per share is computed excluding these common share equivalents.

(v) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

(w) Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This ASU is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, excluding entities eligible to be smaller reporting companies as defined by the SEC. For all other entities, ASU 2016-13 is

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of principal accounting policies (cont.)

effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is an emerging-growth company and has elected to adopt the new standard as of the effective date applicable. The adoption of the new guidance did not have a significant impact on the Group’s consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, allowing financial statement users to better understand the components of a segment’s profit or loss to assess potential future cash flows for each reportable segment and the entity as a whole. The amendments expand a public entity’s segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), clarifying when an entity may report one or more additional measures to assess segment performance, requiring enhanced interim disclosures, providing new disclosure requirements for entities with a single reportable segment, and requiring other new disclosures. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires public business entities to disclose additional information with respect to the reconciliation of the effective tax rate to the statutory rate. Additionally, public business entities will need to disaggregate federal, state and foreign taxes paid in their financial statements. ASU 2023-09 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024. The Group is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

3.      Concentration of risks

(a) Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivables.

As of December 31, 2023 and 2022, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in United States, which management believes are of high credit quality. Should any bank holding cash become insolvent, or if the Group is otherwise unable to withdraw funds, the Group would lose the cash with that bank; however, the Group has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In United States, a depositor has up to U$500,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2023 and 2022, US$2,786,517 and nil of the Group’s cash and cash equivalents held by financial institutions were uninsured, respectively.

For the credit risk related to accounts receivable, the Group performs ongoing credit evaluations of its customers. The Group establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific customers and other information.

(b) Concentration of customers and suppliers

There were two and five customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the fiscal years ended December 31, 2023 and 2022, respectively. The total sales to these customers accounted for approximately 46.5% and 68.9% of total revenues for the fiscal years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, there is no customers accounted for more than 10% of the Group’s accounts receivable. As of December 31, 2022, four customers accounted for approximately 100% of the Group’s accounts receivable.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Concentration of risks (cont.)

There were four and two suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the fiscal years ended December 31, 2023 and 2022, respectively. The total purchase from these suppliers accounted for approximately 62.7% and 65.6% of the Group’s total purchase for the fiscal years ended December 31, 2023 and 2022, respectively, including one related party supplier accounted for approximately 13.0% and 55.4% for the fiscal years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, two third-party suppliers accounted for approximately 94.1% of the Group’s accounts payable. As of December 31, 2022, one third-party supplier accounted for approximately 100% of the Group’s accounts payable.

There was one operating service supplier, a related party of the Group, providing selling service and E-vapors technology service to the Group, individually represented 69.3% and 79.8% of the total selling and marketing expenses and 15.1% and 9.2% of the total research and development expenses of the Group for the years ended December 31, 2023 and 2022, respectively.

4.      Accounts receivable, net

Accounts receivable and the provision for credit losses consist of the following:

	As of December 31,
	2023	2022
Accounts receivable	$473,845	$77,154
Less: provision for credit losses	(116,206)	(74,038)
	$357,639	$3,116

As of December 31, 2023 and 2022, all accounts receivable were due from third-party customers. The Group recognized provision for credit losses of US$42,168 and US$74,038 for the years ended December 31, 2023 and 2022, respectively.

5.      Inventories

Inventories, consist of the following:

	As of December 31,
	2023	2022
Raw materials	$1,497,547	$1,271,894
Goods in transit	34,081	—
Work in progress	65,634	—
Finished goods	2,160,664	—
	3,757,926	1,271,894
Less: provision for net realizable value allowance	(330,065)	(213,814)
Less: inventories written off	—	(165,867)
	$3,427,861	$892,213

The Group recognized impairment allowance of inventories of US$116,251 and US$213,814 as general and administrative expenses for the years ended December 31, 2023 and 2022, respectively.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Prepayments and other current assets, net

Prepayments and other current assets, net consisted of the following:

	As of December 31,
	2023	2022
Advance to suppliers	$412,218	$657,766
Staff advances	1,500	2,534
Less: provision for expected credit losses	(1,500)	(1,500)
	$412,218	$658,800

7.      Property, plant and equipment, net

Property, plant and equipment consists of the following:

	As of December 31,
	2023	2022
Production equipment	$833,675	$501,125
Electronic equipment	20,468	2,515
Office furniture	21,500	—
Leasehold improvement	125,727	87,050
	1,001,370	590,690
Less: accumulated depreciation	(214,838)	(158,989)
Property, plant and equipment, net	$786,532	$431,701

For the years ended December 31, 2023, the Group recorded depreciation expenses of US$86,636, which were recorded of US$85,097 as cost of revenues and US$1,539 as general and administrative expenses, respectively. For the years ended December 31, 2022, the Group recorded depreciation expenses of US$62,734, which were recorded of US$62,231 as cost of revenues and US$503 as general and administrative expenses, respectively.

The Group disposed of fixed assets with carrying amount of US$55,820 and US$16,361 for the years ended December 31, 2023 and 2022, respectively.

8.      Lease

The Group lease office and warehouse space from third parties and a workshop from Cpresso, LLC, a related party of the Group. The Group does not have any finance lease for the years ended December 31, 2023 and 2022. Operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Group’s right to use the leased asset for the lease term, and lease liabilities represent the obligation to make lease payments.

For the fiscal years ended December 31, 2023 and 2022, the Group incurred operating lease expense of US$138,097 and US$96,000, respectively. The operating lease expenses were charged to cost of sales and general and administrative expenses.

A summary of supplemental information related to operating leases as of December 31, 2023 and 2022 is as follows:

	As of December 31,
	2023	2022
Right-of-use assets	$1,612,129	$266,655
Operating lease liabilities, current	$(502,498)	$(109,171)
Operating lease liabilities, non-current	$(1,083,361)	$(174,484)
Weighted average remaining lease terms	2.9 years	3 years
Weighted average discount rate	4.65%	5.50%

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.      Lease (cont.)

The future lease payments as of December 31, 2023 were as follows:

As of December 31, 2023
FY2024	$547,440
FY2025	597,724
FY2026	527,568
Total lease payment	1,672,732
less: imputed interest	(86,873)
Total lease liabilities	$1,585,859

9.      Other non-current assets

The Group’s other non-current assets comprised of the following:

	As of December 31,
	2023	2022
Rental deposit	$246,240	$—

On November 13, 2023, PAPA Health entered into a three-year warehouse lease agreement with The Mugica Descendants Trust, a third-party of the Group, pursuant to which PAPA Health was entitled to lease a warehouse space with a rental deposit of US$246,240 for business operation purpose. This operating lease has been resulted in ROU assets and lease liabilities which was disclosed in Note 8 Lease.

10.    Accrued expenses and other current liabilities

The Group’s accrued expenses and other current liabilities comprised of the following:

	As of December 31,
	2023	2022
Payroll payable	105,649	2,272
Payable to professionals	253,250	50,000
VAT	34,313	4,425
Others	1,889	—
	$395,101	$56,697

11.    Related parties’ transactions

The Group had the following balances with related parties consisted of the following:

Names of the related parties	Relationship with the Company
Shenzhen Fanhuo Life Science Co., Ltd (“Shenzhen Feellife”)	Affiliate directly controlled by Principal shareholder of the Company
Shenzhen LFS Nebulizer Medical Co., Ltd. (“Shenzhen LFS”)	Affiliate directly controlled by Principal shareholder of the Company
Feel Life Co., Ltd (“Feel Life”)	Affiliate controlled by Shenzhen LFS
Cpresso, LLC (“Cpresso”)	Controlled by Shenzhen LFS
FGP Group Inc. (“FGP”)	Controlled by Shenzhen LFS
Vplus Health Inc. (“Vplus”)	Controlled by Shenzhen LFS

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.    Related parties’ transactions (cont.)

(a) Amounts due from a related party

	As of December 31,
	2023	2022
Cpresso, LLC(i)	$11,000	$11,000

____________

(i)      Amounts due from Cpresso, LLC was rental deposit.

(b) Amounts due to related parties

	As of December 31,
	2023	2022
Shenzhen Feellife*	$4,573,213	$538,736

____________

*        As of December 31, 2023, and 2022, amounts due to Shenzhen Feellife included payables for the purchase of consumable E-vapors, packaging materials, and mould equipment from Shenzhen Feellife. Additionally, the Group transferred net amounts due from five related parties, namely FGP, Cpresso, Vplus, Shenzhen LFS, and Feel Life, totaling $548,009 in FY2023 and $405,686 in FY2022 to Shenzhen Feellife based on the Debit Waiver Agreement dated on April 30, 2023 and 2022, respectively:

(i)      As of December 31, 2023 and 2022, amounts due from FGP of $1,250 and $5,250 were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between FGP and the Group for the years ended December 31, 2023 and 2022.

(ii)     As of December 31, 2023 and 2022, amounts due to Cpresso of $51,928 and amounts due from Cpresso of $51,928, respectively, were transferred from Cpresso to Shenzhen Feellife by the Group. There was no material transaction occurred between Cpresso and the Group for the years ended December 31, 2023 and 2022.

(iii)    As of December 31, 2023 and 2022, amounts due to Vplus of $60,275 and amounts due from Vplus of $68,143 were transferred from Vplus to Shenzhen Feellife by the Group, respectively. For the year ended December 31, 2023, there was a total of funds transfer in of $335,000 by Vplus for the Group’s business operation purpose, partially offset by the advance collection $278,859 by Vplus on behalf of the Group for product sales of the Group. For the year ended December 31, 2022, there was a total of advance collection of $1,071,675 by Vplus on behalf of the Group for product sales of the Group, partially offset by funds transfer in of $910,000 by Vplus for the Group’s business operation purpose.

(iv)    As of December 31, 2023 and 2022, non-trade amounts due from Shenzhen LFS of $781,903 and $1,971 were transferred to Shenzhen Feellife by the Group, respectively. For the year ended December 31, 2023, there was a total of advance collection of $1,473,875 by Shenzhen LFS on behalf of the Group for product sales of the Group, partially offset by advance payment of $616,568 by Shenzhen LFS on behalf of the Group for its miscellaneous expenses, as well as an additional advance collection of $117,813 by the Group on behalf of Shenzhen LFS for its product sales. For the year ended December 31, 2022, there was a total of advance collection of $695,415 by the Group on behalf of Shenzhen LFS for product sales of Shenzhen LFS, partially offset by a debt waiver of $689,544 granted by Shenzhen LFS to the Group without any contingent conditions.

          As of December 31, 2023 and 2022, trade amounts due to Shenzhen LFS of $559,269 and nil were transferred to Shenzhen Feellife by the Group, respectively. For the year ended December 31, 2023, the Group has a total amount of $559,269 inventory purchase from Shenzhen LFS. The Group has no inventory purchase transaction with Shenzhen LFS occurred for the year ended December 31, 2022.

(v)      As of December 31, 2023 and 2022, amounts due from Feel Life of $436,328 and amounts due to Feel Life of $532,978 were transferred to Shenzhen Feellife by the Group, respectively. For the year ended December 31, 2023, the Group has a total amount of $436,328 for daily funds advance payment by the Group for Feel Life’s business operation purpose. For the year ended December 31, 2022, the Group has a total amount of $532,978 for advance payment by Feel Life for the Group’s business operation purpose.

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.    Related parties’ transactions (cont.)

(c) Related parties’ transaction

	For the years ended December 31,
	2023	2022
Revenue generated from related parties
Shenzhen Feellife	$15,837	$1,143,885
	$15,837	$1,143,885
Sale of fixed assets to related parties
Shenzhen Feellife	$95,173	$16,360
	$95,173	$16,360
Purchase from related parties
Shenzhen Feellife	$2,380,350	$5,422,694
	$2,380,350	$5,422,694
Service expenses
Shenzhen Feellife(i)	$1,624,431	$883,037
	$1,624,431	$883,037
Rental expenses
Cpresso, LLC	$96,000	$96,000
	$96,000	$96,000

____________

(i)      On January 1, 2022, PAPA Health entered into a four-year business process outsourcing service agreement (“the Agreement”) with Shenzhen Feellife, pursuant to which Shenzhen Feellife was entitled to provide the business process outsourcing services including but not limited to product technology research and development, marketing, production management, etc. for PAPA Health’s business operation purpose. Pursuant to the Agreement, the service expense is calculated based on the actual salary, social security and other labor cost incurred by the staff arranged by Shenzhen Feellife and confirmed by PAPA Health, and the payment is settled quarterly by PAPA Health.

12.    Earnings per share

Basic and diluted earnings per share for the years presented were calculated as follows

	For the years ended December 31,
	2023	2022
Numerator:
Net profit attributable to the Company’s ordinary shareholders	$1,515,579	$686,660

Denominator:
Weighted average number of common stock outstanding used in calculating basic and diluted earnings per share	20,000,000	20,000,000

Basic and diluted earnings per share:	$0.08	$0.03

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    Income taxes

The Federal statutory income tax rate and State income tax rate to the Group are as follows:

	For the years ended December 31,
	2023	2022
Federal statutory income tax rate	21%	21%
State income tax rate	8.84%	8.84%

The following table presents the composition of income tax expenses for the years ended December 31, 2023 and 2022:

	For the years ended December 31,
	2023	2022
Current income tax expense	$759,284	$225,000
Deferred income tax expense	(94,878)	67,039
	$664,406	$292,039

The provision for income taxes for the years ended December 31, 2023 and 2022, was as follows:

	For the years ended December 31,
	2023	2022
Provision for income taxes:
Current
Federal	$534,488	$161,180
State	224,796	63,820
	759,284	225,000
Deferred
Federal	(66,771)	47,179
State	(28,107)	19,860
	(94,878)	67,039
Provision for income taxes:	$664,406	$292,039

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to loss before taxes for the years ended December 31, 2023 and 2022, was as follows:

	For the years ended December 31,
	2023	2022
Federal statutory tax	$457,797	$205,527
Non-taxable item adjustment	(12,394)	14,893
State taxes	192,711	86,517
Other	26,292	(14,898)
Provision for income taxes	$664,406	$292,039

PAPA MEDICAL Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    Income taxes (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at the enacted rates. The significant components of the Group’s deferred tax assets and liabilities at December 31, 2023 and 2022, were as follows:

	For the years ended December 31,
	2023	2022
Deferred tax assets:
Capitalized research and development	$148,689	$53,482
Operating leases	473,220	84,643
Provision for expected credit loss	35,124	22,541
Total deferred tax assets	657,033	160,666
Valuation allowance	—	—
Net deferred tax assets	$657,033	$160,666

Deferred tax liabilities:
Right-of-use assets	481,059	79,570
Total deferred tax liabilities	481,059	79,570
Deferred tax assets, net	175,974	81,096

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Group did not have any significant unrecognized uncertain tax positions.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended December 31, 2023 and 2022.

14.    Commitments and Contingencies

(a) Capital expenditure commitments

The Group has no capital expenditure commitment as of December 31, 2023.

(b) Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on the Group’s consolidated business, financial position, cash flows or results of operations taken as a whole. As of December 31, 2023, the Group is not a party to any material legal or administrative proceedings.

15.    Subsequent events

The Group has evaluated all subsequent events from the balance sheet date through the date of this report were issued and has determined there are no events required to be disclosed except the following:

On February 27, 2024, PAPA Health entered into a five-year workshop lease agreement with Monte Street Properties LLC, a third-party of the Group, pursuant to which PAPA Health was entitled to lease a workshop space for with a monthly rent of US$17,010 for the purpose of manufacturing of cannabis products.

From January 2024 to June 2024, the Group purchased production and electronic equipment of US$282,265 for the business operation purpose subsequently.

PAPA MEDICAL Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Notes	As of
		September 30, 2024	December 31, 2023
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents		$2,667,998	$4,119,608
Accounts receivable, net	4	227,338	357,639
Inventories	5	3,921,625	3,427,861
Amounts due from related parties	11	11,000	11,000
Deferred offering cost		783,040	365,973
Prepayments and other current assets, net	6	792,152	412,218
Total current assets		8,403,153	8,694,299

Non-current assets:
Property, plant and equipment, net	7	1,000,930	786,532
Right-of-use assets	8	2,072,771	1,612,129
Deferred tax assets		329,118	175,974
Other non-current assets	9	263,250	246,240
Total non-current assets		3,666,069	2,820,875
Total assets		$12,069,222	$11,515,174

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		$86,853	$138,548
Taxes payable		40,410	674,587
Amounts due to related parties	11	2,792,926	4,573,213
Operating lease liabilities, current	8	735,631	502,498
Advance from customers		3,389,919	1,842,704
Accrued expenses and other current liabilities	10	455,451	395,101
Total current liabilities		7,501,190	8,126,651

Non-current liabilities:
Operating lease liabilities, non-current	8	1,402,515	1,083,361
Total non-current liabilities		1,402,515	1,083,361
Total liabilities		$8,903,705	$9,210,012

Shareholders’ equity:
Class A Common stock ($0.0001 par value; 137,634,560 shares authorized; 7,634,560 shares issued and outstanding as of September 30, 2024 and December 31, 2023*		$763	$763
Class B Common stock ($0.0001 par value; 12,365,440 shares authorized; 12,365,440 shares issued and outstanding as of September 30, 2024 and December 31, 2023*		1,237	1,237
Subscription receivable*		—	(2,000)
Additional paid-in capital		579,544	769,544
Retained earnings		2,583,973	1,535,618
Total shareholders’ equity		3,165,517	2,305,162
Total liabilities and equity		$12,069,222	$11,515,174

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Notes	For the three months ended September 30,		For the nine months ended September 30,
		2024	2023	2024	2023
Revenues		$9,972,437	$6,749,650	$27,282,305	$15,605,622
Cost of revenues		(7,533,271)	(5,045,036)	(20,519,407)	(11,733,270)
Gross profit		2,439,166	1,704,614	6,762,898	3,872,352

Operating expenses:
Selling and marketing		(1,201,905)	(896,710)	(3,282,642)	(1,678,822)
General and administrative		(599,785)	(136,315)	(1,483,142)	(300,160)
Research and development		(195,790)	(102,617)	(511,155)	(261,459)
Total operating expenses		(1,997,480)	(1,135,642)	(5,276,939)	(2,240,441)

Operating income		441,686	568,972	1,485,959	1,631,911

Interest (expense)/income, net		(14,036)	1,690	30,346	(3,431)
Other loss, net		(7,235)	(17,390)	(111,763)	(22,310)
Income before income taxes		420,415	553,272	1,404,542	1,606,170
Income tax expense	13	(115,944)	(150,142)	(356,187)	(438,411)
Net income attributable to the Company’s shareholders		$304,471	$403,130	$1,048,355	$1,167,759

Earnings per share
Basic and diluted	12	0.02	0.02	0.05	0.06

Weighted average shares used in calculating net income per share*
Basic and diluted		20,000,000	20,000,000	20,000,000	20,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

	Class A common stock*		Class B common stock*		Subscription Receivable	Additional paid-in capital	Retained earnings	Total Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022 (Audited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$689,544	$20,039	$709,583
Net income	—	—	—	—	—	—	88,307	88,307
Balance as of March 31, 2023 (Unaudited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$689,544	$108,346	$797,890
Net income	—	—	—	—	—	—	676,322	676,322
Balance as of June 30, 2023 (Unaudited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$689,544	$784,668	$1,474,212
Net income	—	—	—	—	—	—	403,130	403,130
Balance as of September 30, 2023 (Unaudited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$689,544	$1,187,798	$1,877,342

Balance as of December 31, 2023 (Audited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$769,544	$1,535,618	$2,305,162
Net income	—	—	—	—	—	—	488,514	488,514
Balance as of March 31, 2024 (Unaudited)	7,634,560	$763	12,365,440	$1,237	$(2,000)	$769,544	$2,024,132	$2,793,676
Net income	—	—	—	—	—	—	255,370	255,370
Capital contribution	—	—	—	—	2,000	—	—	2,000
Acquisition of subsidiary	—	—	—	—	—	(190,000)	—	(190,000)
Balance as of June 30, 2024 (Unaudited)	7,634,560	$763	12,365,440	$1,237	—	$579,544	$2,279,502	$2,861,046
Net income	—	—	—	—	—	—	304,471	304,471
Balance as of September 30, 2024 (Unaudited)	7,634,560	$763	12,365,440	$1,237	—	$579,544	$2,583,973	$3,165,517

____________

*        The shares data is presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US dollars (“$”))

	For the nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$1,048,355	$1,167,759
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	137,472	59,271
Amortization of right-of-use assets	507,293	62,704
Loss on disposal of property and equipment	—	55,821
Impairment of inventories	97,467	58,172
Allowance for expected credit loss	2,204	—
Deferred income tax	(153,144)	(88,028)
Changes in operating assets and liabilities:
Accounts receivable, net	128,097	(305,465)
Inventories, net	(591,231)	(2,349,724)
Prepayments and other current assets, net	(379,934)	(252,024)
Accounts payable	(51,695)	275,978
Operating lease liabilities	(415,648)	9,296
Income taxes payable	(634,177)	253,820
Amounts due to related parties	(1,971,935)	3,382,491
Other non-current assets	(17,010)	—
Advance from customers	1,547,216	1,452,047
Accrued expenses and other current liabilities	60,349	110,265
Net cash (used in)/provided by operating activities	(686,321)	3,892,383

Cash flows from investing activities:
Purchase of property and equipment	(160,222)	(70,577)
Payment for the acquisition of subsidiary	(190,000)
Cash used in investing activities	(350,222)	(70,577)

Cash flows from financing activities:
Deferred offering cost	(417,067)	(145,000)
Capital contribution	2,000	—
Net cash used in financing activities	(415,067)	(145,000)

Net (decrease)/increase in cash and cash equivalents	(1,451,610)	3,676,806
Cash and cash equivalents, beginning of year	4,119,608	161,898
Cash and cash equivalents, end of year	$2,667,998	$3,838,704

Supplemental disclosure of cash flows information:
Income taxes paid	$1,146,049	$283,185
Supplemental disclosure of non-cash information:
Payment netting for purchase of property and equipment	$191,648	$183,048
Right-of-use assets obtained in exchange for new operating lease liabilities	967,935	—

The accompanying notes are an integral part of these consolidated financial statements.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

1.      Organizations and principal activities

(a) Nature of operations and principal activities

PAPA Medical Inc. (the ‘‘Company’’) was incorporated under the laws of the State of Delaware on January 11, 2024 with authorized share capital of US$15,000 divided into 150,000,000 shares of common stock of par value US$0.0001 each and 20,000,000 shares of common stock issued and outstanding. The Company conducts its primary operations through its wholly owned subsidiary, PAPA Health Inc. (“PAPA Health”, formerly known as “Cannapresso Health Inc.”) incorporated on January 31, 2018 in the State of California. The Company through its wholly owned subsidiary (collectively referred to hereinafter as the “Group”), is principally engaged in the research and development, design, commercialization, sales, marketing and distribution of branded e-cigarettes and cannabis E-vapors.

(b) Reorganization

In preparation for its initial public offering (“IPO”) in the United States, the following transaction was undertaken to reorganize the legal structure of PAPA Health. The Company was incorporated in connection with a group reorganization (the “Reorganization”) of PAPA Health.

On April 15, 2024, the Company acquired 10,000,000 shares of PAPA Health representing 100% of the equity interest with an aggregate purchase price of $190,000 from Shenzhen LFS Nebulizer Medical Co., Ltd (“Shenzhen LFS”), a related party directly controlled by Dr. Jian Hua, the principal shareholder of the Company. The Company has accounted for the Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control. As all the entities involved in the process of the Reorganization are under common ownership of the Company’s shareholders before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. Therefore, the accompanying condensed consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

Details of the subsidiaries of the Company are set out below.

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect ownership by the Company
PAPA Medical Inc. (the “Company”)	January 11, 2024	Delaware	Parent Company
Subsidiaries:
PAPA Health Inc. (“PAPA Health”)	January 31, 2018	California	100%
Cannapresso LAB Inc.	February 13, 2024	California	100%
DEUS LAB INC.	May 25, 2024	California	100%
IOTA LAB INC.	May 25, 2024	California	100%

Impact of the COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of the Group’s products live. The Group has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for their personnel, social distancing, and securing the

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

1.      Organizations and principal activities (cont.)

supply of materials that are essential to their production process. They continue to follow the various government policies and advice and, in parallel, they may take further actions that they determine are in the best interests of their employees, customers, and business relationships. Meanwhile, the Group continues to monitor the macroeconomic risk arising in part from the COVID-19 pandemic (including labor shortage, inflation and supply change shortages) and continues to carefully evaluate potential outcomes and work to mitigate risks. In terms of the Group’s liquidity, the Group has not experienced a material adverse impact of the COVID-19.

On May 5, 2023, the World Health Organization (“WHO”) declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent of the impact of COVID-19 on the Group’s future financial results will be dependent on future developments such as the length and severity of COVID-19, the potential resurgence of COVID-19 cases, future government actions in response to COVID-19 and the overall impact of COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.

2.      Summary of principal accounting policies

(a) Basis of presentation

The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Company’s consolidated financial statements as of December 31, 2023 and 2022.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for the years ended December 31, 2023 and 2022. The results of operations for the three and nine months ended September 30, 2024 and 2023 are not necessarily indicative of the results for the full years or any future periods.

(b) Emerging growth company

The Group is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Group has elected not to

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Group, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Group’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(c) Principles of consolidation

The financial statements presented herein represent the condensed consolidated financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(d) Use of estimates

The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group continually evaluates its estimates, including, but not limited to, those related to the allowance for expected credit loss for uncollectible accounts receivable and other receivable, recoverability and useful lives of long-lived assets, and valuation allowance for deferred tax assets. The Group bases its estimates on historical experience and on various other assumptions that it believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to the Group’s reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

(e) Fair value of financial instruments

The Company and its wholly owned subsidiaries adopted the guidance of ASC 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•        Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•        Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments. The Group did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

(f) Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g) Accounts receivable, net

Accounts receivables include trade accounts due from customers. The Group maintains an allowance for credit losses which reflects its best estimate of amounts that potentially will not be collected. The Group determines the allowance for credit losses taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Group to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. The Group adopted this guidance effective January 1, 2022. The Group makes specific expected credit loss provisions based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections and future economic conditions (extend data and macroeconomic factors). Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable. As of September 30, 2024 and December 31, 2023, the Group had a allowance for expected credit loss of US$118,410 and US$116,206, respectively.

(h) Inventories

Inventories of the Group consist of raw materials, finished goods, goods in transit and work in progress. Inventories are stated at the lower of cost or net realizable value on a weighted average basis. Inventory costs include expenses that are directly or indirectly incurred in the purchase, including shipping and handling costs charged to the Group by suppliers, and production of manufactured product for sale, such as include the cost of materials and supplies used in production, direct labor costs and allocated overhead costs such as depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. The Group assesses the valuation of inventory and periodically writes down and writes off the value for estimated excess and obsolete inventory based upon the product life cycle.

(i) Property, plant and equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation and impairment losses. Gains and losses on disposal of property, plant and equipment are included in other income, net. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets as follows:

Category	Estimated useful lives
Leasehold improvements	Over the shorter of the lease term or the estimated useful lives
Machinery and equipment	10 years
Office furniture	10 years
Electronic equipment	3 – 5 years

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

(j) Deferred offering costs

In accordance with ASC 340-10-S99-1 and SEC Accounting Bulletin Topic 5A, specific incremental costs incurred by the Group directly attributable to a proposed initial public offering have been deferred and will be charged against the gross proceeds of the offering. These offering costs include fees paid to underwriters, attorney, financial consultants as well as printers and other third parties directly related to the offering. Costs such as management salaries or other general administrative expenses that are not incremental to the offering are not included in the deferred costs. If the proposed initial public offering is no longer probable of occurring, the deferred costs will be expensed at that time. The balance of deferred offering costs recognized as at the period ended September 30, 2024 and the year ended December 31, 2023 were US$783,040 and US$365,973, respectively.

(k) Leases

On January 1, 2022, the Group adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840. The Group elected to apply practical expedients permitted under the transition method that allow them to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. The Group used modified retrospective method. On January 1, 2022, the Group recognized approximately US$346,437 of right-of-use assets and approximately US$322,437 of operating lease liabilities upon the adoption of ASC 842.

Under the new lease standard, the Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group consider only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of September 30, 2024 and December 31, 2023.

(l) Impairment of long-lived assets

The Group evaluates its long-lived assets, including property, plant and equipment and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group recognizes an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. As of September 30, 2024 and December 31, 2023, there was no impairment of long-lived assets.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

(m) Revenue recognition

Under ASC606, Revenue from Contracts with Customers, the Group recognizes revenue when a customer obtains control of promised goods or services and recognizes in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

The Group recognized revenue according to the following 5-step revenue recognition criteria based on ASC 606: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price; 5) recognize revenue when or as the entity satisfies a performance obligation. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all of the revenue streams, and (2) the presentation of revenue as gross versus net.

The Group generates revenues primarily from sales of branded Consuming E-vapors and cannabis E-vapors. In addition, the Group also generates other revenues from sales of e-liquid materials to customers. The following table presents the Group’s revenues disaggregated by revenue sources for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,				For the nine months ended September 30,
	2024		2023		2024		2023
	US$	%	US$	%	US$	%	US$	%
	(Unaudited)
Revenues
Cannabis E-vapors	8,549,486	85.7	5,263,583	78.0	22,906,860	84.0	12,421,389	80.0
Consuming E-vapors	564,076	5.7	804,530	11.9	1,820,170	6.7	1,989,525	12.6
Medical nebulizers	441,214	4.4	488,538	7.2	1,576,386	5.8	812,374	5.2
Third-party sales of raw materials	21,745	0.2	9,321	0.2	46,963	0.1	68,772	0.4
Related party sales of raw materials	—	—	—	—	7,566	0.1	15,297	0.1
Online candy sales	296,516	3.0	158,447	2.3	771,899	2.8	251,123	1.5
Others	99,400	1.0	25,231	0.4	152,461	0.5	47,142	0.2
Total revenues	9,972,437	100.0	6,749,650	100.0	27,282,305	100.0	15,605,622	100.0

The Group recognizes revenues at a point in time when control of the products is transferred to the customers, generally occurs upon delivery according to the terms of the underlying contracts. The Group’s standalone selling prices are based on the prices charged to customers for the single performance obligation which is transfer of control of products upon delivery to the customers. The Group’s general terms and conditions for its contracts contain a right of return that allows the customer to return products and receive a credit if there are any product quality issued. Given minimal customer returns historically, the Group did not reserve for sales returns as of September 30, 2024 and December 31, 2023.

For the Group’s candy online sales, the Group determines the end customers of e-commence platform (as opposed to platform) are our customers according to ASC 606-10-55-39. The Group takes control of the products and is responsible for selling and fulfilling all obligations according to its sales contracts with end customers, including delivering products and providing customer support after sales. The revenue for candy online sales is recognized on

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

a gross basis as the Group is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified candy products to the end customers. According to the sales contracts with end customers, the customer does not have the right to return products without any quality issue after receipt of goods.

The following table presents the Group’s revenues disaggregated by area for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,				For the nine months ended September 30,
	2024		2023		2024		2023
	US$	%	US$	%	US$	%	US$	%
	(Unaudited)
Revenues
North America	9,253,394	92.8	5,493,797	81.4	24,586,833	90.1	12,693,941	81.3
Europe	682,545	6.8	921,561	13.7	2,297,987	8.4	1,649,398	10.6
UAE	34,650	0.3	330,060	4.8	378,786	1.4	1,106,196	7.1
Others	1,848	0.1	4,232	0.1	18,699	0.1	156,087	1.0
Total revenues	9,972,437	100.0	6,749,650	100.0	27,282,305	100.0	15,605,622	100.0

Contract Balances

Contract assets represent the Group’s right to consideration in exchange for products that the Group has transferred to customers. The Group has no contract assets as of September 30, 2024 and December 31, 2023.

Generally, the Group collects the considerations in advance. The contract liabilities primarily are related to unsatisfied performance obligations when payment has been received from customers before satisfying the corresponding performance obligation. The contract liabilities are recorded as “advance from customers” on the consolidated balance sheets. As of September 30, 2024 and December 31, 2023, the balance of contract liabilities is US$3,389,919 and US$1,842,704, respectively. Approximately 94.8% of the balance as of December 31, 2023 has been recognized as revenue as of the date of this report. The Group expects to recognize the balance as of September 30, 2024 as revenue within the next 12 months.

(n) Cost of revenues

Cost of revenues includes the manufacturing cost of Consuming E-vapors and cannabis E-vapors, which primarily consists of direct material costs, salaries and benefits for staff engaged in production activities and related expenses which are directly attributable to the production of products.

(o) Sales and marketing expenses

Sales and marketing expenses consist primarily of (i) compensation to selling personnel, including the salaries, performance-based bonus, and other benefits; (ii) service fee related to the sales and marketing function; (iii) advertising, marketing and brand promotion expenses; and (iv) other expenses in relation to the selling and marketing activities.

(p) General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to research and development activities, such as depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

(q) Research and development expenses

Research and development expenses consist primarily of personnel-related costs directly associated with research and development organization. The Group’s research and development expenses are related to enhancing and developing E-vapors technology for its existing products and new product development. The Group expenses research and development costs as incurred.

(r) Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Group’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the financial and operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

(s) Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Group consider positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

Uncertain tax positions

The Group applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs.

(t) Segment Reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the United States, no geographical segments are presented.

(u) Earnings per share

Basic earnings per share is calculated by dividing net income by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. When inclusion of additional common share equivalents increases the earnings per share or reduces the loss per share, the effect on earnings per share is anti-dilutive, and the diluted net earnings or net loss per share is computed excluding these common share equivalents.

(v) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

(w) Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This ASU is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, excluding entities eligible to be smaller reporting companies as defined by the SEC. For all other entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is an emerging-growth company and has elected to adopt the new standard as of the effective date applicable. The adoption of the new guidance did not have a significant impact on the Group’s consolidated financial statements.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

2.      Summary of principal accounting policies (cont.)

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, allowing financial statement users to better understand the components of a segment’s profit or loss to assess potential future cash flows for each reportable segment and the entity as a whole. The amendments expand a public entity’s segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), clarifying when an entity may report one or more additional measures to assess segment performance, requiring enhanced interim disclosures, providing new disclosure requirements for entities with a single reportable segment, and requiring other new disclosures. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires public business entities to disclose additional information with respect to the reconciliation of the effective tax rate to the statutory rate. Additionally, public business entities will need to disaggregate federal, state and foreign taxes paid in their financial statements. ASU 2023-09 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024. The Group is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

3.      Concentration of risks

(a) Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivables.

As of September 30, 2024 and December 31, 2023, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in United States, which management believes are of high credit quality. Should any bank holding cash become insolvent, or if the Group is otherwise unable to withdraw funds, the Group would lose the cash with that bank; however, the Group has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In United States, a depositor has up to U$500,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). As of September 30, 2024 and December 31, 2023, US$2,668,749 and US$4,109,713 of the Group’s cash and cash equivalents held by financial institutions were uninsured, respectively.

For the credit risk related to accounts receivable, the Group performs ongoing credit evaluations of its customers. The Group establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific customers and other information.

(b) Concentration of customers and suppliers

Major Customers

There were both two customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the three months ended September 30, 2024 and 2023, respectively. The total sales to these customers accounted for approximately 59.6% and 46.2% of total revenues for the three months ended September 30, 2024 and 2023, respectively.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

3.      Concentration of risks (cont.)

There were both two customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the nine months ended September 30, 2024 and 2023, respectively. The total sales to these customers accounted for approximately 56.9% and 50.8% of total revenues for the nine months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, two customers accounted for approximately 26.2% of the Group’s accounts receivable. As of December 31, 2023, there is no customers accounted for more than 10% of the Group’s accounts receivable.

Major Suppliers

There were both four suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the three months ended September 30, 2024 and 2023, respectively. The total purchase from these suppliers accounted for approximately 56.6% and 59.0% of the Group’s total purchase for the three months ended September 30, 2024 and 2023, respectively.

There were both three suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the nine months ended September 30, 2024 and 2023, respectively. The total purchase from these suppliers accounted for approximately 45.8% and 56.8% of the Group’s total purchase for the nine months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, two third-party suppliers accounted for approximately 83.3% of the Group’s accounts payable. As of December 31, 2023, two third-party suppliers accounted for approximately 94.1% of the Group’s accounts payable.

There was one operating service supplier, a related party of the Group, providing selling service and E-vapors technology service to the Group, individually represented 36.7% and 30.9% of the total selling and marketing expenses and 46.6% and 60.6% of the total research and development expenses of the Group for the three months ended September 30, 2024 and 2023, respectively. This service supplier individually represented 30.9% and 37.4% of the total selling and marketing expenses and 51.9% and 58.7% of the total research and development expenses of the Group for the nine months ended September 30, 2024 and 2023, respectively.

4.      Accounts receivable, net

Accounts receivable and the allowance for credit losses consist of the following:

	As of
	September 30, 2024	December 31, 2023
	(Unaudited)
Accounts receivable	$345,748	$473,845
Less: allowance for credit losses	(118,410)	(116,206)
	$227,338	$357,639

As of September 30, 2024 and December 31, 2023, all accounts receivable were due from third-party customers. The Group recognized allowance for credit losses of US$2,204 and nil for the three and nine months ended September 30, 2024 and 2023, respectively.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

5.      Inventories

Inventories, consist of the following:

	As of
	September 30, 2024	December 31, 2023
	(Unaudited)
Raw materials	$1,436,494	$1,497,547
Goods in transit	184,586	34,081
Work in progress	7,398	65,634
Finished goods	2,720,679	2,160,664
	4,349,157	3,757,926
Less: provision for net realizable value allowance	(427,532)	(330,065)
	$3,921,625	$3,427,861

The Group recognized impairment allowance of inventories of nil and US$58,172 as general and administrative expenses for the three months ended September 30, 2024 and 2023, respectively.

The Group recognized impairment allowance of inventories of US$97,467 and US$58,172 as general and administrative expenses for the nine months ended September 30, 2024 and 2023, respectively.

6.      Prepayments and other current assets, net

Prepayments and other current assets, net consisted of the following:

	As of,
	September 30, 2024	December 31, 2023
	(Unaudited)
Advance to suppliers	$749,718	$412,218
Rental advance payment	40,000	—
Staff advances	1,825	1,500
VAT	2,109	—
Less: allowance for expected credit losses	(1,500)	(1,500)
	$792,152	$412,218

7.      Property, plant and equipment, net

Property, plant and equipment consists of the following:

	As of,
	September 30, 2024	December 31, 2023
	(Unaudited)
Production equipment	$1,015,121	$833,675
Electronic equipment	66,006	20,468
Office furniture	75,252	21,500
Motor vehicles	23,892	—
Leasehold improvement	172,969	125,727
	1,353,240	1,001,370
Less: accumulated depreciation	(352,310)	(214,838)
Property, plant and equipment, net	$1,000,930	$786,532

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

7.      Property, plant and equipment, net (cont.)

For the three months ended September 30, 2024, the Group recorded depreciation expenses of US$51,219, which were recorded of US$42,957 as cost of revenues and US$8,262 as general and administrative expenses, respectively. For the three months ended September 30, 2023, the Group recorded depreciation expenses of US$20,501, which were recorded of US$20,375 as cost of revenues and US$126 as general and administrative expenses, respectively.

For the nine months ended September 30, 2024, the Group recorded depreciation expenses of US$137,472, which were recorded of US$119,677 as cost of revenues and US$17,795 as general and administrative expenses, respectively. For the nine months ended September 30, 2023, the Group recorded depreciation expenses of US$59,271, which were recorded of US$58,894 as cost of revenues and US$377 as general and administrative expenses, respectively.

8.      Lease

The Group lease office and warehouse space from third parties and a workshop from Cpresso, LLC, a related party of the Group. The Group does not have any finance lease for the three and nine months ended September 30, 2024 and 2023. Operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Group’s right to use the leased asset for the lease term, and lease liabilities represent the obligation to make lease payments.

For the three months ended September 30, 2024 and 2023, the Group incurred operating lease expense of US$207,505 and US$24,000, respectively. For the nine months ended September 30, 2024 and 2023, the Group incurred operating lease expense of US$584,372 and US$72,000, respectively. The operating lease expenses were charged to cost of sales and general and administrative expenses.

A summary of supplemental information related to operating leases as of September 30, 2024 and December 31, 2023 is as follows:

	As of
	September 30, 2024	December 31, 2023
	(Unaudited)
Right-of-use assets	$2,072,771	$1,612,129
Operating lease liabilities, current	$(735,631)	$(502,498)
Operating lease liabilities, non-current	$(1,402,515)	$(1,083,361)
Weighted average remaining lease terms	3.2 years	2.9 years
Weighted average discount rate	5.23%	4.65%

The future lease payments as of September 30, 2024 were as follows:

As of September 30, 2024
(Unaudited)
FY2024 (remaining three months)	$195,405
FY2025	812,467
FY2026	766,108
FY2027	245,005
FY2028	251,664
FY2029	42,130
Total lease payment	2,312,779
less: imputed interest	(174,633)
Total lease liabilities	$2,138,146

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

9.      Other non-current assets

The Group’s other non-current assets comprised of the following:

	As of
	September 30, 2024	December 31, 2023
	(Unaudited)
Rental deposit	$263,250	$246,240

On November 13, 2023, PAPA Health entered into a three-year warehouse lease agreement with The Mugica Descendants Trust, a third-party of the Group, pursuant to which PAPA Health was entitled to lease a warehouse space with a rental deposit of US$246,240 for business operation purpose. On March 6, 2024, PAPA Health entered into a five-year warehouse lease agreement with Monte Street Properties LLC, a third-party of the Group, pursuant to which PAPA Health was entitled to lease a warehouse space with a rental deposit of US$17,010 for business operation purpose. This operating lease has been resulted in ROU assets and lease liabilities which was disclosed in Note 8 Lease.

10.    Accrued expenses and other current liabilities

The Group’s accrued expenses and other current liabilities comprised of the following:

	As of
	September 30, 2024	December 31, 2023
Payroll payable	116,346	105,649
Payable to professionals	50,000	253,250
Freight payable	207,972	1,889
VAT	55,495	34,313
Others	25,638	—
	$455,451	$395,101

11.    Related parties’ transactions

The Group had the following balances with related parties consisted of the following:

Names of the related parties	Relationship with the Company
Shenzhen Fanhuo Life Science Co., Ltd (“Shenzhen Feellife”)	Affiliate directly controlled by Principal shareholder of the Company
Shenzhen LFS Nebulizer Medical Co., Ltd. (“Shenzhen LFS”)	Affiliate directly controlled by Principal shareholder of the Company
Feel Life Co., Ltd (“Feel Life”)	Affiliate controlled by Shenzhen LFS
Cpresso, LLC (“Cpresso”)	Controlled by Shenzhen LFS
FGP Group Inc. (“FGP”)	Controlled by Shenzhen LFS
Vplus Health Inc. (“Vplus”)	Controlled by Shenzhen LFS
Hooloo Lab Inc. (“Hooloo”)	Controlled by CEO of the Group
Fl Globe Ltd (“Fl Globe”)	Controlled by CEO of the Group
Joincare Healthcare Technology Ltd(“Joincare”)	Controlled by Fl Medical

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

11.    Related parties’ transactions (cont.)

(a) Amounts due from a related party

	As of
	September 30, 2024	December 31, 2023
Cpresso, LLC(i)	$11,000	$11,000

____________

(i)      Amounts due from Cpresso, LLC was rental deposit.

(b) Amounts due to related parties

	As of
	September 30, 2024	December 31, 2023
Shenzhen Feellife*	$2,792,926	$4,573,213

____________

*        As of September 30, 2024 and December 31, 2023, amounts due to Shenzhen Feellife included payables for the purchase of consumable E-vapors, packaging materials, and mould equipment from Shenzhen Feellife. Additionally, the Group transferred net amounts due from nine related parties, namely FGP, Cpresso, Vplus, Shenzhen LFS, Feel Life and Hooloo, Fl Medical, Fl Globe, Joincare, totaling $554,682 for the nine months ended September 30, 2024 and $548,009 in FY2023 to Shenzhen Feellife based on the Debit Waiver Agreement dated on April 1, 2024, respectively:

(i)     As of September 30, 2024 and December 31, 2023, amounts due from FGP of $1,150 and $1,250 were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between FGP and the Group for the nine months ended September 30, 2024 and 2023.

(ii)     As of September 30, 2024 and December 31, 2023, amounts due from Cpresso of $10,279 and amounts due to Cpresso of $51,928, respectively, were transferred from Cpresso to Shenzhen Feellife by the Group. There was no material transaction occurred between Cpresso and the Group for the nine months ended September 30, 2024 and 2023.

(iii)    As of September 30, 2024 and December 31, 2023, amounts due form Vplus of $8,291 and amounts due to Vplus of $60,275 were transferred from Vplus to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Cpresso and the Group for the nine months ended September 30, 2024. For the nine months ended September 30, 2023, there was a total of funds transfer in of $335,000 by Vplus for the Group’s business operation purpose, partially offset by the advance collection $278,859 by Vplus on behalf of the Group for product sales of the Group.

(iv)    As of September 30, 2024 and December 31, 2023, non-trade amounts due from Shenzhen LFS of $1,075,060 and $781,903 were transferred to Shenzhen Feellife by the Group, respectively. For the nine months ended September 30, 2024, there was a total of advance collection of $1,096,354 by Shenzhen LFS on behalf of the Group for product sales of the Group. For the nine months ended September 30, 2023, there was a total of advance collection of $1,166,294 by Shenzhen LFS on behalf of the Group for product sales of the Group, partially offset by advance payment of $612,449 by Shenzhen LFS on behalf of the Group for its miscellaneous expenses, as well as advance collection of $117,813 by the Group on behalf of Shenzhen LFS for its product sales.

          As of September 30, 2024 and December 31, 2023, trade amounts due to Shenzhen LFS of $578,898 and $559,269 were transferred to Shenzhen Feellife by the Group, respectively. For the nine months ended September 30, 2024 and 2023, the Group has a total amount of $578,898 and $307,394 inventory purchase from Shenzhen LFS.

(v)      As of September 30, 2024 and December 31, 2023, amounts due from Feel Life of $14,000 and $436,328 were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Feel Life and the Group for the nine months ended September 30, 2024 and 2023.

(vi)    As of September 30, 2024 and December 31, 2023, amounts due from Hooloo of $21,950 and nil were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Hooloo and the Group for the nine months ended September 30, 2024 and 2023.

(vii)   As of September 30, 2024 and December 31, 2023, amounts due from Fl Medical of $950 and nil were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Fl Medical and the Group for the nine months ended September 30, 2024 and 2023.

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

11.    Related parties’ transactions (cont.)

(viii)  As of September 30, 2024 and December 31, 2023, amounts due from Fl Globe of $950 and nil were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Fl Globe and the Group for the nine months ended September 30, 2024 and 2023.

(ix)    As of September 30, 2024 and December 31, 2023, amounts due from Joincare of $950 and nil were transferred to Shenzhen Feellife by the Group, respectively. There was no material transaction occurred between Joincare and the Group for the nine months ended September 30, 2024 and 2023.

(c) Related parties’ transaction

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenue generated from related parties
Shenzhen Feellife	$—	$—	$7,566	$15,297

Sale of fixed assets to related parties
Shenzhen Feellife	$—	$93,173	$—	$95,173

Purchase from related parties
Shenzhen Feellife	$456,756	$781,680	$1,833,502	$1,376,794

Service expenses
Shenzhen Feellife(i)	$617,803	$400,866	$1,526,746	$936,003

Rental expenses
Cpresso, LLC	$24,000	$24,000	$72,000	$72,000

____________

(i)      On January 1, 2022, PAPA Health entered into a four-year business process outsourcing service agreement (“the Agreement”) with Shenzhen Feellife, pursuant to which Shenzhen Feellife was entitled to provide the business process outsourcing services including but not limited to product technology research and development, marketing, production management, etc. for PAPA Health’s business operation purpose. Pursuant to the Agreement, the service expense is calculated based on the actual salary, social security and other labor cost incurred by the staff arranged by Shenzhen Feellife and confirmed by PAPA Health, and the payment is settled quarterly by PAPA Health.

12.    Earnings per share

Basic and diluted earnings per share for the years presented were calculated as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Numerator:
Net profit attributable to the Company’s ordinary shareholders	$304,471	$403,130	$1,048,355	$1,167,759

Denominator:
Weighted average number of common stock outstanding used in calculating basic and diluted earnings per share	20,000,000	20,000,000	20,000,000	20,000,000

Basic and diluted earnings per share:	$0.02	$0.02	$0.05	$0.06

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

13.    Income taxes

The Federal statutory income tax rate and State income tax rate to the Group are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Federal statutory income tax rate	21%	21%	21%	21%
State income tax rate	8.84%	8.84%	8.84%	8.84%
	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Current income tax expense	$160,610	$183,859	$509,332	$526,440
Deferred income tax expense	(44,666)	(33,717)	(153,145)	(88,029)
	$115,944	$150,142	$356,187	$438,411

The provision for income taxes for the three and nine months ended September 30, 2024 and 2023, was as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Provision for income taxes:
Current
Federal	$123,161	$134,854	$384,534	$384,283
State	37,449	49,005	124,798	142,157

Deferred
Federal	(31,434)	(23,728)	(107,777)	(61,950)
State	(13,232)	(9,989)	(45,368)	(26,079)
Provision for income taxes:	$115,944	$150,142	$356,187	$438,411

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to loss before taxes for the three and nine months ended September 30, 2024 and 2023, was as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Federal statutory tax	$88,287	$116,187	$294,954	$337,296
Non-taxable item adjustment	(18,980)	(705)	(63,596)	(26,371)
State taxes	37,165	48,909	124,162	141,985
Other	9,472	(14,249)	667	(14,499)
Income tax expense	$115,944	$150,142	$356,187	$438,411

PAPA MEDICAL Inc.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Amounts expressed in US dollars (“$”) except for numbers of shares and par value)

13.    Income taxes (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at the enacted rates. The significant components of the Group’s deferred tax assets and liabilities as of September 30, 2024 and December 31, 2023, were as follows:

	As of
	September 30, 2024	December 31, 2023
Deferred tax assets:
Capitalized research and development	$273,829	$148,689
Operating leases	638,023	473,220
Provision for expected credit loss	35,781	35,124
Total deferred tax assets	947,633	657,033
Valuation allowance	—	—
Net deferred tax assets	$947,633	$657,033

Deferred tax liabilities:
Right-of-use assets	618,515	481,059
Total deferred tax liabilities	618,515	481,059
Deferred tax assets, net	329,118	175,974

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and December 31, 2023, the Group did not have any significant unrecognized uncertain tax positions.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023.

14.    Commitments and Contingencies

(a) Capital expenditure commitments

The Group has no capital expenditure commitment as of September 30, 2024.

(b) Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on the Group’s consolidated business, financial position, cash flows or results of operations taken as a whole. As of June 30, 2024, the Group is not a party to any material legal or administrative proceedings.

15.    Subsequent events

The Group evaluated all events that occurred up to the date of this report and determined that no events that would have required adjustment or disclosure in the condensed consolidated financial statements.

PART II

Information Not Required In Prospectus

ITEM 13.  Other expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the offer and sale of the common stock by us. With the exception of the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority filing fee, the amounts set forth below all amounts are estimates.

SEC registration fee	US$	[ ]
Nasdaq listing fee		[ ]
Financial Industry Regulatory Authority filing fee		[ ]
Fees of transfer agent		[ ]
Printing and engraving expenses		[ ]
Legal fees and expenses		[ ]
Accounting fees and expenses		[ ]
Miscellaneous		[ ]
Total	US$	[ ]

ITEM 14.  Indemnification of Directors and Officers.

The Company’s certificate of incorporation provides that to the fullest extent permitted by the Delaware statutory or decision law as it presently exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this provision of the certificate of incorporation shall have any adverse effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

The Company’s certificate of incorporation further provides that, to the fullest extent permitted by the Delaware statutory or decisional law as it presently exists or may hereafter be amended, the Company may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director at the request of the Company or any predecessor to the Company. No amendment to, or modification or repeal of, this provision of the certificate of incorporation shall adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to such amendment, modification, or repeal.

Section 145 of the Delaware General Corporation Law gives the Company broad authority to indemnify our officers and directors. under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities.

In connection with the Company’s organization, the Company issued 20,000,000 shares of common stock to seven stockholders. Subsequently, 100% of the equity of PAPA HEALTH INC., a California corporation, which was a wholly owned subsidiary of Shenzhen LFS immediately prior to such transfer, was transferred to the Company on April 15, 2024. On September 23, 2024, the Company effectuated a recapitalization by (i) designating and reclassifying its authorized 150,000,000 shares of common stock into 137,634,560 shares of Class A Common Stock and 12,365,440 shares of Class B Common Stock, and (ii) creating a new class of stock designated Preferred Stock, par value $0.0001 per share, consisting of 10,000,000 authorized shares. In connection with the recapitalization, the Company consummated a share exchange (“Share Exchange”) with each of the seven original stockholders, pursuant to which one (1) of such stockholders transferred, delivered and surrendered to the Company its shares of common stock in exchange for 12,365,440 shares of Class B Common Stock, and the other six (6) stockholders transferred, delivered and surrendered to the Company their respective shares of common stock in exchange for a total of 7,634,560 shares of Class A Common Stock. Assuming the accuracy of the representations of the parties to such transfer and subject to the filings pursuant to applicable securities laws, the issuance by the Company of the 20,000,000 shares of common stock and the issuance of 12,365,440 shares of Class B Common Stock and 7,634,560 shares of Class A Common Stock as a result of the Share Exchange were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)     Exhibits

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Exhibit Index

Exhibit Number	Description of Document
1.1*	Form of underwriting agreement
3.1	Certificate of Incorporation
3.2	Bylaws
4.1	Form of Class A Common Stock certificate
5.1*	Opinion of Sidley Austin as to the legality of the securities being registered
10.1	Form of Officer Employment Agreement
10.2	Employment agreement dated January 11, 2024, between the Company and Jian Hua
10.3	Employment agreement dated May 17, 2024, between the Company and Hua Yao
10.4	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.5	Independent director service agreement with Joel A. Gallo
10.6	Independent director service agreement with Douglas B. Noyes
10.7	Independent director service agreement with James Jiayuan Tong
10.8	Business Process Outsourcing Service Agreement between the Company and Feellife Health Inc.
21.1	Subsidiaries of the Company
23.1	Consent of OneStop Assurance PAC, Independent Registered Public Accounting Firm
23.2*	Consent of Sidley Austin (included as part of Exhibit 5.1 hereto)
23.3	Consent of Joel A. Gallo
23.4	Consent of Douglas B. Noyes
23.5	Consent of James Jiayuan Tong
23.6	Consent of Frost & Sullivan Limited
23.7	Consent of DeHeng Law Offices (Shenzhen)
24.1*	Power of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant
107	Filing Fee Table

____________

*        To be filed by amendment

+        Previously filed

signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Industry, California, on November 22, 2024.

Papa Medical Inc.
By:	/s/ Jian Hua
Name:	Jian Hua
Title:	Chief Executive Officer and Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jian Hua and Hua Yao as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jian Hua	CEO and Director	November 22, 2024
Name: Jian Hua	(principal executive officer)
/s/ Hua Yao	CFO	November 22, 2024
Name: Hua Yao	(principal financial and accounting officer)
/s/ Lina Song	Director	November 22, 2024
Name: Lina Song
/s/ Fei Xu	Director	November 22, 2024
Name: Fei Xu